CREDIT AGREEMENT
                          Dated as of January 19, 1995

                                      among


                                   NEWCO, INC.


                       THE INSTITUTIONS FROM TIME TO TIME
                             PARTY HERETO AS LENDERS

                                       and

                       THE FIRST NATIONAL BANK OF CHICAGO,
                                    as Agent

                                TABLE OF CONTENTS

   ARTICLE I:  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . .    1
        1.1  Certain Defined Terms.  . . . . . . . . . . . . . . . . . .    1
        1.2  References  . . . . . . . . . . . . . . . . . . . . . . . .   25
        1.3  Supplemental Disclosure . . . . . . . . . . . . . . . . . .   25

   ARTICLE II:  THE CREDITS  . . . . . . . . . . . . . . . . . . . . . .   25
        2.1  Term Loans  . . . . . . . . . . . . . . . . . . . . . . . .   25
        2.2  Revolving Loans . . . . . . . . . . . . . . . . . . . . . .   26
        2.3  Ratable Loans . . . . . . . . . . . . . . . . . . . . . . .   27
        2.4  Rate Options for all Advances . . . . . . . . . . . . . . .   27
        2.5  Optional Payments; Mandatory Prepayments  . . . . . . . . .   27
             (A)  Optional Payments  . . . . . . . . . . . . . . . . . .   27
             (B)  Mandatory Prepayments  . . . . . . . . . . . . . . . .   27
        2.6  Reduction of Commitments  . . . . . . . . . . . . . . . . .   29
        2.7  Method of Borrowing . . . . . . . . . . . . . . . . . . . .   29
        2.8  Method of Selecting Types and Interest Periods for
             Advances  . . . . . . . . . . . . . . . . . . . . . . . . .   29
        2.9  Minimum Amount of Each Advance  . . . . . . . . . . . . . .   29
        2.10 Method of Selecting Types and Interest Periods for
             Conversion and Continuation of Advances . . . . . . . . . .   30
             (A)  Right to Convert . . . . . . . . . . . . . . . . . . .   30
             (B)  Automatic Conversion and Continuation  . . . . . . . .   30
             (C)  No Conversion Post-Default or Post-Unmatured Default .   30
             (D)  Conversion/Continuation Notice . . . . . . . . . . . .   30
        2.11 Default Rate  . . . . . . . . . . . . . . . . . . . . . . .   30
        2.12 Collections Account Arrangements  . . . . . . . . . . . . .   30
        2.13 Method of Payment   . . . . . . . . . . . . . . . . . . . .   31
        2.14 Notes, Telephonic Notices   . . . . . . . . . . . . . . . .   31
        2.15 Promise to Pay; Interest and Fees; Interest Payment Dates; Interest and Fee Basis; Taxes; Loan and Control Accounts . 31
             (A)  Promise to Pay . . . . . . . . . . . . . . . . . . . .   31
             (B)  Interest Payment Dates . . . . . . . . . . . . . . . .   31
             (C)  Fees . . . . . . . . . . . . . . . . . . . . . . . . .   32
             (D)  Interest and Fee Basis . . . . . . . . . . . . . . . .   32
             (E)  Taxes  . . . . . . . . . . . . . . . . . . . . . . . .   32
             (F)  Loan Account . . . . . . . . . . . . . . . . . . . . .   35
             (G)  Control Account  . . . . . . . . . . . . . . . . . . .   35
             (H)  Entries Binding  . . . . . . . . . . . . . . . . . . .   35
        2.16 Notification of Advances, Interest Rates, Prepayments and
             Aggregate Revolving Loan Commitment Reductions  . . . . . .   35
        2.17 Lending Installations   . . . . . . . . . . . . . . . . . .   35
        2.18 Non-Receipt of Funds by the Agent   . . . . . . . . . . . .   36
        2.19 Termination Date  . . . . . . . . . . . . . . . . . . . . .   36
        2.20 Replacement of Certain Lenders  . . . . . . . . . . . . . .   36
        2.21 Letter of Credit Facility   . . . . . . . . . . . . . . . .   37
        2.22 Letter of Credit Reimbursement Obligations  . . . . . . . .   37
        2.23 Letter of Credit Participation  . . . . . . . . . . . . . .   38
        2.24 Cash Collateral   . . . . . . . . . . . . . . . . . . . . .   38
        2.25 Letter of Credit Fees   . . . . . . . . . . . . . . . . . .   39
        2.26 Indemnification; Exoneration  . . . . . . . . . . . . . . .   39

   ARTICLE III:  CHANGE IN CIRCUMSTANCES . . . . . . . . . . . . . . . .   40
        3.1  Yield Protection  . . . . . . . . . . . . . . . . . . . . .   40
        3.2  Changes in Capital Adequacy Regulations . . . . . . . . . .   41
        3.3  Availability of Types of Advances . . . . . . . . . . . . .   42
        3.4  Funding Indemnification . . . . . . . . . . . . . . . . . .   42
        3.5  Lender Statements; Survival of Indemnity  . . . . . . . . .   42

   ARTICLE IV:  CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . .   43
        4.1  Initial Advances and Letters of Credit  . . . . . . . . . .   43
        4.2  Each Advance and Letter of Credit . . . . . . . . . . . . .   44

   ARTICLE V:  REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . .   44
        5.1  Organization; Corporate Powers  . . . . . . . . . . . . . .   44
        5.2  Authority . . . . . . . . . . . . . . . . . . . . . . . . .   45
        5.3  No Conflict; Governmental Consents  . . . . . . . . . . . .   45
        5.4  Financial Statements  . . . . . . . . . . . . . . . . . . .   46
        5.5  No Material Adverse Change  . . . . . . . . . . . . . . . .   46
        5.6  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
             (A)  Tax Examinations . . . . . . . . . . . . . . . . . . .   47
             (B)  Payment of Taxes . . . . . . . . . . . . . . . . . . .   47
        5.7  Litigation; Loss Contingencies and Violations . . . . . . .   47
        5.8  Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . .   47
        5.9  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
        5.10 Accuracy of Information   . . . . . . . . . . . . . . . . .   49
        5.11 Securities Activities   . . . . . . . . . . . . . . . . . .   49
        5.12 Material Agreements   . . . . . . . . . . . . . . . . . . .   49
        5.13 Compliance with Laws  . . . . . . . . . . . . . . . . . . .   49
        5.14 Assets and Properties   . . . . . . . . . . . . . . . . . .   49
        5.15 Statutory Indebtedness Restrictions   . . . . . . . . . . .   49
        5.16 Post-Retirement Benefits  . . . . . . . . . . . . . . . . .   50
        5.17 Insurance   . . . . . . . . . . . . . . . . . . . . . . . .   50
        5.18 Contingent Obligations  . . . . . . . . . . . . . . . . . .   50
        5.19 Restricted Junior Payments  . . . . . . . . . . . . . . . .   50
        5.20 Labor Matters   . . . . . . . . . . . . . . . . . . . . . .   50
        5.21 Environmental Matters.  . . . . . . . . . . . . . . . . . .   50

   ARTICLE VI:  COVENANTS  . . . . . . . . . . . . . . . . . . . . . . .   51
        6.1  Reporting . . . . . . . . . . . . . . . . . . . . . . . . .   51
             (A)  Financial Reporting  . . . . . . . . . . . . . . . . .   51
             (B)  Notice of Default  . . . . . . . . . . . . . . . . . .   53
             (C)  Lawsuits . . . . . . . . . . . . . . . . . . . . . . .   53
             (D)  Insurance  . . . . . . . . . . . . . . . . . . . . . .   54
             (E)  ERISA Notices  . . . . . . . . . . . . . . . . . . . .   54
             (F)  Labor Matters  . . . . . . . . . . . . . . . . . . . .   56
             (G)  Other Indebtedness . . . . . . . . . . . . . . . . . .   56
             (H)  Other Reports  . . . . . . . . . . . . . . . . . . . .   56
             (I)  Environmental Notices  . . . . . . . . . . . . . . . .   56
             (J)  Borrowing Base Certificate . . . . . . . . . . . . . .   56
             (K)  Other Information  . . . . . . . . . . . . . . . . . .   57
        6.2  Affirmative Covenants . . . . . . . . . . . . . . . . . . .   57
             (A)  Corporate Existence, Etc.  . . . . . . . . . . . . . .   57
             (B)  Corporate Powers; Conduct of Business  . . . . . . . .   57
             (C)  Compliance with Laws, Etc. . . . . . . . . . . . . . .   57
             (D)  Payment of Taxes and Claims; Tax Consolidation . . . .   57
             (E)  Insurance  . . . . . . . . . . . . . . . . . . . . . .   57
             (F)  Inspection of Property; Books and Records;
                  Discussions  . . . . . . . . . . . . . . . . . . . . .   58
             (G)  Insurance and Condemnation Proceeds  . . . . . . . . .   58
             (H)  ERISA Compliance . . . . . . . . . . . . . . . . . . .   59
             (I)  Maintenance of Property  . . . . . . . . . . . . . . .   59
             (J)  Environmental Compliance . . . . . . . . . . . . . . .   59
             (K)  Use of Proceeds  . . . . . . . . . . . . . . . . . . .   59
             (L)  Interest Rate Agreements . . . . . . . . . . . . . . .   60
        6.3  Negative Covenants  . . . . . . . . . . . . . . . . . . . .   60
             (A)  Indebtedness . . . . . . . . . . . . . . . . . . . . .   60
             (B)  Sales of Assets  . . . . . . . . . . . . . . . . . . .   62
             (C)  Liens  . . . . . . . . . . . . . . . . . . . . . . . .   62
             (D)  Investments  . . . . . . . . . . . . . . . . . . . . .   63
             (E)  Contingent Obligations . . . . . . . . . . . . . . . .   63
             (F)  Restricted Junior Payments . . . . . . . . . . . . . .   63
             (G)  Conduct of Business; Subsidiaries; Acquisitions  . . .   64
             (H)  Transactions with Shareholders and Affiliates  . . . .   64
             (I)  Restriction on Fundamental Changes . . . . . . . . . .   65
             (J)  Sales and Leasebacks . . . . . . . . . . . . . . . . .   65
             (K)  Margin Regulations . . . . . . . . . . . . . . . . . .   65
             (L)  ERISA  . . . . . . . . . . . . . . . . . . . . . . . .   65
             (M)  Issuance of Capital Stock  . . . . . . . . . . . . . .   66
             (N)  Corporate Documents  . . . . . . . . . . . . . . . . .   66
             (O)  Other Indebtedness . . . . . . . . . . . . . . . . . .   66
             (P)  Fiscal Year  . . . . . . . . . . . . . . . . . . . . .   66
             (Q)  Subsidiary Covenants . . . . . . . . . . . . . . . . .   66
             (R)  Rate Hedging Obligations . . . . . . . . . . . . . . .   67
             (S)  Subordinated Indebtedness. . . . . . . . . . . . . . .   67
             (T)  Change of Deposit Accounts.  . . . . . . . . . . . . .   67
        6.4  Financial Covenants . . . . . . . . . . . . . . . . . . . .   67
             (A)  Defined Terms for Financial Covenants  . . . . . . . .   67
             (B)  Interest Coverage Ratio  . . . . . . . . . . . . . . .   68
             (C)  Fixed Charge Coverage Ratio  . . . . . . . . . . . . .   69
             (D)  Maximum Leverage Ratio . . . . . . . . . . . . . . . .   69
             (E)  Capital Expenditures . . . . . . . . . . . . . . . . .   70
             (F)  Rentals  . . . . . . . . . . . . . . . . . . . . . . .   70

   ARTICLE VII:  DEFAULTS  . . . . . . . . . . . . . . . . . . . . . . .   70
        7.1  Defaults  . . . . . . . . . . . . . . . . . . . . . . . . .   70

   ARTICLE VIII:  ACCELERATION, DEFAULTING LENDERS; WAIVERS, AMENDMENTS
        AND REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . . .   73
        8.1  Termination of Commitments; Acceleration  . . . . . . . . .   73
        8.2  Defaulting Lender . . . . . . . . . . . . . . . . . . . . .   73
        8.3  Amendments  . . . . . . . . . . . . . . . . . . . . . . . .   74
        8.4  Preservation of Rights  . . . . . . . . . . . . . . . . . .   75

   ARTICLE IX:  GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . .   76
        9.1  Survival of Representations . . . . . . . . . . . . . . . .   76
        9.2  Governmental Regulation . . . . . . . . . . . . . . . . . .   76
        9.3  Performance of Obligations  . . . . . . . . . . . . . . . .   76
        9.4  Headings  . . . . . . . . . . . . . . . . . . . . . . . . .   76
        9.5  Entire Agreement  . . . . . . . . . . . . . . . . . . . . .   77
        9.6  Several Obligations; Benefits of this Agreement . . . . . .   77
        9.7  Expenses; Indemnification . . . . . . . . . . . . . . . . .   77
             (A)  Expenses . . . . . . . . . . . . . . . . . . . . . . .   77
             (B)  Indemnity  . . . . . . . . . . . . . . . . . . . . . .   77
             (C)  Waiver of Certain Claims; Settlement of Claims . . . .   78
             (D)  Survival of Agreements . . . . . . . . . . . . . . . .   78
        9.8  Numbers of Documents  . . . . . . . . . . . . . . . . . . .   78
        9.9  Accounting  . . . . . . . . . . . . . . . . . . . . . . . .   79
        9.10 Severability of Provisions  . . . . . . . . . . . . . . . .   79
        9.11 Nonliability of Lenders   . . . . . . . . . . . . . . . . .   79
        9.12 GOVERNING LAW   . . . . . . . . . . . . . . . . . . . . . .   79
        9.13 CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL . .   79
             (A)  EXCLUSIVE JURISDICTION . . . . . . . . . . . . . . . .   79
             (B)  OTHER JURISDICTIONS  . . . . . . . . . . . . . . . . .   79
             (C)  SERVICE OF PROCESS . . . . . . . . . . . . . . . . . .   80
             (D)  WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . .   80
             (E)  WAIVER OF BOND . . . . . . . . . . . . . . . . . . . .   80
             (F)  ADVICE OF COUNSEL  . . . . . . . . . . . . . . . . . .   81
        9.14  No Strict Construction . . . . . . . . . . . . . . . . . .   81

   ARTICLE X:  THE AGENT . . . . . . . . . . . . . . . . . . . . . . . .   81
        10.1  Appointment; Nature of Relationship  . . . . . . . . . . .   81
        10.2  Powers . . . . . . . . . . . . . . . . . . . . . . . . . .   81
        10.3  General Immunity . . . . . . . . . . . . . . . . . . . . .   81
        10.4  No Responsibility for Loans, Creditworthiness, Collateral,
              Recitals, Etc. . . . . . . . . . . . . . . . . . . . . . .   82
        10.5  Action on Instructions of Lenders  . . . . . . . . . . . .   82
        10.6  Employment of Agents and Counsel . . . . . . . . . . . . .   82
        10.7  Reliance on Documents; Counsel . . . . . . . . . . . . . .   82
        10.8  The Agent's Reimbursement and Indemnification  . . . . . .   82
        10.9  Rights as a Lender . . . . . . . . . . . . . . . . . . . .   83
        10.10 Lender Credit Decision   . . . . . . . . . . . . . . . . .   83
        10.11 Successor Agent  . . . . . . . . . . . . . . . . . . . . .   83
        10.12 Collateral Documents . . . . . . . . . . . . . . . . . . .   83

   ARTICLE XI:  SETOFF; RATABLE PAYMENTS . . . . . . . . . . . . . . . .   84
        11.1  Setoff . . . . . . . . . . . . . . . . . . . . . . . . . .   84
        11.2  Ratable Payments . . . . . . . . . . . . . . . . . . . . .   84
        11.3  Application of Payments  . . . . . . . . . . . . . . . . .   84
        11.4  Relations Among Lenders  . . . . . . . . . . . . . . . . .   85

   ARTICLE XII:  BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS . . .   85
        12.1  Successors and Assigns . . . . . . . . . . . . . . . . . .   85
        12.2  Participations . . . . . . . . . . . . . . . . . . . . . .   86
             (A)  Permitted Participants; Effect . . . . . . . . . . . .   86
             (B)  Voting Rights  . . . . . . . . . . . . . . . . . . . .   86
             (C)  Benefit of Setoff  . . . . . . . . . . . . . . . . . .   86
        12.3  Assignments  . . . . . . . . . . . . . . . . . . . . . . .   87
             (A)  Permitted Assignments  . . . . . . . . . . . . . . . .   87
             (B)  Effect; Effective Date . . . . . . . . . . . . . . . .   87
             (C)  The Register . . . . . . . . . . . . . . . . . . . . .   88
        12.4  Confidentiality  . . . . . . . . . . . . . . . . . . . . .   88
        12.5  Dissemination of Information . . . . . . . . . . . . . . .   88

   ARTICLE XIII:  NOTICES  . . . . . . . . . . . . . . . . . . . . . . .   88
        13.1  Giving Notice  . . . . . . . . . . . . . . . . . . . . . .   88
        13.2  Change of Address  . . . . . . . . . . . . . . . . . . . .   88

   ARTICLE XIV:  COUNTERPARTS  . . . . . . . . . . . . . . . . . . . . .   89

                             EXHIBITS AND SCHEDULES

                                    Exhibits

   EXHIBIT A --   Borrowing Base Certificate
                  (Definitions)

   EXHIBIT B --   Commitments
                  (Definitions)

   EXHIBIT C --   Form of Revolving Note
                  (Definitions)

   EXHIBIT D --   Form of Term Note
                  (Definitions)

   EXHIBIT E --   Form of Assignment Agreement
                  (Sections 2.19, 12.3)

   EXHIBIT F --   List of Closing Documents
                  (Section 4.1)

   EXHIBIT G --   Form of Officer's Certificate
                  (Sections 4.2, 6.1(A)(iv))

   EXHIBIT H --   Form of Compliance Certificate
                  (Sections 4.2, 6.1(A)(iv))

   EXHIBIT I --   Pro Forma Financial Statements
                  (Section 5.4(A))

   EXHIBIT J --   Money Transfer Instructions
                  (Section 4.1)

                                    Schedules

   Schedule 1.1.1 --   Permitted Existing Contingent Obligations
                       (Definitions)

   Schedule 1.1.2 --   Permitted Existing Indebtedness (Definitions)

   Schedule 1.1.3 --   Permitted Existing Investments (Definitions)

   Schedule 1.1.4 --   Permitted Existing Liens (Definitions)

   Schedule 5.3   --   Conflicts; Governmental Consents (Section 5.3)

   Schedule 5.7   --   Litigation; Loss Contingencies (Section 5.7)

   Schedule 5.8   --   Subsidiaries (Section 5.8)

   Schedule 5.17  --   Insurance (Sections 5.17, 6.2(E))

   Schedule 5.18  --   Contingent Obligations (Sections 5.7, 5.18)

   Schedule 5.20  --   Labor Matters; Compensation Agreements
                       (Section 5.20)

   Schedule 5.21  --   Environmental Matters (Section 5.21)

                                CREDIT AGREEMENT

     This Credit Agreement dated as of January 19, 1995 is entered into among Newco, Inc., a Wisconsin corporation, the institutions from time to time a party hereto as Lenders, whether by execution of this Agreement or an assignment and acceptance pursuant to Section 12.3, and The First National Bank of Chicago, in its capacity as contractual representative for itself and the other Lenders. The parties hereto agree as follows:

   ARTICLE I:  DEFINITIONS

     1.1 Certain Defined Terms. In addition to the terms defined above, the following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined:

     As used in this Agreement:

     "Accommodation Obligations" is defined in the definition "Contingent Obligation" below.

     "Account Debtor" means the account debtor or obligor with respect to any of the Receivables and/or the prospective purchaser with respect to any contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with Borrower.

     "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions at least a majority (in number of vote) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding partnership interests of a partnership.

     "Advance" means a borrowing hereunder consisting of the aggregate amount of the several Loans made by the Lenders to Borrower of the same Type and, in the case of Eurodollar Rate Advances, for the same Interest Period.

     "Affected Lender" is defined in Section 2.20 hereof.

     "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act) of greater than twenty percent (20%) or more of any class of voting securities (or other voting interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

     "Agent" means First Chicago in its capacity as contractual representative for itself and the Lenders pursuant to Article X hereof and any successor Agent appointed pursuant to Article X hereof.

     "Aggregate Revolving Loan Commitment" means the aggregate of the Revolving Loan Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof. The initial Aggregate Revolving Loan Commitment is Ten Million and 00/100 Dollars ($10,000,000.00).

     "Aggregate Term Loan Commitment" means the aggregate of the Term Loan Commitments of all the Lenders. The Aggregate Term Loan Commitment is Forty Five Million and 00/100 Dollars ($45,000,000.00).

     "Agreement" means this Credit Agreement, as it may be amended, restated or otherwise modified and in effect from time to time.

     "Agreement Accounting Principles" means generally accepted accounting principles as in effect as of the date of this Agreement, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4(B)(1) hereof.

     "Alternate Base Rate" means, for any day, a fluctuating rate of interest per annum equal to the higher of (i) the Corporate Base Rate for such day and (ii) the sum of (a) the Federal Funds Effective Rate for such day and
   (b) one-half of one percent (0.5%) per annum.

     "Asset Sale" means, with respect to any Person, (i) the sale, lease, conveyance, disposition or other transfer by such Person of any of its assets (including by way of a sale-leaseback transaction and including the sale or other transfer of any of the capital stock of any Subsidiary of such Person) or (ii) the issuance, sale, conveyance, disposition or other transfer by such Person of any Capital Stock of such Person; provided, however, that notwithstanding the foregoing, the term "Asset Sale" shall not include the sale, lease, conveyance, disposition or other transfer of any assets in the ordinary course of business.

     "Authorized Officer" means any of the President, Vice President Finance, Chief Financial Officer and Treasurer of Borrower, acting singly.

     "Benefit Plan" means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) that is subject to Title IV of ERISA in respect of which Holdings, Borrower or any other member of the Controlled Group is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

     "Borrower" means Newco, Inc., a Wisconsin corporation, and its successors and assigns, including a debtor-in-possession on behalf of Borrower.

     "Borrowing Base" means, as of any date of calculation, an amount, as set forth on the most current Borrowing Base Certificate delivered to the Agent, equal to:

          (i) seventy-five percent (75%) of the Gross Amount of Eligible Receivables (other than Dated Receivables); plus

          (ii) seventy percent (70%) of the lesser of (A) $15,000,000 and (B) the Gross Amount of Eligible Receivables consisting of Dated
     Receivables; plus

          (iii) the lesser of:

          (A) (1) $10,000,000 for the period from and including the Closing Date through December 31, 1995; (2) $11,000,000 for the period from and including January 1, 1996 through December 31, 1996; and (3) $12,000,000 thereafter; and

          (B) the sum of:

               (1) forty-five percent (45%) of the Gross Amount of Eligible Inventory consisting of Eligible Consumer Inventory;

               (2) forty-five percent (45%) of the Gross Amount of Eligible Inventory consisting of Eligible Fabrication Raw Materials Inventory; and

               (3) sixty percent (60%) of the Gross Amount of Eligible Fabrication Inventory.

   The Agent shall give Borrower commercially reasonable notice, taking into account all facts and circumstances known by the Agent at such time, of any change in the criteria to determine the eligibility of any Receivables or Inventory of Borrower or of the establishment by the Agent of any reserves which, in any such case, might reasonably be expected to materially decrease the amount of the Borrowing Base, it being expressly understood and agreed that any such change in criteria or establishment of reserves shall be made based upon the Agent's reasonable credit judgment (which credit judgment shall be exercised in a manner that is not arbitrary or capricious).

     "Borrowing Base Certificate" means a certificate, in substantially the form of Exhibit A attached hereto and made a part hereof, setting forth the Borrowing Base and the component calculations thereof.

     "Borrowing Date" means a date on which an Advance is made hereunder.

     "Borrowing Notice" is defined in Section 2.8 hereof.

     "Business Activity Report" means (A) a Notice of Business Activities Report from the State of Minnesota, Department of Revenue, (B) a Notice of Business Activities Report from the State of New Jersey, Division of Taxation, or (C) any similar report required by any other State relating to the ability of Borrower or its Subsidiaries to enforce their accounts receivable claims against account debtors located in any such state.

     "Business Day" means (i) with respect to any borrowing, payment or rate selection of Loans bearing interest at the Eurodollar Rate, a day (other than a Saturday or Sunday) on which banks are open for business in Chicago and New York and on which dealings in United States Dollars are carried on in the London interbank market and (ii) for all other purposes a day (other than a Saturday or Sunday) on which banks are open for business in Chicago, Illinois and New York, New York.

     "Capital Expenditures" is defined in Section 6.4(A) hereof.

     "Capitalized Lease" of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "Capital Stock", with respect to any Person, means any capital stock of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

     "Cash Equivalents" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; (ii) domestic and Eurodollar certificates of deposit and time deposits, bankers' acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations for any such deposits with a term of more than ten (10) days); (iii) shares of money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which are limited to investment grade securities (i.e., securities rated at least Baa by Moody's Investors Service, Inc. or at least BBB by Standard & Poor's Corporation) and (iv) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-1 (or better) by Standard & Poor's Corporation or P-1 (or better) by Moody's Investors Services, Inc.; provided that the maturities of such Cash Equivalents shall not exceed 365 days.

     "Cash Flow Period" means the period from January 1, 1995 through the end of Borrower's fiscal year ending December 31, 1995 and, thereafter, as separate periods, each subsequent 12-month period ending on December 31 of each calendar year.

     "Change" is defined in Section 3.2 hereof.

     "CHS" means Code, Hennessy & Simmons Limited Partnership, an Illinois limited partnership and each of its Affiliates, and its successors and assigns.

     "Closing Date" means the date on which the Term Loans and the initial Revolving Loans are advanced hereunder.

     "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

     "Collateral" means all property and interests in property now owned or hereafter acquired by Holdings, Borrower or any of its Subsidiaries in or upon which a security interest, lien or mortgage is granted to the Agent, for the benefit of the Holders of Secured Obligations, or to the Agent, for the benefit of the Lenders, whether under the Security Agreement, under any of the other Collateral Documents or under any of the other Loan Documents.

     "Collateral Documents" means all agreements, instruments and documents executed in connection with this Agreement, including, without limitation the Security Agreement, the Mortgage, the Pledge Agreement, the Guaranty, the Patent Security Agreement, the Trademark Security Agreement, the Collection Account Agreement(s) and all other security agreements, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether heretofore, now, or hereafter executed by or on behalf of Holdings, Borrower or any of its Subsidiaries and delivered to the Agent or any of the Lenders, together with all agreements and documents referred to therein or contemplated thereby.

     "Collection Account" means each lock-box and blocked depository account maintained by Borrower, subject to a Collection Account Agreement, for the collection of Receivables and other proceeds of Collateral.

     "Collection Account Agreement" means a written agreement among Borrower, the Agent, and, as applicable, each of the banks at which Borrower maintains a Collection Account substantially in the form attached to the Security Agreement or in such other form as may be acceptable to the Agent.

     "Collection Account Blockage Date" means the date, following the occurrence of a Default on which the Agent or the Required Lenders, in the Agent's or the Required Lenders' sole discretion, instruct(s) any financial institution party to a Collection Account Agreement as described in the application Collection Account Agreement to remit, during the continuance of such Default, all amounts deposited in the Collection Account to the Agent or as the Agent shall direct.

     "Commission" means the Securities and Exchange Commission and any Person succeeding to the functions thereof.

     "Commitment" means, for each Lender, collectively, such Lender's Revolving Loan Commitment and Term Loan Commitment.

     "Contaminant" means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls ("PCBs"), or any constituent of any such substance or waste, and includes but is not limited to these terms as defined in Environmental, Health or Safety Requirements of Law.

     "Contingent Obligation", as applied to any Person, means (i) any Contractual Obligation, contingent or otherwise, of that Person with respect to any Indebtedness of another or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability of another directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received (such obligations under this clause (i) being sometimes referred to as "Accommodation Obligations") and (ii) any other contingent obligation or liability of such Person, whether or not reflected in financial statements of such Person as a liability.

     "Contractual Obligation", as applied to any Person, means any provision of any equity or debt securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument, in any case in writing, to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

     "Controlled Group" means the group consisting of (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Borrower; (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Code) with Borrower; and (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as Borrower, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

     "Conversion/Continuation Notice" is defined in Section 2.10(D) hereof.

     "Corporate Base Rate" means the corporate base rate of interest announced by First Chicago from time to time, changing when and as said corporate base rate changes.

     "Cure Loan" is defined in Section 8.2(iii) hereof.

     "Customary Permitted Liens" means:

          (i) Liens (other than Environmental Liens and Liens in favor of the IRS or the PBGC) with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Agreement Accounting Principles;

          (ii) statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other similar Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Agreement Accounting Principles;

          (iii) Liens (other than Environmental Liens and Liens in favor of the IRS or the PBGC) incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal and performance bonds; provided that (A) all such Liens do not in the aggregate materially detract from the value of Borrower's or such Subsidiary's assets or property taken as a whole or materially impair the use thereof in the operation of the businesses taken as a whole, and (B) all Liens securing bonds to stay judgments or in connection with appeals do not secure at any time an aggregate amount exceeding $500,000;

          (iv) Liens arising with respect to zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of real property which do not interfere in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries;

          (v) Liens of attachment or judgment with respect to judgments, writs or warrants of attachment, or similar process against Borrower or any of its Subsidiaries which do not constitute a Default under Section 7.1(h);

          (vi) Liens arising from leases or subleases granted to others which do not interfere in any material respect with the business of Borrower or any of its Subsidiaries; and

          (vii) any interest or title of the lessor in the property subject to any operating lease entered into by Borrower or any of its Subsidiaries in the ordinary course of business.

     "Dated Receivables" means Receivables of Borrower arising from early orders accepted in the ordinary course of Borrower's business and consistent with past practice during the period from November 1 of each year through February 28 of the following year provided the Account Debtor is obligated to pay such Receivable not later than the immediately following April 10.

     "Decision Period" is defined in Section 6.2(G) hereof.

     "Decision Reserve" is defined in Section 6.2(G) hereof.

     "Default" means an event described in Article VII hereof.

     "DOL" means the United States Department of Labor and any Person succeeding to the functions thereof.

     "EBITA" is defined in Section 6.4(A) hereof.

     "Eligible Consumer Inventory" means Eligible Inventory of Borrower's consumer division (recorded and determined in a manner consistent with Borrower's past practice) consisting of raw materials and finished goods Inventory.

     "Eligible Fabrication Inventory" means Eligible Inventory of Borrower's fabrication division (recorded and determined in a manner consistent with Borrower's past practice) consisting of work in process and finished goods Inventory.

     "Eligible Inventory" means Inventory of Borrower which is held for sale or lease or furnished under any contract of service by Borrower which shall at all times meet and shall continue to meet the eligibility standards established by the Agent from time to time in accordance with the terms of this Agreement. Standards of eligibility may be fixed and revised from time to time by the Agent in the Agent's reasonable credit judgment (which credit judgment shall be exercised in a manner that is not arbitrary or capricious). In general, without limiting the foregoing, the following inventory, is not Eligible Inventory: (i) (to the extent not provided for by reserves described in the definition of the Gross Amount of Eligible Inventory) Inventory which is obsolete, not in good condition, not either currently usable or currently saleable in the ordinary course of Borrower's business or does not meet all material standards imposed by any Governmental Authority having regulatory authority over such item of Inventory, its use or its sale; (ii) Inventory which the Agent determines, in the exercise of its reasonable discretion (which discretion shall not be exercised in a manner that is arbitrary or capricious), to be unacceptable due to age, type, category and/or quantity; (iii) Inventory consisting of packaging material, supplies, raw materials (other than raw materials consisting of Eligible Consumer Inventory and Eligible Fabrication Raw Material Inventory) and work in process (other than work in process consisting of Eligible Fabrication Inventory); (iv) Inventory which (a) is consigned to a third party for sale or (b) is on consignment from a third party to Borrower for sale; (v) Inventory which has been held by Borrower for more than one (1) year; (vi) Inventory which consists of goods in transit; (vii) Inventory which is subject to a Lien in favor of any Person other than the Agent; (viii) Inventory with respect to which the Agent does not have a first and valid fully-perfected security interest; (ix) Inventory which is not located either (a) on Borrower's owned premises in the United States listed on Schedule 2 to the Security Agreement or (b) in other owned or leased premises, warehouses or with bailees in the United States not listed on Schedule 2 to the Security Agreement permitted to be established under the Security Agreement or established in connection with a Permitted Acquisition, in each case in connection with which the Agent shall have received landlord, mortgagee, bailee and/or warehousemen's access and lien waiver agreements, as applicable, in each case in form and substance acceptable to the Agent;
   (x) Inventory which is evidenced by a Receivable; and (xi) Inventory which is not in full conformity with the representations and warranties made by Borrower to the Agent with respect thereto whether contained in this Agreement or the Security Agreement. Without limiting the foregoing, (i) Inventory of Borrower which is acquired pursuant to a Permitted Acquisition shall not be deemed Eligible Inventory unless and until the Agent and the Required Lenders, after concluding any due diligence they reasonably deem necessary, shall be satisfied as to the condition thereof and that such Inventory would otherwise meet the standards of eligibility set forth herein (including, without limitation, perfection of the Agent's security interests in such Inventory) but for the fact that it was acquired by the Company outside of the ordinary course of business and
   (ii) Inventory acquired pursuant to such Permitted Acquisition may be deemed Eligible Inventory from and after such Permitted Acquisition if the foregoing determinations have been made to the Agent's and the Required Lenders' satisfaction.

     "Eligible Fabrication Raw Material Inventory" means Eligible Inventory of Borrower's fabrication division (recorded and determined in a manner consistent with Borrower's past practice) consisting of raw materials Inventory.

     "Eligible Receivables" means Receivables created by Borrower in the ordinary course of its business arising out of the sale of goods or rendition of services by Borrower, which Receivables at all times meet and shall continue to meet the eligibility standards established by the Agent from time to time in accordance with the terms of this Agreement. Standards of eligibility may be fixed and revised from time to time by the Agent in the Agent's reasonable credit judgment (which credit judgment shall be exercised in a manner that is not arbitrary or capricious). In general, without limiting the foregoing, the following Receivables are not Eligible Receivables:

          (i) Receivables which remain unpaid ninety (90) days after the date of the original applicable invoice; provided that the provisions of this clause (i) shall not render ineligible any Dated Receivables which otherwise meet the eligibility standards applicable with respect to Receivables;

          (ii) all Receivables owing by a single Account Debtor (including a Receivable which remains unpaid fewer than ninety (90) days after the date of the original applicable invoice) if twenty-five percent (25%) of the balance owing by such Account Debtor, calculated without taking into account any credit balances of such Account Debtor, remains unpaid ninety (90) days after the date of the original applicable invoice or has otherwise become, or has been determined by the Agent to be ineligible;

          (iii) Receivables from any single Account Debtor and its Affiliates which otherwise constitute Eligible Receivables comprising more than ten percent (10%) of all Eligible Receivables; provided that the provisions of this clause (iii) shall not render ineligible any Receivables from any of Lowes, Menards, Builders Square, Payless Cashways and 84 Lumber and their respective Affiliates, which otherwise meet the eligibility standards applicable with respect to Receivables created from orders accepted in the ordinary course of Borrower's business and consistent with past practice during the period from November 1 of each year through March 31 of the following year;

          (iv) Receivables with respect to which the Account Debtor is a director, officer, employee, Subsidiary or Affiliate of Borrower;

          (v) Receivables with respect to which the Account Debtor is any federal Governmental Authority, the United States of America, or, in each case, any department, agency or instrumentality thereof, unless with respect to any such Account, Borrower has complied to the Agent's satisfaction with the provisions of the Federal Assignment of Claims Act or other applicable statutes, including, without limitation, executing and delivering to Agent all statements of assignment and/or notification which are in form and substance acceptable to Agent and which are deemed necessary by Agent to effectuate the assignment to the Agent of such Accounts on behalf of the Lenders;

          (vi) Receivables with respect to which the Account Debtor is any state or municipal Governmental Authority or any agency or instrumentality thereof;

          (vii) Receivables not denominated in U.S. Dollars or Receivables with respect to which the Account Debtor is not a resident of the United States or a resident of one of the Canadian provinces which have adopted the Personal Property Security Act unless the Account Debtor has supplied Borrower with an irrevocable letter of credit, issued by a financial institution satisfactory to the Agent, sufficient to cover such Receivable in form and substance satisfactory to the Agent;

          (viii) Receivables with respect to which the Account Debtor has (a) asserted a counterclaim, (b) a right of setoff or (c) a receivable owing from Borrower but only to the extent of such counterclaim, setoff or receivable;

          (ix) Receivables for which the prospect of payment or performance by the Account Debtor is or will be impaired as determined by the Agent in the exercise of its reasonable credit judgment (which credit judgment shall not be exercised in a manner that is arbitrary or capricious);

          (x) Receivables with respect to which the Agent does not have a first and valid fully perfected and enforceable security interest;

          (xi) Receivables with respect to which the Account Debtor is the subject of bankruptcy or a similar insolvency proceeding or has made an assignment for the benefit of creditors or whose assets have been conveyed to a receiver, trustee or assignee for the benefit of creditors;

          (xii) Receivables with respect to which the Account Debtor's obligation to pay the Receivable is conditional upon the Account Debtor's approval or is otherwise subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval (except with respect to Receivables in connection with which Account Debtors are entitled to return Inventory on the basis of the quality of such Inventory) or consignment basis;

          (xiii) Receivables with respect to which the Account Debtor is located in New Jersey or Minnesota (or any other jurisdiction which adopts a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction or is otherwise subject to such jurisdiction's tax law requiring such Person to file a Business Activity Report or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction's courts or arising under such jurisdiction's laws); provided, however, such Receivables shall nonetheless be eligible if Borrower has filed a Business Activity Report (or other applicable report) with the applicable state office or is qualified to do business in such jurisdiction and, at the time the Receivable was created, was qualified to do business in such jurisdiction or had on file with the applicable state office a current Business Activity Report (or other applicable report);

          (xiv) Receivables with respect to which the Account Debtor's obligation does not constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms;

          (xv) Receivables with respect to which Borrower has not yet shipped the applicable goods, performed the applicable service or issued the applicable invoice;

          (xvi) Receivables which the Agent, exercising reasonable discretion (which discretion shall not be exercised in a manner that is arbitrary or capricious), has determined to be unacceptable to it;

          (xvii) any Receivable which is not in conformity with the representations and warranties made by Borrower to the Agent with respect thereto whether contained in this Agreement or the Security Agreement;

          (xviii) Receivables in connection with which Borrower has not complied with all material requirements contained in the charter and by-laws or other organizational or governing documents of Borrower, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon Borrower or any of its property or to which Borrower or any of its property is subject, including, without limitation, all laws, rules, regulations and orders of any Governmental Authority or judicial authority relating to truth in lending, billing practices, fair credit reporting, equal credit opportunity, debt collection practices and consumer debtor protection, applicable to such Receivable (or any related contracts) or affecting the collectibility of such Receivables; and

          (xix) Receivables in connection with which Borrower or any other party to such Receivable, is in default in the performance or observance of any of the terms thereof in any material respect.

   Without limiting the foregoing, (i) Receivables of Borrower which are acquired pursuant to a Permitted Acquisition shall not be deemed Eligible Receivables unless and until the Agent and the Required Lenders, after concluding any due diligence they reasonably deem necessary, shall be satisfied as to the quality and creditworthiness thereof and that such Receivables would otherwise meet the standards of eligibility set forth herein (including, without limitation, perfection and priority of the Agent's security interests in such Receivables) but for the fact that they were acquired by Borrower outside of the ordinary course of business and
   (ii) Receivables acquired pursuant to such Permitted Acquisition may be deemed Eligible Receivables from and after such Permitted Acquisition if the foregoing determinations have been made to the Agent's and the Required Lenders' satisfaction.

     "Environmental, Health or Safety Requirements of Law" means all applicable Requirements of Law derived from or relating to federal, state and local laws or regulations addressing pollution or protection of the environment, or protection of worker health or safety, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq., and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq., in each case including any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder, and any state or local equivalent thereof.

     "Environmental Lien" means a lien in favor of any Governmental Authority for (a) any liability under Environmental, Health or Safety Requirements of Law, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

     "Environmental Property Transfer Act" means any applicable requirement of law that conditions, restricts, prohibits or requires any notification or disclosure triggered by the cessation of any activity or the transfer, sale or lease of any property or deed or title for any property for environmental reasons, including, but not limited to, any so-called "Industrial Site Recovery Act" or "Responsible Property Transfer Act."

     "Equipment" means all of Borrower's present and future (i) equipment, including, without limitation, machinery, manufacturing, distribution, selling, data processing and office equipment, assembly systems, tools, molds, dies, fixtures, appliances, furniture, furnishings, vehicles, vessels, aircraft, aircraft engines, and trade fixtures, (ii) other tangible personal property (other than Borrower's Inventory), and
   (iii) any and all accessions, parts and appurtenances attached to any of the foregoing or used in connection therewith, and any substitutions therefor and replacements, products and proceeds thereof.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

     "Eurodollar Base Rate" means, with respect to a Eurodollar Rate Loan for the relevant Interest Period, the rate determined by the Agent to be the rate at which deposits in U.S. Dollars are offered by First Chicago to first-class banks in the London interbank market at approximately 11 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of First Chicago's relevant Eurodollar Rate Loan and having a maturity approximately equal to such Interest Period, as adjusted for Reserves.

     "Eurodollar Margin" means two and three-quarters percent (2.75%) per annum.

     "Eurodollar Rate" means, with respect to a Eurodollar Rate Loan for the relevant Interest Period, the Eurodollar Base Rate applicable to such Interest Period plus the Eurodollar Margin. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

     "Eurodollar Rate Advance" means an Advance which bears interest at the Eurodollar Rate.

     "Eurodollar Rate Loan" means a Loan, or portion thereof, which bears interest at the Eurodollar Rate.

     "Excess Cash Flow" means, for any Cash Flow Period, an amount equal to Borrower's and its Subsidiaries' consolidated (i) EBITA for such period plus (ii) depreciation for such period, plus (iii) the net reduction, if any, in Working Capital during such period, minus (iv) the net increase, if any, in Working Capital during such period, minus (v) income taxes for such period, whether paid in cash or accrued, minus (vi) Capital Expenditures, whether paid in cash or accrued during such period, minus
   (vii) Interest Expense for such period, minus (viii) scheduled amortization of the principal portion of the Term Loans and scheduled amortization of the principal portion of all other Indebtedness of Borrower and its Subsidiaries during such period, minus (ix) the aggregate amount (without duplication) of (y) cash dividends or cash redemptions paid during such period with respect to Borrower's Capital Stock, and (z) Restricted Junior Payments paid during such period pursuant to Section 6.3(F), minus (x) all prepayments of Loans made during such period (other than ordinary course repayments of the Revolving Loans) and the aggregate amount of all permanent reductions in the Aggregate Revolving Loan Commitment made during such period; plus or minus (xi) reductions or increases in long-term assets, as calculated in accordance with Agreement Accounting Principles and not otherwise accounted for herein (excluding therefrom reductions resulting in Net Cash Proceeds for which the Lenders have received a mandatory prepayment pursuant to Section 2.5(B)(i)(a)), plus or minus (xii) increases or decreases in long-term liabilities, as calculated in accordance with Agreement Accounting Principles and not otherwise accounted for herein. All such amounts shall be calculated assuming that Borrower has conducted its business in the ordinary course and in accordance with past practices.

     "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

     "Fees" is defined in Section 6.4(A) hereof.

     "First Chicago" means The First National Bank of Chicago, in its individual capacity, and its successors.

     "Fixed Charge Coverage Ratio" is defined in Section 6.4(C) hereof.

     "Floating Rate" means, for any day for any Loan, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Floating Rate Margin applicable to such Loan, changing when and as the Alternate Base Rate changes.

     "Floating Rate Advance" means an Advance which bears interest at the Floating Rate.

     "Floating Rate Loan" means a Loan, or portion thereof, which bears interest at the Floating Rate.

     "Floating Rate Margin" means one and one-half percent (1.50%) per annum.

     "Foreign Employee Benefit Plan" means any employee benefit plan as defined in Section 3(3) of ERISA which is maintained or contributed to for the benefit of the employees of Holdings, Borrower or any of their respective Subsidiaries which is a member of the Controlled Group, but which is not covered by ERISA pursuant to Section 4(b)(4) of ERISA; provided, however, that any government sponsored and administered benefit program to which Holdings, Borrower or such Subsidiary is required to contribute by law shall not be considered a Foreign Employee Benefit Plan.

     "Governmental Acts" is defined in Section 2.26(a) hereof.

     "Governmental Authority" means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Gross Amount of Eligible Inventory" means Eligible Inventory valued at the lower of cost determined on a first-in-first-out basis (determined in accordance with Agreement Accounting Principles, consistently applied) or market value less (i) the value of reserves which have been recorded by Borrower with respect to obsolete, slow-moving or excess Inventory and
   (ii) such other reserves as the Agent elects to establish in accordance with its reasonable credit judgment (which credit judgment shall be exercised in a manner that is not arbitrary or capricious).

     "Gross Amount of Eligible Receivables" means the outstanding face amount of Eligible Receivables, determined in accordance with Agreement Accounting Principles, consistently applied, less (i) all finance charges, late fees and other fees that are unearned, (ii) the value of any accrual which has been recorded by Borrower with respect to downward price adjustments, (iii) the aggregate amount of all accrued advertising expenses and accrued volume rebates, and (iv) such other reserves as the Agent elects to establish in accordance with its reasonable credit judgment (which credit judgment shall be exercised in a manner that is not arbitrary or capricious).

     "Gross Negligence" means recklessness, the absence of the slightest care or the complete disregard of consequences. Gross Negligence does not mean the absence of ordinary care or diligence, or an inadvertent act or inadvertent failure to act. If the term "gross negligence" is used with respect to the Agent or any Lender or any indemnitee in any of the other Loan Documents, it shall have the meaning set forth herein.

     "Guaranty" means that certain Guaranty of even date herewith executed by Holdings in favor of the Agent for the benefit of the Holders of Secured Obligations as amended, restated or otherwise modified from time to time.

     "Holders of Secured Obligations" is defined as set forth in the Security Agreement.

     "Holdings" means Swing-N-Slide Corp., a Delaware corporation, and its successors and assigns, including a debtor-in-possession on behalf of Holdings.

     "Indebtedness" of any Person means (i) any indebtedness of such Person, contingent or otherwise, in respect of borrowed money including all principal, interest, fees and expenses with respect thereto (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, acceptances, debentures or other instruments or letters of credit (or reimbursement obligations with respect thereto, including, in the case of Borrower, Reimbursement Obligations under the Letters of Credit) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to Capitalized Leases) or services, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with Agreement Accounting Principles (except that any such balance that constitutes a trade payable and/or an accrued liability arising in the ordinary course of business shall not be considered Indebtedness); (ii) to the extent not otherwise included, (a) interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceedings and other interest that would have accrued but for the commencement of such proceedings, (b) any Capitalized Lease Obligations, (c) the maximum fixed repurchase price of any Redeemable Stock, (d) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (e) Contingent Obligations (exclusive of whether such items would appear upon such balance sheet) and (f) Rate Hedging Obligations. For purposes of the preceding sentence, the maximum fixed repurchase price of any Redeemable Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock as if such Redeemable Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, provided that if such Redeemable Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Stock. The amount of Indebtedness of any Person at any date shall be without duplication (i) the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any such Contingent Obligations at such date and (ii) in the case of Indebtedness of others secured by a Lien to which the property or assets owned or held by such Person is subject, the lesser of the fair market value at such date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured.

     "Indemnified Matters"  is defined in Section 9.7(B) hereof.

     "Indemnitees" is defined in Section 9.7(B) hereof.

     "Interest Coverage Ratio" is defined in Section 6.4(B) hereof.

     "Interest Expense" is defined in Section 6.4(A) hereof.

     "Interest Period" means, with respect to a Eurodollar Rate Loan, a period of one (1), two (2), three (3) months or six (6) months commencing on a Business Day selected by Borrower pursuant to this Agreement. Such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter; provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

     "Interest Rate Agreements" is defined in Section 6.3(R) hereof.

     "Inventory" shall mean any and all goods, including, without limitation, goods in transit, wheresoever located, whether now owned or hereafter acquired by Borrower, which are held for sale or lease, furnished under any contract of service or held as raw materials, work in process or supplies, and all materials used or consumed in Borrower's business, and shall include such property the sale or other disposition of which has given rise to Receivables and which has been returned to or repossessed or stopped in transit by Borrower.

     "Investment" means, with respect to any Person, (i) any purchase or other acquisition by that Person of stock, partnership interest, notes, debentures or other securities, or of a beneficial interest in stock, partnership interest, notes, debentures or other securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business conducted by another Person, and (iii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business.

     "IRS" means the Internal Revenue Service and any Person succeeding to the functions thereof.

     "Issuer Tender Offer Statement" means the Issuer Tender Offer Statement on Schedule 13E-4 filed by Holdings with the Commission on November 15, 1994 pursuant to Section 13(e)(1) of the Securities Exchange Act 1994, together with all schedules and exhibits filed in connection therewith.

     "Issuing Lender" is defined in Section 2.21 hereof.

     "L/C Draft" means a draft drawn on any Issuing Lender pursuant to a Letter of Credit.

     "L/C Interest" shall have the meaning ascribed to such term in Section
   2.23.

     "L/C Obligations" means, without duplication, an amount equal to the sum of (i) the aggregate of the amount then available for drawing under each of the Letters of Credit, (ii) the face amount of all outstanding L/C Drafts corresponding to the Letters of Credit, which L/C Drafts have been accepted by the applicable Issuing Lender, (iii) the aggregate outstanding amount of all Reimbursement Obligations at such time and (iv) the aggregate face amount of all Letters of Credit requested by Borrower but not yet issued (unless the request for an unissued Letter of Credit has been denied).

     "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns. Unless the context otherwise requires, references in this Agreement to a Lender or to the Lenders shall be to such lending institutions in their capacity as a Lender or an Issuing Lender hereunder.

     "Lending Installation" means, with respect to a Lender or the Agent, any office, branch, subsidiary or affiliate of such Lender or the Agent.

     "Letter(s) of Credit" means the letters of credit to be issued by one or more of the Issuing Lenders pursuant to Section 2.21 hereof.

     "Leverage Ratio" is defined in Section 6.4(D) below.

     "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

     "Loan(s)" means, with respect to a Lender, such Lender's portion of any Advance made pursuant to Section 2.1 or Section 2.2, as applicable, and collectively all Term Loans and Revolving Loans, whether made or continued as or converted to Floating Rate Loans or Eurodollar Rate Loans.

     "Loan Account" is defined in Section 2.15(F) hereof.

     "Loan Documents" means this Agreement, the Notes and the other Collateral Documents and all other documents, instruments and agreements executed in connection therewith or contemplated thereby, as the same may be amended, restated or otherwise modified and in effect from time to time.

     "Margin Stock" shall have the meaning ascribed to such term in Regulation U.

     "Material Adverse Effect" means a material adverse effect upon (a) the business, condition (financial or otherwise), operations, performance or properties of Borrower, or Borrower and its Subsidiaries, taken as a whole, (b) the ability of Borrower or any of its Subsidiaries to perform their payment obligations under the Loan Documents, or (c) the ability of the Lenders, or the Agent to enforce in any material respect the Obligations or their rights with respect to the Collateral.

     "Maximum Revolving Credit Amount" means, at any particular time: (i) the lesser of (A) the Aggregate Revolving Loan Commitment at such time minus the aggregate outstanding L/C Obligations at such time and (B) the Borrowing Base at such time minus the aggregate outstanding L/C Obligations at such time minus (ii) the amount of any Decision Reserve in effect at such time.

     "Mortgage" means that certain Mortgage, Security Agreement, Financing Statement & Assignment of Rents and Leases of even date herewith executed by Borrower in favor of the Agent for the benefit of the Holders of Secured Obligations as amended, restated or otherwise modified from time to time.

     "Multiemployer Plan" means a "Multiemployer Plan" as defined in
   Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by Holdings, Borrower or any other member of the Controlled Group.

     "Net Cash Proceeds" means, with respect to any Asset Sale of any Person,
   (a) cash (freely convertible into U.S. Dollars) received by such Person or any Subsidiary of such Person from such Asset Sale (including cash received as consideration for the assumption or incurrence of liabilities incurred in connection with or in anticipation of such Asset Sale), after
   (i) provision for all income or other taxes measured by or resulting from such Asset Sale, (ii) payment of all brokerage commissions and other fees and expenses related to such Asset Sale, (iii) all amounts used to repay Indebtedness secured by a Lien on any asset disposed of in such Asset Sale or which is or may be required (by the express terms of the instrument governing such Indebtedness) to be repaid in connection with such Asset Sale (including payments made to obtain or avoid the need for the consent of any holder of such Indebtedness), and (iv) deduction of appropriate amounts to be provided by such Person or a Subsidiary of such Person as a reserve, in accordance with Agreement Accounting Principles, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by such Person or a Subsidiary of such Person after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale; and (b) cash payments in respect of any Indebtedness, Capital Stock or other consideration received by such Person or any Subsidiary of such Person from such Asset Sale upon receipt of such cash payments by such Person or such Subsidiary.

     "Net Income" is defined in Section 6.4(A) hereof.

     "Non Pro Rata Loan" is defined in Section 8.2 hereof.

     "Notes" means the Revolving Notes and the Term Notes.

     "Notice of Assignment" is defined in Section 12.3(B) hereof.

     "Obligations" means all Loans, advances, debts, liabilities, obligations, covenants and duties owing by Borrower to the Agent, any Lender, any Issuing Lender, any Affiliate of the Agent, any Lender or any Issuing Lender, or any Indemnitee, of any kind or nature, present or future, arising under this Agreement, the Notes, the Letters of Credit, the Collateral Documents, any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys' fees and disbursements, paralegals' fees (in each case whether or not allowed), and any other sum chargeable to Borrower under this Agreement or any other Loan Document.

     "Other Taxes" is defined in Section 2.15(E)(ii) hereof.

     "Participants" is defined in Section 12.2(A) hereof.

     "Patent Security Agreement" means that certain Patent Security Agreement of even date herewith executed by Borrower in favor of the Agent for the benefit of the Holders of Secured Obligations as amended, restated or otherwise modified from time to time.

     "Payment Date" means the last Business Day of each calendar quarter.

     "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

     "Permitted Acquisition" is defined in Section 6.3(G) hereof.

     "Permitted Existing Contingent Obligations" means the Contingent Obligations of Borrower and its Subsidiaries identified as such on
   Schedule 1.1.1 to this Agreement.

     "Permitted Existing Indebtedness" means the Indebtedness of Borrower and its Subsidiaries identified as such on Schedule 1.1.2 to this Agreement.

     "Permitted Existing Investments" means the Investments of Borrower and its Subsidiaries identified as such on Schedule 1.1.3 to this Agreement.

     "Permitted Existing Liens" means the Liens on assets of Borrower or any of its Subsidiaries identified as such on Schedule 1.1.4 to this Agreement.

     "Permitted Purchase Money Indebtedness" is defined in Section 6.3(A)(ii)(k) hereof.

     "Permitted Subordinated Indebtedness" means Subordinated Indebtedness permitted pursuant to Section 6.3(A)(ii)(d).

     "Person" means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

     "Plan" means an employee benefit plan defined in Section 3(3) of ERISA in respect of which Holdings, Borrower or any of their respective Subsidiaries which is a member of the Controlled Group is, or within the immediately preceding six (6) years was, an "employer" as defined in
   Section 3(5) of ERISA.

     "Pledge Agreement" means that certain Pledge Agreement of even date herewith executed by Holdings in favor of the Agent for the benefit of the Holders of Secured Obligations as amended, restated or otherwise modified from time to time.

     "Pro Rata Share" means, with respect to any Lender, (i) at any time prior to the Closing Date, the percentage obtained by dividing (A) such Lender's Commitments at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) by (B) the sum of the Aggregate Term Loan Commitments and the Aggregate Revolving Loan Commitments at such time and (ii) at any time after the Closing Date, the percentage obtained by dividing (A) the sum of such Lender's Term Loans and Revolving Loan Commitment at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) by
   (B) the sum of the aggregate amount of all of the Term Loans and the Aggregate Revolving Loan Commitment at such time; provided, however, if all of the Commitments are terminated pursuant to the terms of this Agreement, then "Pro Rata Share" means the percentage obtained by dividing
   (x) the sum of such Lender's Term Loans and Revolving Loans by (y) the aggregate amount of all Term Loans and Revolving Loans.

     "Purchasers" is defined in Section 12.3(A) hereof.

     "Rate Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under
   (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

     "Rate Option" means the Eurodollar Rate or the Floating Rate.

     "Receivable(s)" means and includes all of Borrower's presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of Borrower to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

     "Redeemable Stock" means any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, in whole or in part, prior to the maturity of the Obligations (including any extensions thereof contemplated by this Agreement), or is, by its terms or upon the happening of any event, redeemable at the option of the holder thereof, in whole or in part, prior to the maturity of the Obligations (including any extensions thereof contemplated by this Agreement).

     "Register" is defined in Section 12.3(C) hereof.

     "Regulation G" means Regulation G of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by nonbank, nonbroker lenders for the purpose of purchasing or carrying margin stock (as defined therein).

     "Regulation T" means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by and to brokers and dealers of securities for the purpose of purchasing or carrying margin stock (as defined therein).

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying Margin Stock applicable to member banks of the Federal Reserve System.

     "Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

     "Reimbursement Obligation" is defined in Section 2.22 hereof.

     "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Contaminants through or in the air, soil, surface water or groundwater.

     "Rentals" is defined in Section 6.4(A) hereof.

     "Replacement Lender" is defined in Section 2.20 hereof.

     "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days after such event occurs, provided, however, that a failure to meet the minimum funding standards of Section 412 of the Code and of
   Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

     "Required Lenders" means Lenders whose Pro Rata Shares, in the aggregate, are greater than sixty-six and two-thirds percent (66-2/3%); provided, however, that, if any of the Lenders shall have failed to fund its Pro Rata Share of any Revolving Loan requested by Borrower which such Lenders are obligated to fund under the terms of this Agreement and any such failure has not been cured, then for so long as such failure continues, "Required Lenders" means Lenders (excluding all Lenders whose failure to fund their respective Pro Rata Shares of such Revolving Loans have not been so cured) whose Pro Rata Shares represent more than sixty-six and two-thirds percent (66-2/3%) of the aggregate Pro Rata Shares of such Lenders; provided, further, however, that, if the Commitments have been terminated pursuant to the terms of this Agreement, "Required Lenders" means Lenders (without regard to such Lenders' performance of their respective obligations hereunder) whose aggregate ratable shares (stated as a percentage) of the aggregate outstanding principal balance of all Loans and L/C Obligations are greater than sixty-six and two-thirds percent (66-2/3%).

     "Requirements of Law" means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act, the Securities Exchange Act, Regulations G, T, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit or environmental, labor, employment, occupational safety or health law, rule or regulation, including Environmental, Health or Safety Requirements of Law.

     "Reserves" shall mean the maximum reserve requirement, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) with respect to "Eurocurrency liabilities" or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined or category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents.

     "Restricted Junior Payment" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Borrower or any of its Subsidiaries now or hereafter outstanding,
   (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to any Permitted Subordinated Indebtedness, (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Borrower or any of its Subsidiaries now or hereafter outstanding (v) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of any Permitted Subordinated Indebtedness or any shares of the Capital Stock of Holdings, Borrower or any of Borrower's Subsidiaries or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission and (vi) any payment of management fees (or other fees of a similar nature) (A) by Borrower to Holdings or (B) by Borrower or Holdings to CHS, any holder of the Capital Stock of Holdings or any member of management or their Affiliates.

     "Revolving Credit Availability" means, at any particular time, the amount by which the Maximum Revolving Credit Amount at such time exceeds the Revolving Loans at such time.

     "Revolving Credit Obligations" means, at any particular time, the sum of
   (i) the outstanding principal amount of the Revolving Loans at such time, plus (ii) the L/C Obligations at such time.

     "Revolving Loan" is defined in Section 2.2.

     "Revolving Loan Commitment" means, for each Lender, the obligation of such Lender to make Revolving Loans and to purchase participations in Letters of Credit not exceeding the amount set forth on Exhibit B to this Agreement opposite its name thereon under the heading "Revolving Loan Commitment" or the signature page of the Assignment and Acceptance by which it became a Lender, as such amount may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance.

     "Revolving Note" means a promissory note, in substantially the form of Exhibit C hereto, duly executed by Borrower and payable to the order of a Lender in the amount of its Revolving Loan Commitment, including any amendment, restatement modification, renewal or replacement of such Revolving Note.

     "Risk-Based Capital Guidelines" is defined in Section 3.2 hereof.

     "Secured Obligations" means, collectively, (i) the Obligations and (ii) all Rate Hedging Obligations owing to one or more of the Lenders.

     "Security Agreement" means that certain Security Agreement of even date herewith executed by Borrower in favor of the Agent for the benefit of the Holders of Secured Obligations as amended, restated or otherwise modified from time to time.

     "Single Employer Plan" means a Plan maintained Holdings, Borrower or any member of the Controlled Group for employees of Borrower or any member of the Controlled Group.

     "Stock Repurchase" means the repurchase by Holdings of certain shares of its Capital Stock on the Closing Date on the terms and conditions set forth in the Issuer Tender Offer Statement.

     "Stock Repurchase Dividend" means dividends in an aggregate amount not to exceed $39,600,000.00 made by Borrower to Holdings on the date or dates on which Holdings is required to tender payment for the tendered shares accepted pursuant to the Issuer Tender Offer Statement in order to effect the Stock Repurchase.

     "Subordinated Indebtedness" means any Indebtedness of Borrower or any Subsidiary of Borrower the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Required Lenders.

     "Subsidiary" of a Person means (i) any corporation 50% or more of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization 50% or more of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of Borrower.

     "Taxes" is defined in Section 2.15(E)(i) hereof.

     "Termination Date" means the earlier of (a) January 19, 2001 and (b) the date of termination of the Commitments pursuant to Section 2.6 or Section 8.1.

     "Termination Event" means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of Borrower or any member of the Controlled Group from a Benefit Plan during a plan year in which Borrower or such Controlled Group member was a "substantial employer" as defined in
   Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of twenty percent (20%) of Benefit Plan participants who are employees of Borrower or any member of the Controlled Group; (iii) the imposition of an obligation on Borrower or any member of the Controlled Group under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan; (v) any event or condition which could reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; or (vi) the partial or complete withdrawal of Borrower or any member of the Controlled Group from a Multiemployer Plan.

     "Term Loan" is defined in Section 2.1(a).

     "Term Loan Commitment" means, for each Lender, the obligation of such Lender to make its Term Loan pursuant to the terms and conditions of this Agreement, and which shall not exceed the principal amount set forth on Exhibit B to this Agreement opposite its name thereon under the heading "Term Loan Commitment", as such amount may be modified from time to time pursuant to the terms hereof.

     "Term Loan Termination Date" means January 19, 2001.

     "Term Note" means a promissory note, in substantially the form of Exhibit D hereto, duly executed by Borrower and payable to the order of a Lender in the amount of its Term Loan Commitment, including any amendment, restatement modification, renewal or replacement of such Term Note.

     "Trademark Security Agreement" means that certain Trademark Security Agreement of even date herewith executed by Borrower in favor of the Agent for the benefit of the Holders of Secured Obligations as amended, restated or otherwise modified from time to time.

     "Transaction Costs" means the fees, costs and expenses payable by Borrower in connection with the execution, delivery and performance of the Transaction Documents and the consummation of the Stock Repurchase; provided however, the aggregate amount of Transaction Costs in connection with the Stock Repurchase shall not in any event exceed $2,500,000.

     "Transaction Documents" means the Loan Documents and the documents filed or entered into in connection with the Stock Repurchase.

     "Transferee" is defined in Section 12.5 hereof.

     "Type" means, with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Rate Loan.

     "Unfunded Liabilities" means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans, and (ii) in the case of Multiemployer Plans, the withdrawal liability that would be incurred by the Controlled Group if all members of the Controlled Group completely withdrew from all Multiemployer Plans.

     "Unmatured Default" means an event which, but for the lapse of time or the giving of notice, or both, would constitute a Default.

     "Working Capital" means, as at any date of determination, the excess, if any, of (i) Borrower's consolidated current assets, except cash and Cash Equivalents, over (ii) Borrower's consolidated current liabilities, except current maturities of long-term debt and Revolving Credit Obligations as of such date and all accrued interest as of such date.

     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with generally accepted accounting principles in existence as of the date hereof.

     1.2 References. The existence throughout the Agreement of references to Borrower's Subsidiaries is for a matter of convenience only. Any references to Subsidiaries of Borrower set forth herein shall not in any way be construed as consent by the Agent or any Lender to the establishment, maintenance or acquisition of any Subsidiary.

     1.3 Supplemental Disclosure. At any time at the request of the Agent and at such additional times as Borrower determines, Borrower shall supplement each schedule or representation herein or in the other Loan Documents with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such schedule or as an exception to such representation or which is necessary to correct any information in such schedule or representation which has been rendered inaccurate thereby. Unless any such supplement to such schedule or representation discloses the existence or occurrence of events, facts or circumstances which are not prohibited by the terms of this Agreement or any other Loan Documents, such supplement to such schedule or representation shall not be deemed an amendment thereof unless expressly consented to in writing by Agent and the Required Lenders, and no such amendments, except as the same may be consented to in a writing which expressly includes a waiver, shall be or be deemed a waiver by the Agent or any Lender of any Default disclosed therein.

   ARTICLE II:  THE CREDITS

     2.1. Term Loans. (a) Amount of Term Loans. Subject to the terms and conditions set forth in this Agreement, each Lender on the Closing Date severally and not jointly agrees to make on the Closing Date, a term loan, in Dollars, to Borrower in an amount equal to such Lender's Term Loan Commitment (each individually, a "Term Loan" and, collectively, the "Term Loans"). All Term Loans shall be made by the Lenders on the Closing Date simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Term Loan hereunder nor shall the Term Loan Commitment of any Lender be increased or decreased as a result of any such failure.

     (b) Borrowing Notice. Borrower shall deliver to the Agent a Borrowing Notice, signed by it, on the Closing Date. Such Borrowing Notice shall specify (i) the aggregate amount of the Term Loans and (ii) instructions for the disbursement of the proceeds of the Term Loans. The Term Loans shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Rate Loans in the manner provided in Section 2.10 and subject to the other conditions and limitations therein set forth and set forth in this Article II. Any Borrowing Notice given pursuant to this Section 2.1(b) shall be irrevocable.

     (c) Making of Term Loans. Promptly after receipt of the Borrowing Notice under Section 2.1(b) in respect of the Term Loans, the Agent shall notify each Lender by telex or telecopy, or other similar form of transmission, of the proposed Advance. Each Lender shall deposit an amount equal to its Pro Rata Share of the Term Loans with the Agent at its office in Chicago, Illinois, in immediately available funds, on the Closing Date specified in the Borrowing Notice. Subject to the fulfillment of the conditions precedent set forth in Sections 4.1 and 4.2, the Agent shall make the proceeds of such amounts received by it available to Borrower at the Agent's office in Chicago, Illinois on such Closing Date and shall disburse such proceeds in accordance with Borrower's disbursement instructions set forth in such Borrowing Notice. The failure of any Lender to deposit the amount described above with the Agent on the Closing Date shall not relieve any other Lender of its obligations hereunder to make its Term Loan on the Closing Date.

     (d) Repayment of the Term Loans. (i) The Term Loans shall be repaid in twelve (12) consecutive semi-annual installments payable on the last calendar day of each June and December commencing June 30, 1995 and continuing thereafter until December 31, 2000, and the Term Loans shall be permanently reduced by the amount of each installment on the date payment thereof is required to be made hereunder. The installments shall be in the aggregate amounts set forth below:
`
          Installment Date           Installment Amount

          June 30, 1995                 $2,500,000
          December 31, 1995             $2,500,000

          June 30, 1996                 $3,000,000
          December 31, 1996             $3,000,000

          June 30, 1997                 $3,500,000
          December 31, 1997             $3,500,000

          June 30, 1998                 $4,000,000
          December 31, 1998             $4,000,000

          June 30, 1999                 $4,500,000
          December 31, 1999             $4,500,000

          June 30, 2000                 $5,000,000
          December 31, 2000             $5,000,000

   Notwithstanding the foregoing, the final installment shall be in the amount of the then outstanding principal balance of the Term Loans. In addition, the then outstanding principal balance of the Term Loans, if any, shall be due and payable on the Termination Date. No installment of any Term Loan shall be reborrowed once repaid.

     (ii)  In addition to the scheduled payments on the Term Loans, Borrower
   (a) may make the voluntary prepayments described in Section 2.5(A) for credit against the scheduled payments on the Term Loans pursuant to
   Section 2.5(A) and (b) shall make the mandatory prepayments prescribed in
   Section 2.5(B), for credit against such scheduled payments on the Term Loans pursuant to Section 2.5(B).

     2.2 Revolving Loans. Upon the satisfaction of the conditions precedent set forth in Sections 4.1 and 4.2 hereof, from and including the date of this Agreement and prior to the Termination Date, each Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make revolving loans to Borrower from time to time, in Dollars, in an amount not to exceed such Lender's Pro Rata Share of Revolving Credit Availability at such time (each individually, a "Revolving Loan" and, collectively, the "Revolving Loans"); provided, however, at no time shall the Revolving Credit Obligations exceed the lesser of Aggregate Revolving Loan Commitment and the Borrowing Base. Subject to the terms of this Agreement, Borrower may borrow, repay and reborrow at any time prior to the Termination Date. The Revolving Loans made on the Closing Date shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Rate Loans in the manner provided in Section 2.10 and subject to the other conditions and limitations therein set forth and set forth in this Article II. On the Termination Date, Borrower shall repay in full the outstanding principal balance of the Revolving Loans.

     2.3 Ratable Loans. Each Advance under Section 2.2 shall consist of Revolving Loans made by each Lender ratably in proportion to such Lender's respective Pro Rata Share.

     2.4 Rate Options for all Advances. The Advances may be Floating Rate Advances or Eurodollar Rate Advances, or a combination thereof, selected by Borrower in accordance with Section 2.10; provided, however, notwithstanding anything herein to the contrary, without the Agent's consent, Borrower may not select the Eurodollar Rate for any Loans prior to the earlier of (i) March 22, 1995 and (ii) execution of assignment and acceptance agreements delivered to the Agent pursuant to Section 12.3 with respect to not less than $35,000,000 of the loan facilities hereunder. Borrower may select, in accordance with Section 2.10, Rate Options and Interest Periods applicable to portions of the Revolving Loans and the Term Loans; provided that there shall be no more than six (6) Interest Periods in effect with respect to all of the Loans at any time.

     2.5  Optional Payments; Mandatory Prepayments.

     (A) Optional Payments. Borrower may from time to time repay or prepay, without penalty or premium all or any part of outstanding Floating Rate Advances. A Eurodollar Rate Advance may not be voluntarily repaid or prepaid prior to the last day of the applicable Interest Period. Unless the aggregate outstanding principal balance of the Term Loans is to be prepaid in full, voluntary prepayments of the Term Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $250,000 in excess of that amount. Each voluntary prepayment shall be applied to the installments of the Term Loan in inverse order of maturity.

     (B)  Mandatory Prepayments.

     (i)  Mandatory Prepayments of Term Loans.

          (a) Upon the consummation of any Asset Sale by Holdings, Borrower or any Subsidiary of Borrower, the Net Cash Proceeds of which are greater than $250,000, within three (3) Business Days after Holdings', Borrower's or any of its Subsidiaries' (i) receipt of any Net Cash Proceeds from any such Asset Sale, or (ii) conversion to cash or Cash Equivalents of non-cash proceeds (whether principal or interest and including securities, release of escrow arrangements or lease payments) received from any Asset Sale, Borrower shall make or cause to be made a mandatory prepayment of the Obligations in an amount equal to (y) one hundred percent (100%) of such Net Cash Proceeds or such proceeds converted from non-cash to cash or Cash Equivalents in the case of Asset Sales other than in connection with the issuance of Capital Stock and
     (z) seventy-five percent (75%) of such Net Cash Proceeds or such proceeds converted from non-cash to cash or Cash Equivalents in the case of Asset Sales consisting of the issuance of Capital Stock.

          (b) Simultaneously with the delivery of the annual audited financial statements required to be delivered pursuant to Section 6.1(A)(iii) for each Cash Flow Period, Borrower shall calculate Excess Cash Flow for such Cash Flow Period and shall make a mandatory prepayment, payable no later than ten (10) days after such calculation and financial statements are delivered in an amount equal to seventy-five percent (75%) of such Excess Cash Flow.

          (c) Within two (2) Business Days after receipt by Borrower or any of its Subsidiaries of any proceeds of Indebtedness permitted by Section 6.3(A)(ii)(d), Borrower shall make or cause to be made a mandatory prepayment in an amount equal to one-hundred percent (100%) of such proceeds of Indebtedness.

          (d) Nothing in this Section 2.5(B)(i) shall be construed to constitute the Lenders' consent to any transaction referred to in clauses (a) and (c) above which is not expressly permitted by the terms of this Agreement.

          (e) Each mandatory prepayment required by clauses (a), (b) and (c) of this Section 2.5(B) shall be referred to herein as a "Designated Prepayment". Designated Prepayments shall be allocated and applied to the Obligations as follows:

               (I) the amount of each Designated Prepayment shall be applied to the unpaid installments of the Term Loans in the inverse order of maturity; and

               (II) following the payment in full of the Term Loans, the amount of each Designated Prepayment shall be applied to repay Revolving Loans (but shall reduce Revolving Loan Commitments only at the option of the Required Lenders) and following the payment in full of the Revolving Loans, the amount of each Designated Prepayment shall be applied first to interest on the Reimbursement Obligations, then to principal on the Reimbursement Obligations, then to fees on account of Letters of Credit and then, to the extent any L/C Obligations are contingent, deposited with the Agent as cash collateral in respect of such L/C Obligations.

          (f) On the date any Designated Prepayment is received by the Agent, such prepayment shall be applied first to Floating Rate Loans and to any Eurodollar Rate Loans maturing on such date. The Agent shall hold the remaining portion of such Designated Prepayment as cash collateral in an interest bearing deposit account and shall apply funds from such account to subsequently maturing Eurodollar Rate Loans in order of maturity.

     (ii) Mandatory Prepayments of Revolving Loans. In addition to repayments under Section 2.5(B)(i)(e)(II), if at any time and for any reason the Revolving Credit Obligations are greater than the lesser of Aggregate Revolving Loan Commitment and the Borrowing Base, Borrower shall immediately make a mandatory prepayment of the Obligations in an amount equal to such excess. In addition, if the Revolving Credit Availability is at any time less than the amount of contingent L/C Obligations outstanding at any time, Borrower shall deposit cash collateral with the Agent in an amount equal to the amount by which such L/C Obligations exceed such Maximum Revolving Credit Amount.

     (iii) Subject to the preceding provisions of this Section 2.5(B), all of the mandatory prepayments made under this Section 2.5(B) shall be applied first to Floating Rate Loans and to any Eurodollar Rate Loans maturing on such date. The Agent shall hold the remaining portion of such mandatory prepayment as cash collateral in an interest bearing deposit account and shall apply funds from such account to subsequently maturing Eurodollar Rate Loans in order of maturity.

     2.6 Reduction of Commitments. Borrower may permanently reduce the Aggregate Revolving Loan Commitment in whole, or in part ratably among the Lenders, in an aggregate minimum amount of $500,000 and integral multiples of $250,000 in excess of that amount, upon at least three Business Days' written notice to the Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Revolving Loan Commitment may not be reduced below the aggregate principal amount of the outstanding Revolving Credit Obligations. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.

     2.7 Method of Borrowing. Not later than 2:00 p.m. (Chicago time) on each Borrowing Date, each Lender shall make available its Revolving Loan or Revolving Loans, in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIII hereof. The Agent will promptly make the funds so received from the Lenders available to Borrower at the Agent's aforesaid address.

     2.8 Method of Selecting Types and Interest Periods for Advances. Borrower shall select the Type of Advance and, in the case of each Eurodollar Rate Advance, the Interest Period applicable to each Advance from time to time. Borrower shall give the Agent irrevocable notice (a "Borrowing Notice") not later than 11:00 a.m. (Chicago time) on the Borrowing Date of each Floating Rate Advance and three Business Days before the Borrowing Date for each Eurodollar Rate Advance, specifying:
   (i) the Borrowing Date (which shall be a Business Day) of such Advance;
   (ii) the aggregate amount of such Advance; (iii) the Type of Advance selected; and (iv) in the case of each Eurodollar Rate Advance, the Interest Period applicable thereto. Borrower shall select Interest Periods so that, to the best of Borrower's knowledge, it will not be necessary to prepay all or any portion of any Eurodollar Rate Advance prior to the last day of the applicable Interest Period in order to make mandatory prepayments as required pursuant to the terms hereof. Each Floating Rate Advance and all Obligations other than Loans shall bear interest from and including the date of the making of such Advance to (but not including) the date of repayment thereof at the Floating Rate, changing when and as such Floating Rate changes. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Loan will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Rate Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Rate Advance.

     2.9 Minimum Amount of Each Advance. Each Eurodollar Rate Advance shall be in the minimum amount of $1,000,000 (and in multiples of $500,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $500,000 (and in multiples of $100,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Revolving Loan Commitment.

     2.10 Method of Selecting Types and Interest Periods for Conversion and Continuation of Advances.

     (A) Right to Convert. Borrower may elect from time to time, subject to the provisions of Section 2.4 and this Section 2.10, to convert all or any part of a Loan of any Type into any other Type or Types of Loans; provided that any conversion of any Eurodollar Rate Advance shall be made on, and only on, the last day of the Interest Period applicable thereto.

     (B) Automatic Conversion and Continuation. Floating Rate Loans shall continue as Floating Rate Loans unless and until such Floating Rate Loans are converted into Eurodollar Rate Loans. Eurodollar Rate Loans shall continue as Eurodollar Rate Loans until the end of the then applicable Interest Period therefor, at which time such Eurodollar Rate Loans shall be automatically converted into Floating Rate Loans unless Borrower shall have given the Agent notice in accordance with Section 2.10(D) requesting that, at the end of such Interest Period, such Eurodollar Rate Loans continue as a Eurodollar Rate Loan.

     (C)  No Conversion Post-Default or Post-Unmatured Default.
   Notwithstanding anything to the contrary contained in Section 2.10(A) or
   Section 2.10(B), no Loan may be converted into or continued as a Eurodollar Rate Loan (except with the consent of the Required Lenders) when any Default or Unmatured Default has occurred and is continuing.

     (D) Conversion/Continuation Notice. Borrower shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of a Floating Rate Loan into a Eurodollar Rate Loan or continuation of a Eurodollar Rate Loan not later than 11:00 a.m. (Chicago time) three Business Days prior to the date of the requested conversion or continuation, specifying: (1) the requested date (which shall be a Business Day) of such conversion or continuation; (2) the amount and Type of the Loan to be converted or continued; and (3) the amount of Eurodollar Rate Loan(s) into which such Loan is to be converted or continued and the duration of the Interest Period applicable thereto.

     2.11 Default Rate. After the occurrence and during the continuance of a Default, at the option of the Agent or at the direction of the Required Lenders, the interest rate(s) applicable to the Obligations and the fees payable under Section 2.25 with respect to Letters of Credit shall be increased by two percent (2.0%) per annum above the Floating Rate, Eurodollar Rate or the rate established for such fees, as applicable.

     2.12 Collections Account Arrangements. (a) All collections of Receivables included in the Collateral and other proceeds of Collateral shall be deposited in a Collection Account which is subject to a Collection Account Agreement or pursuant to another similar arrangement for the collection of such amounts established by Borrower and Agent and shall be transferred in accordance with the provisions of the respective Collection Account Agreements. On or prior to the Closing Date, Borrower shall have entered into and shall thereafter maintain lock-box services agreements with banks which are parties to Collection Account Agreements and to which lock-boxes Account Debtors shall directly remit all payments on Receivables. Any of the foregoing collections received by Borrower and not so deposited, shall be deemed to have been received by Borrower as the Agent's trustee and, upon Borrower's receipt thereof, Borrower shall immediately transfer all such amounts into a Collection Account in their original form. Such deposits shall be remitted to the Agent, Borrower or as the Agent may direct, all in accordance with the provisions of the Collection Account Agreements.

     (b) Following the Collection Account Blockage Date and during the continuance of a Default giving rise thereto, (i) all payments received by the Agent, all collections of Receivables included in the Collateral received by the Agent, and all proceeds of other Collateral received by the Agent, whether through payment or otherwise, will be the sole property of the Agent for the benefit of the Holders of Secured Obligations and will be deemed received by the Agent for application to the Obligations pursuant to the terms of this Agreement.

     2.13 Method of Payment. All payments of principal, interest, and fees hereunder shall be made, without setoff, deduction or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to Borrower, by 2:00 p.m. (Chicago time) on the date when due and shall be made ratably among the Lenders (unless such amount is not to be shared ratably in accordance with the terms hereof). Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds which the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. Borrower authorizes the Agent to charge the account of Borrower maintained with First Chicago for each payment of principal, interest and fees as it becomes due hereunder.

     2.14 Notes, Telephonic Notices. Each Lender is authorized to record the principal amount of each of its Loans and each repayment with respect to its Loans on the schedule attached to its respective Note; provided, however, that the failure to so record shall not affect Borrower's obligations under any such Note. Borrower authorizes the Lenders and the Agent to extend Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of Borrower. Borrower agrees to deliver promptly to the Agent a written confirmation, signed by an Authorized Officer, if such confirmation is requested by the Agent or any Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, (i) the telephonic notice shall govern absent manifest error and (ii) the Agent or the Lender, as applicable, shall promptly notify the Authorizing Officer who provided such confirmation of such difference.

     2.15 Promise to Pay; Interest and Fees; Interest Payment Dates; Interest and Fee Basis; Taxes; Loan and Control Accounts.

     (A) Promise to Pay. Borrower unconditionally promises to pay when due the principal amount of each Loan and all other Obligations incurred by it, and to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the Notes.

     (B) Interest Payment Dates. Interest accrued on each Floating Rate Loan shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Loan is prepaid, whether due to acceleration or otherwise, and at maturity (whether by acceleration or otherwise). Interest accrued on each Eurodollar Rate Loan shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Rate Loan is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Rate Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued on the principal balance of all other Obligations shall be payable in arrears (i) on the last day of each calendar quarter, commencing on the first such day following the incurrence of such Obligation, (ii) upon repayment thereof in full or in part, and (iii) if not theretofore paid in full, at the time such other Obligation becomes due and payable (whether by acceleration or otherwise).

     (C) Fees. (i) Borrower shall pay to the Agent, for the account of the Lenders in accordance with their Pro Rata Shares, a commitment fee accruing at the rate of one-half of one percent (0.50%) per annum from and after the Closing Date until the Revolving Loan Termination Date on the amount by which (A) the Aggregate Revolving Loan Commitment in effect from time to time exceeds (B) the Revolving Credit Obligations in effect from time to time. All such commitment fees payable under this clause (C) shall be payable quarterly in arrears on the last calendar day of each March, June, September and December occurring after the Closing Date and, in addition, on the Revolving Loan Termination Date.

     (ii) Borrower agrees to pay to the Agent for the sole account of the Agent (unless otherwise agreed between the Agent and any Lender) the fees set forth in the letter agreement between the Agent and Borrower dated November 14, 1994, payable at the times and in the amounts set forth therein.

     (D) Interest and Fee Basis. Interest and fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Obligation is incurred but not for the day of any payment on the amount paid if payment is received prior to 2:00 p.m. (Chicago time) at the place of payment. If any payment of principal of or interest on a Loan or any payment of any other Obligations shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

     (E)  Taxes.

          (i) Any and all payments by Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings or any liabilities with respect thereto including those arising after the date hereof as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of each Lender and the Agent, such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by such Lender's or Agent's, as the case may be, income by the United States of America or any Governmental Authority of the jurisdiction under the laws of which such Lender or Agent, as the case may be, is organized or maintains a Lending Installation (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities which the Agent or a Lender determines to be applicable to this Agreement, the other Loan Documents, the Revolving Loan Commitments, the Loans or the Letters of Credit being hereinafter referred to as "Taxes"). If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the other Loan Documents to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15(E)) such Lender or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. If a withholding tax of the United States of America or any other Governmental Authority shall be or become applicable (y) after the date of this Agreement, to such payments by Borrower made to the Lending Installation or any other office that a Lender may claim as its Lending Installation, or (z) after such Lender's selection and designation of any other Lending Installation, to such payments made to such other Lending Installation, such Lender shall use reasonable efforts to make, fund and maintain its Loans through another Lending Installation of such Lender in another jurisdiction so as to reduce Borrower's liability hereunder, if the making, funding or maintenance of such Loans through such other Lending Installation of such Lender does not, in the judgment of such Lender, otherwise adversely affect such Loans, or obligations under the Revolving Loan Commitments or such Lender.

          (ii) In addition, Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, from the issuance of Letters of Credit hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, the Revolving Loan Commitments, the Loans or the Letters of Credit (hereinafter referred to as "Other Taxes").

          (iii) Borrower indemnifies each Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.15(E)) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days after the date such Lender or the Agent (as the case may be) makes written demand therefor. A certificate as to any additional amount payable to any Lender or the Agent under this Section 2.15(E) submitted to Borrower and the Agent (if a Lender is so submitting) by such Lender or the Agent shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall, absent manifest error, be final, conclusive and binding upon all parties hereto. With respect to such deduction or withholding for or on account of any Taxes and to confirm that all such Taxes have been paid to the appropriate Governmental Authorities, Borrower shall promptly (and in any event not later than thirty (30) days after receipt) furnish to each Lender and the Agent such certificates, receipts and other documents as may be required (in the judgment of such Lender or the Agent) to establish any tax credit to which such Lender or the Agent may be entitled.

          (iv) Within thirty (30) days after the date of any payment of Taxes or Other Taxes by Borrower, Borrower shall furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof.

          (v) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 2.15(E) shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

          (vi)  Without limiting the obligations of Borrower under this
     Section 2.15(E), each Lender that is not created or organized under the laws of the United States of America or a political subdivision thereof shall deliver to Borrower and the Agent on or before the Closing Date, or, if later, the date on which such Lender becomes a Lender pursuant to
     Section 12.3 hereof, a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender, in a form satisfactory to Borrower and the Agent, to the effect that such Lender is capable under the provisions of an applicable tax treaty concluded by the United States of America (in which case the certificate shall be accompanied by two executed copies of Form 1001 of the IRS) or under
     Section 1442 of the Code (in which case the certificate shall be accompanied by two copies of Form 4224 of the IRS) of receiving payments of interest hereunder without deduction or withholding of United States federal income tax. Each such Lender further agrees to deliver to Borrower and the Agent from time to time a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender substantially in a form satisfactory to Borrower and the Agent, before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to Borrower and the Agent pursuant to this Section 2.15(E)(vi). Further, each Lender which delivers a certificate accompanied by Form 1001 of the IRS covenants and agrees to deliver to Borrower and the Agent within fifteen (15) days prior to January 1, 1996, and every third (3rd) anniversary of such date thereafter, on which this Agreement is still in effect, another such certificate and two accurate and complete original signed copies of Form 1001 (or any successor form or forms required under the Code or the applicable regulations promulgated thereunder), and each Lender that delivers a certificate accompanied by Form 4224 of the IRS covenants and agrees to deliver to Borrower and the Agent within fifteen (15) days prior to the beginning of each subsequent taxable year of such Lender during which this Agreement is still in effect, another such certificate and two accurate and complete original signed copies of IRS Form 4224 (or any successor form or forms required under the Code or the applicable regulations promulgated thereunder). Each such certificate shall certify as to one of the following:

               (a) that such Lender is capable of receiving payments of interest hereunder without deduction or withholding of United States of America federal income tax;

               (b) that such Lender is not capable of receiving payments of interest hereunder without deduction or withholding of United States of America federal income tax as specified therein but is capable of recovering the full amount of any such deduction or withholding from a source other than Borrower and will not seek any such recovery from Borrower; or

               (c) that, as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority after the date such Lender became a party hereto, such Lender is not capable of receiving payments of interest hereunder without deduction or withholding of United States of America federal income tax as specified therein and that it is not capable of recovering the full amount of the same from a source other than Borrower.

          Each Lender shall promptly furnish to Borrower and the Agent such additional documents as may be reasonably required by Borrower or the Agent to establish any exemption from or reduction of any Taxes or Other Taxes required to be deducted or withheld and which may be obtained without undue expense to such Lender.

     (F) Loan Account. Each Lender shall maintain in accordance with its usual practice an account or accounts (a "Loan Account") evidencing the Obligations of Borrower to such Lender owing to such Lender from time to time, including the amount of principal and interest payable and paid to such Lender from time to time hereunder and under the Notes.

     (G)  Control Account.  The Register maintained by the Agent pursuant to
   Section 12.3(C) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded
   (i) the date and amount of each Advance made hereunder, the type of Loan comprising such Advance and any Interest Period applicable thereto,
   (ii) the effective date and amount of each assignment and acceptance delivered to and accepted by it and the parties thereto pursuant to
   Section 12.3, (iii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder or under the Notes, (iv) the amount of any sum received by the Agent from Borrower hereunder and each Lender's share thereof, and (v) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest.

     (H) Entries Binding. The entries made in the Register and each Loan Account shall be conclusive and binding for all purposes, absent manifest error, unless Borrower objects to information contained in the Register and each Loan Account within thirty (30) days of Borrower's receipt of such information.

     2.16 Notification of Advances, Interest Rates, Prepayments and Aggregate Revolving Loan Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Revolving Loan Commitment reduction notice, Borrowing Notice, Continuation/Conversion Notice, and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Rate Loan promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

     2.17 Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or facsimile notice to the Agent and Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

     2.18 Non-Receipt of Funds by the Agent. Unless Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by Borrower, the interest rate applicable to the relevant Loan.

     2.19 Termination Date. This Agreement shall be effective until the Termination Date. Notwithstanding the termination of this Agreement on the Termination Date, until all of the Obligations (other than contingent indemnity obligations) shall have been fully and indefeasibly paid and satisfied, all financing arrangements among Borrower and the Lenders shall have been terminated (other than under Interest Rate Agreements or other agreements with respect to Rate Hedging Obligations) and all of the Letters of Credit shall have expired, been cancelled or terminated, all of the rights and remedies under this Agreement and the other Loan Documents shall survive and the Agent shall be entitled to retain its security interest in and to all existing and future Collateral for the benefit of itself and the Holders of Secured Obligations.

     2.20 Replacement of Certain Lenders. In the event a Lender ("Affected Lender") shall have: (i) failed to fund its Pro Rata Share of any Advance requested by Borrower which such Lender is obligated to fund under the terms of this Agreement and which failure has not been cured, (ii) requested compensation from Borrower under Sections 2.15(E), 3.1 or 3.2 to recover Taxes, Other Taxes or other additional costs incurred by such Lender which are not being incurred generally by the other Lenders, (iii) delivered a notice pursuant to Section 3.3 claiming that such Lender is unable to extend Eurodollar Rate Loans to Borrower for reasons not generally applicable to the other Lenders or (iv) has invoked Section 9.2, then, in any such case, Borrower or the Agent may make written demand on such Affected Lender (with a copy to the Agent in the case of a demand by Borrower and a copy to Borrower in the case of a demand by the Agent) for the Affected Lender to assign, and such Affected Lender shall use reasonable efforts to assign pursuant to one or more duly executed assignment and acceptance agreements in substantially the form of Exhibit E five (5) Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of Section 12.3(A) (and, if selected by Borrower is reasonably acceptable to the Agent) which Borrower or the Agent, as the case may be, shall have engaged for such purpose ("Replacement Lender"), all of such Affected Lender's rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Revolving Loan Commitment, all Loans owing to it, all of its participation interests in existing Letters of Credit, and its obligation to participate in additional Letters of Credit hereunder) in accordance with Section 12.3. If the Affected Lender is also an Issuing Lender, then prior to or simultaneously with the assignment to the Replacement Lender, all Letters of Credit issued by the Affected Lender shall be replaced by Letters of Credit issued by the Agent, the Replacement Lender or another Issuing Lender. The Agent agrees, upon the occurrence of such events with respect to an Affected Lender and upon the written request of Borrower, to use its reasonable efforts to obtain the commitments from one or more financial institutions to act as a Replacement Lender. The Agent is authorized to execute one or more of such assignment agreements as attorney-in-fact for any Affected Lender failing to execute and deliver the same within five (5) Business Days after the date of such demand. Further, with respect to such assignment the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment, amounts payable under Sections 2.15(E), 3.1, and 3.2 with respect to such Affected Lender and compensation payable under Section 2.15(C) in the event of any replacement of any Affected Lender under clause (ii) or clause (iii) of this Section 2.20; provided that upon such Affected Lender's replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15(E), 3.1, 3.2, 3.4, and 9.7, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 10.8. Upon the replacement of any Affected Lender pursuant to this Section 2.20, the provisions of Section 8.2 shall continue to apply with respect to Loans which are then outstanding with respect to which the Affected Lender failed to fund its Pro Rata Share and which failure has not been cured.

     2.21 Letter of Credit Facility. Upon receipt of duly executed applications therefor, and such other documents, instructions and agreements as such Issuing Lender may require, and subject to the provisions of Article IV, the Agent shall or any other Lender, in its sole discretion, may, issue letters of credit for the account of Borrower (the Agent and each such other Lender in such capacity being referred to as an "Issuing Lender"), on terms as are satisfactory to such Issuing Lender; provided, however, that no Letter of Credit will be issued for the account of Borrower by an Issuing Lender if on the date of issuance, before or after taking such Letter of Credit into account, (i) the Revolving Credit Obligations at such time would exceed the lesser of the Aggregate Revolving Loan Commitments and the Borrowing Base at such time or (ii) the aggregate outstanding amount of the L/C Obligations exceeds $1,000,000; and provided, further, that no Letter of Credit shall be issued which has an expiration date later than the date which is five (5) Business Days immediately preceding the Termination Date. If Borrower applies for a Letter of Credit from any Lender other than the Agent, Borrower shall simultaneously notify the Agent of the proposed amount and expiration date of such Letter of Credit. The Agent shall promptly notify Borrower and the Lender to which such application has been made whether the issuance of such Letter of Credit would comply with the terms of this Section 2.21.

     2.22 Letter of Credit Reimbursement Obligations. Borrower agrees unconditionally, irrevocably and absolutely to pay immediately to the Agent, for the account of the applicable Issuing Lender or the account of Lenders, as the case may be, the amount of each advance which may be drawn under or pursuant to a Letter of Credit issued for its account or an L/C Draft related thereto (such obligation of Borrower to reimburse the Issuing Lender or the Agent for an advance made under a Letter of Credit or L/C Draft, except to the extent funded or deemed funded by a Revolving Loan, being hereinafter referred to as a "Reimbursement Obligation" with respect to such Letter of Credit or L/C Draft), each such payment to be made by Borrower no later than the Business Day on which the applicable Issuing Lender makes payment of each such L/C Draft or, in the case of any other draw on a Letter of Credit, the date specified in a demand of the Agent. Any Issuing Lender may direct the Agent to make such a demand with respect to Letters of Credit issued by such Issuing Lender. If Borrower at any time fails to repay a Reimbursement Obligation pursuant to this
   Section 2.22, Borrower shall be deemed to have elected to borrow a Revolving Loan from the Lenders, as of the date of the advance giving rise to the Reimbursement Obligation equal in amount to the amount of the unpaid Reimbursement Obligation. Such Revolving Loan shall be made as of the date of the payment giving rise to such Reimbursement Obligation, automatically, without notice and without any requirement to satisfy the conditions precedent otherwise applicable to an Advance of Revolving Loans. Such Revolving Loans shall constitute a Floating Rate Advance, the proceeds of which Advance shall be used to repay such Reimbursement Obligation. If, for any reason, Borrower fails to repay a Reimbursement Obligation on the day such Reimbursement Obligation arises and, for any reason, the Lenders are unable to make or have no obligation to make a Revolving Loan, then such Reimbursement Obligation shall bear interest from and after such day, until paid in full, at the interest rate applicable to a Floating Rate Advance.

     2.23 Letter of Credit Participation. Immediately upon the issuance of each Letter of Credit hereunder, each Lender shall be deemed to have automatically, irrevocably and unconditionally purchased and received from the applicable Issuing Lender an undivided interest and participation in and to such Letter of Credit, the obligations of Borrower in respect thereof, and the liability of the applicable Issuing Lender thereunder (collectively, an "L/C Interest") in an amount equal to the amount available for drawing under such Letter of Credit multiplied by such participating Lender's Pro Rata Share. The Agent will notify each Lender (or in the case of an Issuing Lender other than the Agent, such Issuing Lender shall notify the Agent who in turn will notify each Lender) promptly if Borrower fails to pay the Agent for the account of the applicable Issuing Lender amounts required to be paid by it under Section
   2.22 with respect to any L/C Draft or upon any other draw under a Letter of Credit and each Lender shall promptly and unconditionally pay to the Agent for the account of the applicable Issuing Lender, in immediately available funds an amount equal to such Lender's Pro Rata Share of the amount of such payment or draw. Upon the Agent's receipt of funds as a result of an Issuing Lender's payment on an L/C Draft or any other draw on a Letter of Credit issued by such Issuing Lender, the Agent shall promptly pay such funds to the Issuing Lender. If Borrower fails to repay the amount of any L/C Draft or any other draw on a Letter of Credit in accordance with Section 2.22, then, upon direction from the Issuing Lender, the Agent shall notify each Lender of such failure, and each Lender shall promptly make payment to the Agent, in immediately available funds in an amount equal to such Lender's Pro Rata Share of the amount of such payment or draw. The obligation of each Lender to pay the Agent for the account of the applicable Issuing Lender under this Section 2.23 shall be unconditional, continuing, irrevocable and absolute. In the event that any Lender fails to make payment to the Agent of any amount due under this
   Section 2.23, the Agent shall be entitled to receive and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent on behalf of the applicable Issuing Lender receives such payment from such Lender or such obligation is otherwise fully satisfied; provided, however, that nothing contained in this sentence shall relieve such Lender of its obligation to reimburse the Agent for the account of the applicable Issuing Lender such amount in accordance with this Section 2.23.

     2.24 Cash Collateral. Notwithstanding anything to the contrary herein or in any application for a Letter of Credit, after the occurrence and during the continuance of Default, Borrower shall, upon the Agent's demand, deliver to the Agent for the benefit of the Lenders, cash, or other collateral of a type satisfactory to the Required Lenders, having a value, as determined by such Lenders, equal to the aggregate outstanding L/C Obligations. In addition, if the Maximum Revolving Credit Amount is at any time less than the amount of contingent L/C Obligations outstanding at any time, Borrower shall deposit cash collateral with the Agent in an amount equal to the amount by which such L/C Obligations exceed such Maximum Revolving Credit Amount. Any such collateral shall be held by the Agent in a separate account appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by the Agent for the benefit of the Lenders as collateral security for Borrower's obligations in respect of this Agreement and each of the Letters of Credit and L/C Drafts. Such amounts shall be applied to reimburse the Agent or each Issuing Lender, as applicable, for drawings or payments under or pursuant to Letters of Credit or L/C Drafts, or if no such reimbursement is required, to payment of such of the other Obligations as the Agent shall determine. If no Default shall be continuing, amounts remaining in any cash collateral account established pursuant to this Section 2.24 which are not to be applied to reimburse the Agent for amounts actually paid or to be paid by the Agent in respect of a Letter of Credit or L/C Draft, shall be returned to Borrower (after deduction of the Agent's expenses incurred in connection with such cash collateral account).

     2.25 Letter of Credit Fees. Borrower agrees to pay (i) monthly, in arrears, to the Agent for the ratable benefit of the Lenders, except as set forth in Section 8.2, a letter of credit fee of two and three-quarters percent (2.75%) per annum on the aggregate amount available for drawing under all of the standby Letters of Credit, (ii) monthly, in arrears, to the Agent for the ratable benefit of the Lenders, except as set forth in
   Section 8.2, a commercial letter of credit fee of two percent (2.00%) per annum on the average daily outstanding face amount available for drawing under all of the commercial Letters of Credit issued for the account of Borrower and (iii) to the Issuing Lender directly for its benefit, all customary fees (including fronting fees) and other issuance, amendment, document examination, negotiation and presentment expenses and related charges in connection with the issuance, amendment, presentation of L/C Drafts, and the like customarily charged by such Issuing Lender with respect to standby and commercial Letters of Credit issued by it, including, without limitation standard commissions with respect to commercial Letters of Credit, payable at the time of invoice of such amounts.

     2.26 Indemnification; Exoneration. (a) In addition to amounts payable as elsewhere provided in this Agreement, Borrower agrees to protect, indemnify, pay and save harmless the Agent, each Issuing Lender and each Lender from and against any and all liabilities and costs which the Agent, any Issuing Lender or any Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit other than, in the case of the Issuing Lender, as a result of its Gross Negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, or (ii) the failure of the Issuing Lender of a Letter of Credit to honor a drawing under such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called "Governmental Acts").

     (b) As among Borrower, the Lenders, the Issuing Lenders and the Agent, Borrower assumes all risks of the acts and omissions of, or misuse of such Letter of Credit by, the beneficiary of any Letter of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit applications and Letter of Credit reimbursement agreements executed by Borrower at the time of request for any Letter of Credit, the Issuing Lender of a Letter of Credit, the Agent and the Lenders shall not be responsible (in the absence of Gross Negligence or willful misconduct in connection therewith, as determined by the final judgment of a court of competent jurisdiction): (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;
   (iii) for failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or other similar form of teletransmission or otherwise; (v) for errors in interpretation of technical trade terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Agent, the Issuing Lender and the Lenders including, without limitation, any Governmental Acts. None of the above shall affect, impair, or prevent the vesting of any of the Issuing Lender's rights or powers under this Section 2.26.

     (c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by Issuing Lender under or in connection with Letters of Credit issued on behalf of Borrower or any related certificates shall not, in the absence of Gross Negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, put the Issuing Lender, the Agent or any Lender under any resulting liability to Borrower or relieve Borrower of any of its obligations hereunder to any such Person.

     (d) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 2.26 shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

     (e) Notwithstanding anything therein to the contrary, in the event any of the provisions of any application submitted in connection with any Letter of Credit conflict with the provisions of this Agreement, the terms of this Agreement shall govern.

   ARTICLE III:  CHANGE IN CIRCUMSTANCES

     3.1 Yield Protection. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) adopted after the date of this Agreement and having general applicability to all banks within the jurisdiction in which such Lender operates (excluding, for the avoidance of doubt, the effect of and phasing in of capital requirements or other regulations or guidelines passed prior to the date of this Agreement), or any interpretation or application thereof by any Governmental Authority charged with the interpretation or application thereof, or the compliance of any Lender therewith,

          (i) subjects any Lender (each reference in this Section 3.1 to a Lender being in its capacity either as a Lender or an Issuing Lender, or both) or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from Borrower (excluding federal taxation of the overall net income of any Lender or applicable Lending Installation), or changes the basis of taxation of payments to any Lender in respect of its Loans, its L/C Interests, the Letters of Credit or other amounts due it hereunder, or

          (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Rate Loans) with respect to its Loans, L/C Interests or the Letters of Credit, or

          (iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining the Loans, the L/C Interests or the Letters of Credit or reduces any amount received by any Lender or any applicable Lending Installation in connection with Loans or Letters of Credit, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Loans or L/C Interests held or interest received by it or by reference to the Letters of Credit, by an amount deemed material by such Lender;

   and the result of any of the foregoing is to increase the cost to that Lender of making, renewing or maintaining its Loans, L/C Interests or Letters of Credit or to reduce any amount received under this Agreement, then, within 15 days after receipt by Borrower of written demand by such Lender pursuant to Section 3.5, Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans, L/C Interests, Letters of Credit and its Revolving Loan Commitment.

     3.2 Changes in Capital Adequacy Regulations. If a Lender (each reference in this Section 3.2 to a Lender being in its capacity either as a Lender or an Issuing Lender, or both) determines (i) the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a "Change" (as defined below), and (ii) such increase in capital will result in an increase in the cost to such Lender of maintaining its Loans, L/C Interests, the Letters of Credit or its obligation to make Loans hereunder, then, within 15 days after receipt by Borrower of written demand by such Lender pursuant to Section 3.5, Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans, its L/C Interests, the Letters of Credit or its obligation to make Loans hereunder (after taking into account such Lender's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the "Risk-Based Capital Guidelines" (as defined below) excluding, for the avoidance of doubt, the effect of any phasing in of such Risk-Based Capital Guidelines or any other capital requirements passed prior to the date hereof, or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement and having general applicability to all banks and financial institutions within the jurisdiction in which such Lender operates which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means
   (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

     3.3 Availability of Types of Advances. If (i) any Lender determines that maintenance of its Eurodollar Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, or (ii) the Required Lenders determine that (x) deposits of a type and maturity appropriate to match fund Eurodollar Rate Advances are not available or (y) the interest rate applicable to a Type of Advance does not accurately reflect the cost of making or maintaining such an Advance, then the Agent shall suspend the availability of the affected Type of Advance and, in the case of any occurrence set forth in clause (i) require any Advances of the affected Type to be repaid.

     3.4 Funding Indemnification. If any payment of a Eurodollar Rate Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment, or otherwise, or a Eurodollar Rate Advance is not made on the date specified by Borrower for any reason other than default by the Lenders, Borrower indemnifies each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurodollar Rate Advance. In connection with any assignment by First Chicago of any portion of the Loans made pursuant to Section 12.3 and made on or prior to the earlier of (i) March 22, 1995 and (ii) execution of assignment and acceptance agreements delivered to the Agent pursuant to Section 12.3 with respect to not less than $35,000,000 of the loan facilities hereunder, and if, notwithstanding the provisions of Section 2.4, Borrower has requested and the Agent has consented to the use of the Eurodollar Rate, Borrower shall be deemed to have repaid all outstanding Eurodollar Rate Advances as of such date and reborrowed such amount as a Floating Rate Advance and/or Eurodollar Rate Advance (chosen in accordance with the provisions od
   Section 2.4) and the indemnification provisions under this Section 3.4 shall apply.

     3.5 Lender Statements; Survival of Indemnity. If reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Rate Loans to reduce any liability of Borrower to such Lender under Sections 3.1 and 3.2 or to avoid the unavailability of a Type of Advance under Section 3.3, so long as such designation is not disadvantageous to such Lender. Each Lender requiring compensation pursuant to Section 2.15(E) or to this Article III shall use its reasonable efforts to notify Borrower and the Agent in writing of any Change, law, policy, rule, guideline or directive giving rise to such demand for compensation not later than ninety (90) days following the date upon which the responsible account officer of such Lender knows or should have known of such Change, law, policy, rule, guideline or directive. Any demand for compensation pursuant to this Article III shall be in writing and shall state the amount due, if any, under Section 3.1, 3.2 or 3.4 and shall set forth in reasonable detail the calculations upon which such Lender determined such amount. Such written demand shall be rebuttably presumed correct for all purposes. Notwithstanding anything in this Agreement to the contrary, Borrower shall not be obligated to pay any amount or amounts under Section 2.15(E) or this Article III to the extent such amount or amounts result from a Change, law, policy, rule, guideline or directive which took effect more than 120 days prior to the date of delivery of the notice described above. Determination of amounts payable under such Sections in connection with a Eurodollar Rate Loan shall be calculated as though each Lender funded its Eurodollar Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. The obligations of Borrower under Sections 3.1, 3.2 and 3.4 shall survive payment of the Obligations and termination of this Agreement.

   ARTICLE IV:  CONDITIONS PRECEDENT

     4.1 Initial Advances and Letters of Credit. The Lenders shall not be required to make the initial Loans or issue any Letters of Credit or purchase any participations therein unless (i) such loans are made not later than January 19, 1995; (ii) (w) the timing of the offer to purchase, the expiration period, tender period, proration period and withdrawal rights in connection with the Stock Repurchase shall not have been extended beyond the applicable dates set forth in the Issuer Tender Offer Statement, (x) no other material terms of the offer to purchase shall have been modified without the prior written consent of the Agent and the Required Lenders, (y) Holdings shall have delivered its notice to the depositary in connection with the Stock Repurchase of Holdings' acceptance of shares for payment pursuant to the offer to purchase (a copy of which shall have been provided to the Agent) and (z) all conditions (other than payment for shares accepted) to consummation of the Stock Repurchase shall have been satisfied; (iii) all of the conditions precedent set forth in that certain commitment letter dated November 8, 1994 between First Chicago and Holdings shall have been met to the satisfaction of the Agent and each of the Lenders; and (iv) Borrower has furnished to the Agent each of the following, with sufficient copies for the Lenders:

          (1) Copies of the Certificate of Incorporation of Borrower, together with all amendments and a certificate of good standing, both certified by the appropriate governmental officer in its jurisdiction of incorporation;

          (2) Copies, certified by the Secretary or Assistant Secretary of Borrower, of its By-Laws and of its Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the execution of the Loan Documents;

          (3) An incumbency certificate, executed by the Secretary or Assistant Secretary of Borrower, which shall identify by name and title and bear the signature of the officers of Borrower authorized to sign the Loan Documents and of each of the Authorized Officers authorized to make borrowings and make application for Letters of Credit hereunder, upon which certificate the Lenders shall be entitled to rely until informed of any change in writing by Borrower;

          (4) A certificate, in form and substance satisfactory to the Agent, signed by the chief financial officer of Borrower, stating that on Closing Date no Default or Unmatured Default has occurred and is continuing;

          (5) A written opinion of Borrower's counsel, addressed to the Agent and the Lenders in form, scope and substance acceptable to the Agent and the Lenders;

          (6)  Notes payable to the order of each of the Lenders;

          (7) Written money transfer instructions in substantially the form of Exhibit J hereto, addressed to the Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested; and

          (8) Such other documents as the Agent or any Lender or its counsel may have reasonably requested, including, without limitation all of the documents reflected on the List of Closing Documents attached as Exhibit F to this Agreement.

     4.2 Each Advance and Letter of Credit. The Lenders shall not be required to make any Advance, issue any Letter of Credit or purchase any participation therein, unless on the applicable Borrowing Date, or in the case of a Letter of Credit, the date on which the Letter of Credit is to be issued:

          (i)  There exists no Default or Unmatured Default; and

          (ii) The representations and warranties contained in Article V are true and correct as of such Borrowing Date except for changes in the Schedules to this Agreement reflecting transactions permitted by this Agreement.

     Each Borrowing Notice with respect to each such Advance and the letter of credit application with respect to a Letter of Credit shall constitute a representation and warranty by Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied. Any Lender may require a duly completed officer's certificate in substantially the form of Exhibit G hereto and/or a duly completed compliance certificate in substantially the form of Exhibit H hereto as a condition to making an Advance.

   ARTICLE V:  REPRESENTATIONS AND WARRANTIES

      In order to induce the Agent and the Lenders to enter into this Agreement and to make the Loans and the other financial accommodations to Borrower and to issue the Letters of Credit described herein, Borrower represents and warrants as follows to each Lender and the Agent as of the Closing Date and thereafter on each date as required by Section 4.2:

     5.1 Organization; Corporate Powers. Borrower and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization,
   (ii) is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing will have a Material Adverse Effect and
   (iii) has all requisite corporate power and authority to own, operate and encumber its property and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by this Agreement.

     5.2  Authority.

     (A) Holdings, Borrower and each of its Subsidiaries has the requisite corporate power and authority (i) to execute, deliver and perform each of the Transaction Documents which are to be executed by it as required by this Agreement on or prior to Closing Date and (ii) to file the Transaction Documents which must be filed by it in connection with the Stock Repurchase or which have been filed by it as required by this Agreement on or prior to the Closing Date with any Governmental Authority.

     (B) The execution, delivery, performance and filing, as the case may be, of each of the Transaction Documents which must be executed or filed by Holdings, Borrower or any of its Subsidiaries in connection with the Stock Repurchase or which have been executed or filed as required by this Agreement on or prior to the Closing Date and to which Holdings, Borrower or any of its Subsidiaries is party, and the consummation of the transactions contemplated thereby, have been duly approved by the respective boards of directors and, if necessary, the shareholders of Holdings, Borrower and its Subsidiaries, and such approvals have not been rescinded. No other corporate action or proceedings on the part of Holdings, Borrower or its Subsidiaries are necessary to consummate such transactions.

     (C) Each of the Transaction Documents to which Borrower or any of its Subsidiaries is a party has been duly executed, delivered or filed, as the case may be, by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditor's rights generally), is in full force and effect and no material term or condition thereof has been amended, modified or waived from the terms and conditions contained in the Transaction Documents delivered to the Agent pursuant to Section 4.1 without the prior written consent of the Required Lenders, and Borrower and its Subsidiaries have, and, to the best of Borrower's and its Subsidiaries' knowledge, all other parties thereto have, performed and complied with all the terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by such parties on or before the Closing Date, and no unmatured default, default or breach of any covenant by any such party exists thereunder.

     5.3 No Conflict; Governmental Consents. The execution, delivery and performance of each of the Loan Documents and other Transaction Documents to which Borrower or any of its Subsidiaries is a party do not and will not (i) conflict with the certificate or articles of incorporation or by-laws of Borrower or any such Subsidiary, (ii) constitute a tortious interference with any Contractual Obligation of any Person or conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law (including, without limitation, any Environmental Property Transfer Act) or Contractual Obligation of Borrower or any such Subsidiary, or require termination of any Contractual Obligation, except such interference, breach, default or termination which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect,
   (iii) with respect to the Loan Documents and, to the best of Borrower's and its Subsidiaries' knowledge with respect to the other Transaction Documents, result in or require the creation or imposition of any Lien whatsoever upon any of the property or assets of Borrower or any such Subsidiary, other than Liens permitted by the Loan Documents, or
   (iv) require any approval of Borrower's or any such Subsidiary's shareholders except such as have been obtained. Except as set forth on
   Schedule 5.3 to this Agreement, the execution, delivery and performance of each of the Transaction Documents to which Borrower or any of its Subsidiaries is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, including under any Environmental Property Transfer Act, except (i) registrations, approvals, filings, consents or notices which have been made, obtained or given, or which, if not made, obtained or given, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, and (ii) filings necessary to create or perfect security interests in the Collateral.

     5.4  Financial Statements.

     (A) The pro forma financial statements of Borrower and its Subsidiaries, copies of which are attached hereto as Exhibit I, present on a pro forma basis the financial condition of Borrower and such Subsidiaries as of such date, and reflect on a pro forma basis those liabilities reflected in the notes thereto and resulting from consummation of the Stock Repurchase and the Stock Repurchase Dividend and the transactions contemplated by this Agreement, and the payment or accrual of all Transaction Costs payable on the Closing Date with respect to any of the foregoing. The projections and assumptions expressed in the pro forma financials referenced in this Section 5.4(A) were prepared in good faith and represent management's opinion based on the information available to Borrower at the time so furnished.

     (B) Complete and accurate copies of the following financial statements and the following related information have been delivered to the Agent:
   (1) the consolidated balance sheet Holdings and its Subsidiaries as at the fiscal year ended December 31, 1993 and the related consolidated statements of income, stockholders' equity and cash flow of Holdings and its Subsidiaries for such fiscal year, and in comparative form the corresponding figures for the previous fiscal year along with consolidating schedules and the audit report related thereto; and (2) the unaudited consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the end of the month ended September 30, 1994 and the related consolidated and consolidating statements of income and statement of cash flow of Holdings and its Subsidiaries for such calendar month.

     5.5 No Material Adverse Change. (a) Since December 31, 1993 (tested by reference to the audited financial statements of Holdings as at such date) up to the Closing Date, there has occurred no change in the business, properties, condition (financial or otherwise) or results of operations of Borrower or Borrower and its Subsidiaries taken as a whole or any other event which has had or is reasonably likely to have a Material Adverse Effect.

     (b) Since the Closing Date, there has occurred no change in the business, properties, condition (financial or otherwise) or results of operations of Borrower or Borrower and its Subsidiaries taken as a whole or any other event which has had or is reasonably likely to have a Material Adverse Effect.

     5.6  Taxes.

     (A) Tax Examinations. All deficiencies which have been asserted against Borrower or any of Borrower's Subsidiaries as a result of any federal, state, local or foreign tax examination for each taxable year in respect of which an examination has been conducted have been fully paid or finally settled or are being contested in good faith, and as of the Closing Date no issue has been raised by any taxing authority in any such examination which, by application of similar principles, reasonably can be expected to result in assertion by such taxing authority of a material deficiency for any other year not so examined which has not been reserved for in Borrower's consolidated financial statements to the extent, if any, required by Agreement Accounting Principles. Except as permitted pursuant to Section 6.2(D), neither Borrower nor any of Borrower's Subsidiaries anticipates any material tax liability with respect to the years which have not been closed pursuant to applicable law.

     (B) Payment of Taxes. All tax returns and reports of each of, Holdings, Borrower and Borrower's Subsidiaries required to be filed have been timely filed, and all taxes, assessments, fees and other governmental charges thereupon and upon their respective property, assets, income and franchises which are shown in such returns or reports to be due and payable have been paid except those items which are being contested in good faith and have been reserved for in accordance with Agreement Accounting Principles. Borrower has no knowledge of any proposed tax assessment against Holdings, Borrower or any of Borrower's Subsidiaries that will have or is reasonably likely to have a Material Adverse Effect.

     5.7 Litigation; Loss Contingencies and Violations. Except as set forth in Schedules 5.7 and 5.18 to this Agreement, there is no action, suit, proceeding, investigation of which Borrower has knowledge or arbitration before or by any Governmental Authority or private arbitrator pending or, to the knowledge of Borrower or any of its Subsidiaries, threatened against Borrower or any of its Subsidiaries or any property of any of them
   (i) challenging the validity or the enforceability of any material provision of the Transaction Documents or (ii) which will have or is reasonably likely to have a Material Adverse Effect. There is no material loss contingency within the meaning of Agreement Accounting Principles which has not been reflected in the consolidated financial statements of Borrower prepared and delivered pursuant to Section 6.1(A) for the fiscal period during which such material loss contingency was incurred. Neither Borrower nor any of its Subsidiaries is (A) in violation of any applicable Requirements of Law which violation will have or is reasonably likely to have a Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority which will have or is reasonably likely to have a Material Adverse Effect.

     5.8 Subsidiaries. Schedule 5.8 to this Agreement (i) contains a description of the corporate structure of Holdings, Borrower, its Subsidiaries and any other Person in which Holdings, Borrower or any of its Subsidiaries holds an equity interest (both narratively and in flow chart form); and (ii) accurately sets forth (A) the correct legal name, the jurisdiction of incorporation and the jurisdictions in which each of Borrower and the direct and indirect Subsidiaries of Borrower is qualified to transact business as a foreign corporation, (B) the authorized, issued and outstanding shares of each class of Capital Stock of Holdings, Borrower and each of its Subsidiaries and the owners of such shares (both as of the Closing Date and on a fully-diluted basis), and (C) a summary of the direct and indirect partnership, joint venture, or other equity interests, if any, of Holdings, Borrower and each Subsidiary of Borrower in any Person that is not a corporation. None of the issued and outstanding Capital Stock of Borrower or any of its Subsidiaries is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options outstanding with respect to such Capital Stock.
   The outstanding Capital Stock of Borrower and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is not Margin Stock. Borrower has no Subsidiaries. Holdings has no Subsidiaries other than Borrower.

     5.9 ERISA. Neither Holdings, Borrower nor any of Borrower's Subsidiaries which is a member of the Controlled Group maintains or contributes to any Benefit Plan, Multiemployer Plan or Foreign Employee Benefit Plan. No Benefit Plan has incurred any accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the Code) whether or not waived. Neither Holdings, Borrower nor any member of the Controlled Group has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. Schedule B to the most recent annual report filed with the IRS with respect to each Benefit Plan and, if requested by the Agent furnished to the Lenders, is complete and accurate in all material respects. Since the date of each such Schedule B, there has been no material adverse change in the funding status or financial condition of the Benefit Plan relating to such Schedule B. Neither Holdings, Borrower nor any other member of the Controlled Group has (i) failed to make a required contribution or payment to a Multiemployer Plan or (ii) made a complete or partial withdrawal under Sections 4203 or 4205 of ERISA from a Multiemployer Plan. Neither Holdings, Borrower nor any other member of the Controlled Group has failed to make a required installment or any other required payment under
   Section 412 of the Code on or before the due date for such installment or other payment. Neither Holdings, Borrower nor any other member of the Controlled Group is required to provide security to a Benefit Plan under
   Section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the plan year. Neither Borrower nor any of its Subsidiaries maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Part 6 of Subtitle B of Title I of ERISA or applicable state continuation coverage. Each Plan which is intended to be qualified under
   Section 401(a) of the Code as currently in effect is so qualified, and each trust related to any such Plan is exempt from federal income tax under Section 501(a) of the Code as currently in effect. Holdings, Borrower and their respective Subsidiaries are in compliance in all material respects with the responsibilities, obligations and duties imposed on them by ERISA and the Code with respect to all Plans. Neither Holdings, Borrower nor any of their respective Subsidiaries nor any fiduciary of any Plan has engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Code which could reasonably be expected to subject Borrower to liability in excess of $500,000. Neither Borrower nor any member of the Controlled Group has taken or failed to take any action which would constitute or result in a Termination Event, which action or inaction could reasonably be expected to subject Borrower to liability in excess of $500,000. Neither Borrower nor any of its Subsidiaries is subject to any liability under Sections 4063, 4064, 4069, 4204 or 4212(c) of ERISA which could reasonably be expected to subject Borrower to liability in excess of $500,000. No other member of the Controlled Group is subject to any liability under Sections 4063, 4064, 4069, 4204 or 4212(c) of ERISA which could reasonably be expected to subject Borrower to liability in excess of $500,000. Neither Borrower nor any of its Subsidiaries has, by reason of the transactions contemplated hereby, any obligation to make any payment to any employee pursuant to any Plan or existing contract or arrangement.

     5.10 Accuracy of Information. The information, exhibits and reports (including, without limitation the "Salomon Brothers Inc. Offering Memorandum") furnished by or on behalf of Borrower and any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents, the representations and warranties of Borrower and its Subsidiaries contained in the Loan Documents, and all certificates and documents delivered to the Agent and the Lenders pursuant to the terms thereof do not contain as of the date furnished any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

     5.11 Securities Activities. Neither Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

     5.12 Material Agreements. Neither Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which will have or is reasonably likely to have a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries has received notice or has knowledge that (i) it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it, or (ii) any condition exists which, with the giving of notice or the lapse of time or both, would constitute a default with respect to any such Contractual Obligation, in each case, except where such default or defaults, if any, will not have or are not reasonably likely to have a Material Adverse Effect.

     5.13 Compliance with Laws. Borrower and its Subsidiaries are in compliance with all Requirements of Law applicable to them and their respective businesses, in each case where the failure to so comply individually or in the aggregate will have or is reasonably likely to have a Material Adverse Effect.

     5.14 Assets and Properties. Borrower and each of its Subsidiaries has good and marketable title to all of its assets and properties (tangible and intangible, real or personal) owned by it or a valid leasehold interest in all of its leased assets (except insofar as marketability may be limited by any laws or regulations of any Governmental Authority affecting such assets), and all such assets and property are free and clear of all Liens, except Liens securing the Obligations and Liens permitted under Section 6.3(C). Substantially all of the assets and properties owned by, leased to or used by Borrower and/or each such Subsidiary of Borrower are in good condition, repair and working order, ordinary wear and tear excepted. Except for Liens granted to the Agent for the benefit of the Agent and the Holders of Secured Obligations, neither this Agreement nor any other Transaction Document, nor any transaction contemplated under any such agreement, will affect any right, title or interest of Borrower or such Subsidiary in and to any of such assets in a manner that would have or is reasonably likely to have a Material Adverse Effect.

     5.15 Statutory Indebtedness Restrictions. Neither Borrower, nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, or any other federal or state statute or regulation which limits its ability to incur indebtedness or its ability to consummate the transactions contemplated hereby or in connection with Stock Repurchase.

     5.16 Post-Retirement Benefits. As of the Closing Date, Borrower and its Subsidiaries have no expected cost of post-retirement medical and insurance benefits payable by Borrower and its Subsidiaries to their employees and former employees, as estimated by Borrower in accordance with Financial Accounting Standards Board Statement No. 106 (other than post-retirement benefits required by Part 6 of Subtitle B of Title I of ERISA or applicable state continuation law).

     5.17 Insurance. Schedule 5.17 to this Agreement accurately sets forth as of the Closing Date all insurance policies and programs currently in effect with respect to the respective properties and assets and business of Borrower and its Subsidiaries, specifying for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby,
   (iii) the name of the insurer and each insured party thereunder, (iv) the policy or other identification number thereof, (v) the expiration date thereof, (vi) the annual premium with respect thereto and (vii) describes any reserves, relating to any self-insurance program that is in effect. Such insurance policies and programs reflect coverage that is reasonably consistent with prudent industry practice.

     5.18 Contingent Obligations. Except as set forth on Schedule 5.18 to this Agreement, neither Holdings, Borrower nor any of its Subsidiaries has any Contingent Obligation, contingent liability, long-term lease or commitment, not reflected in its audited financial statements delivered to the Agent on or prior to the Closing Date or otherwise disclosed to the Agent and the Lenders in the other Schedules to this Agreement, which could reasonably be expected to subject Borrower to liability in excess of $500,000.

     5.19 Restricted Junior Payments. Neither Borrower nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made or set apart any sum or properties for any Restricted Junior Payment or agreed to do so, except as permitted pursuant to Section 6.3(F) of this Agreement.

     5.20  Labor Matters.

     (A) Except as listed on Schedule 5.20 to this Agreement, there are on the Closing Date no collective bargaining agreements, other labor agreements or Multiemployer Plans covering any of the employees of Borrower or any of its Subsidiaries. As of the Closing Date, no attempt to organize the employees of Borrower, and no labor disputes, strikes or walkouts affecting the operations of Borrower or any of its Subsidiaries, is pending, or, to Borrower's knowledge, threatened, planned or contemplated.

     (B) Set forth in Schedule 5.20 to this Agreement is a list, as of the Closing Date, of all material consulting agreements, executive compensation plans, deferred compensation agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and stock option plans, severance plans, group life insurance, hospitalization insurance or other plans or arrangements of Holdings, Borrower and its Subsidiaries providing for benefits for employees of Holdings, Borrower and its Subsidiaries.

     5.21 Environmental Matters. (a) Except as disclosed on Schedule 5.21 to this Agreement

          (i) the operations of Borrower and its Subsidiaries comply in all material respects with Environmental, Health or Safety Requirements of Law;

          (ii) Borrower and its Subsidiaries have all material permits, licenses or other authorizations required under Environmental, Health or Safety Requirements of Law and are in material compliance with such permits;

          (iii) neither Borrower, any of its Subsidiaries nor any of their respective present property or operations, or, to the best of, Borrower's or any of its Subsidiaries' knowledge, any of their respective past property or operations, are subject to or the subject of, any investigation known to Borrower or any of its Subsidiaries, any judicial or administrative proceeding, order, judgment, decree, settlement or other agreement respecting: (A) any material violation of Environmental, Health or Safety Requirements of Law; (B) any remedial action; or (C) any material claims or liabilities arising from the Release or threatened Release of a Contaminant into the environment;

          (iv) there is not now, nor to the best of Borrower's or any of its Subsidiaries' knowledge has there ever been on or in the property of Borrower or any of its Subsidiaries any landfill, waste pile, underground storage tanks, aboveground storage tanks, surface impoundment or hazardous waste storage facility of any kind, any polychlorinated biphenyls (PCBs) used in hydraulic oils, electric transformers or other equipment, or any asbestos containing material; and

          (v) neither Borrower nor any of its Subsidiaries has any material Contingent Obligation in connection with any Release or threatened Release of a Contaminant into the environment.

     (b) For purposes of this Section 5.21 "material" means any noncompliance or basis for liability which could reasonably be likely to subject Borrower to liability in excess of $500,000.

   ARTICLE VI:  COVENANTS

     Borrower covenants and agrees that so long as any Commitments are outstanding and thereafter until payment in full of all of the Obligations (other than contingent indemnity obligations), unless the Required Lenders shall otherwise give prior written consent:

     6.1  Reporting.  Borrower shall:

     (A)  Financial Reporting. Furnish to the Lenders:

          (i) Monthly Reports. As soon as practicable, and in any event within twenty (20) days after the end of each calendar month, the consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at the end of such period and the related consolidated and consolidating statements of income and statement of cash flow of Borrower and its Subsidiaries for such calendar month, certified by the chief financial officer of Borrower on behalf of Borrower as fairly presenting the consolidated and consolidating financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the calendar months indicated in accordance with Agreement Accounting Principles, subject to normal year end adjustments.

          (ii) Quarterly Reports. (a) As soon as practicable, and in any event within forty-five (45) days after the end of each fiscal quarter in each fiscal year, the consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at the end of such period and the related consolidated and consolidating statements of income, and cash flow of Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, and a forecasted consolidated and consolidating balance sheet and a consolidated statement of earnings and cash flow of Borrower for and as of the end of the next succeeding fiscal quarter and a comparison of the statement of earnings and cash flow to the budget, certified by the chief financial officer of Borrower on behalf of Borrower as fairly presenting the consolidated and consolidating financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with Agreement Accounting Principles, subject to normal year end adjustments.

          (b) As soon as practicable, and in any event within forty-five (45) days after the end of the last fiscal quarter in each fiscal year, the preliminary annual unaudited consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated and consolidating statements of income, stockholders' equity and cash flow of Borrower and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding actual and forecasted figures for the previous fiscal year, subject to revisions based on the annual reports delivered pursuant to clause (iii) below, along with consolidating schedules in form and substance sufficient to calculate the financial covenants set forth in Section 6.4.

          (iii) Annual Reports. As soon as practicable, and in any event within ninety (90) days after the end of each fiscal year, (a) the consolidated balance sheets of Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, stockholders' equity and cash flow of Borrower and its Subsidiaries for such fiscal year, and in comparative form the corresponding figures for the previous fiscal year along with consolidating schedules in form and substance sufficient to calculate the financial covenants set forth in Section 6.4, (b) a schedule from Borrower setting forth for each item in clause (a) hereof, the corresponding figures from the consolidated financial budget for the current fiscal year delivered pursuant to Section 6.1(A)(v), and (c) an audit report on the items listed in clause (a) hereof of independent certified public accountants of recognized national standing, which audit report shall be unqualified and shall state that such financial statements fairly present the consolidated and consolidating financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with Agreement Accounting Principles and that the examination by such accountants in connection with such consolidated and consolidating financial statements has been made in accordance with generally accepted auditing standards. The deliveries made pursuant to this clause (iii) shall be accompanied by (y) any management letter prepared by the above-referenced accountants and (z) a certificate of such accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.

          (iv) Officer's Certificate. Together with each delivery of any financial statement (a) pursuant to clauses (i), (ii) and (iii) of this
     Section 6.1(A), an Officer's Certificate of Borrower, substantially in the form of Exhibit G attached hereto and made a part hereof, stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof and (b) pursuant to clauses (ii) and (iii) of this Section 6.1(A), a Compliance Certificate, substantially in the form of Exhibit H attached hereto and made a part hereof, signed by Borrower's chief financial officer or treasurer, setting forth calculations for the period then ended for
     Section 2.5(B), if applicable, and which demonstrate compliance, when applicable, with the provisions of Section 6.4.

          (v) Budgets; Business Plans; Financial Projections. As soon as practicable and in any event not later than thirty (30) days prior to the beginning of each fiscal year, a copy of the plan and forecast (including a projected balance sheet, income statement and funds flow statement) of Borrower for the upcoming fiscal year prepared in such detail as shall be reasonably satisfactory to the Agent. As soon as practicable, any revisions of such plan and forecast which represent a material amendment thereof.

     (B) Notice of Default. Promptly upon any of the chief executive officer, chief operating officer, chief financial officer, treasurer or controller of Borrower obtaining knowledge (i) of any condition or event which constitutes a Default or Unmatured Default, or becoming aware that any Lender or Agent has given any written notice with respect to a claimed Default or Unmatured Default under this Agreement, or (ii) that any Person has given any written notice to Borrower or any Subsidiary of Borrower or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 7.1(d) or (e), deliver to the Agent and the Lenders an Officer's Certificate specifying (a) the nature and period of existence of any such claimed default, Default, Unmatured Default, condition or event, (b) the notice given or action taken by such Person in connection therewith, and (c) what action Borrower has taken, is taking and proposes to take with respect thereto.

     (C) Lawsuits. (i) Promptly upon Borrower obtaining knowledge of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries not previously disclosed pursuant to Section 5.7, which action, suit, proceeding, governmental investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which expose, in Borrower's reasonable judgment, Borrower or any of its Subsidiaries to liability in an amount aggregating $500,000 or more (exclusive of claims covered by insurance policies of Borrower or any of its Subsidiaries unless the insurers of such claims have disclaimed coverage or reserved the right to disclaim coverage on such claims and exclusive of claims covered by the indemnity of a financially responsible indemnitor in favor of Borrower or any of its Subsidiaries (unless the indemnitor has disclaimed or reserved the right to disclaim coverage thereof), give written notice thereof to the Agent and the Lenders and provide such other information as may be reasonably available to enable each Lender and the Agent and its counsel to evaluate such matters; and (ii) in addition to the requirements set forth in clause (i) of this Section 6.1(C), upon request of the Agent or the Required Lenders, promptly give written notice of the status of any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered pursuant to clause (i) above and provide such other information as may be reasonably available to it that would not violate any attorney-client privilege by disclosure to the Lenders to enable each Lender and the Agent and its counsel to evaluate such matters.

     (D)  Insurance.  As soon as practicable and in any event within ninety
   (90) days of the end of each fiscal year commencing with fiscal year ending December 31, 1994, deliver to the Agent and the Lenders (i) a report in form and substance reasonably satisfactory to the Agent and the Lenders outlining all material insurance coverage maintained as of the date of such report by Borrower and its Subsidiaries and the duration of such coverage and (ii) an insurance broker's statement that all premiums with respect to such coverage have been paid when due.

     (E) ERISA Notices. Deliver or cause to be delivered to the Agent and the Lenders, at Borrower's expense, the following information and notices as soon as reasonably possible, and in any event:

          (i) (a) within ten (10) Business Days after Borrower knows or has reason to know that a Termination Event has occurred, a written statement of the senior financial officer of Borrower describing such Termination Event and the action, if any, which Borrower has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto and (b) within ten (10) Business Days after Holdings or any of Borrower's Subsidiaries which is a member of the Controlled Group knows or has reason to know that a Termination Event has occurred which could reasonably be expected to subject Borrower to liability in excess of $500,000, a written statement of the senior financial officer of Borrower describing such Termination Event and the action, if any, which the member of the Controlled Group has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

          (ii) within ten (10) Business Days after Holdings, Borrower, or any of their Subsidiaries which is a member of the Controlled Group knows or has reason to know that a prohibited transaction (defined in Sections 406 of ERISA and Section 4975 of the Code) with respect to a Plan has occurred, a statement of the senior financial officer of Borrower describing such transaction and the action which Holdings, Borrower or such Subsidiary has taken, is taking or proposes to take with respect thereto;

          (iii) within ten (10) Business Days after a material increase in the benefits of any existing Benefit Plan due to an amendment of such Benefit Plan or the establishment of any new Benefit Plan or the commencement of, or obligation to commence, contributions to any Benefit Plan or Multiemployer Plan to which Holdings, Borrower or any of their Subsidiaries which is a member of the Controlled Group was not previously contributing, notification of such increase, establishment, commencement or obligation to commence and the amount of such contributions;

          (iv) within ten (10) Business Days after Holdings, Borrower or any of their Subsidiaries which is a member of the Controlled Group receives notice of any unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Code, copies of each such letter;

          (v) within ten (10) Business Days after the establishment of any Foreign Employee Benefit Plan or the commencement of, or obligation to commence, contributions to any Foreign Employee Benefit Plan to which Holdings, Borrower or any of their Subsidiaries which is a member of the Controlled Group was not previously contributing, notification of such establishment, commencement or obligation to commence and the amount of such contributions;

          (vi) within ten (10) Business Days after receipt by Borrower of a written request by the Agent, copies of each annual report (form 5500 series), including Schedule B thereto, filed with respect to each Benefit Plan;

          (vii) within ten (10) Business Days after receipt by Borrower of a written request by the Agent, copies of each actuarial report for any Benefit Plan or Multiemployer Plan and each annual report for any Multiemployer Plan;

          (viii) within ten (10) Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all written communications received by either Holdings, Borrower or any of their respective Subsidiaries which is a member of the Controlled Group with respect to such request;

          (ix) (a) within ten (10) Business Days after receipt by Borrower of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan and (b) within ten (10) Business Days after receipt by Holdings, any of Borrowers' Subsidiaries which is a member of the Controlled Group of the PBGC's intention to terminate a Benefit Plan or have a trustee appointed to administer a Benefit Plan which could reasonably be expected to subject Borrower to liability in excess of $500,000, copies of each such notice;

          (x) (a) within ten (10) Business Days after receipt by Borrower of a notice from a Multiemployer Plan regarding the imposition of withdrawal liability and (b) within ten (10) Business Days after receipt by Holdings or any of Borrower's Subsidiaries which is a member of the Controlled Group of a notice from a Multiemployer Plan regarding the imposition of a withdrawal liability which could reasonably be expected to subject Borrower to liability in excess of $500,000, copies of each such notice;

          (xi) within ten (10) Business Days after either Holdings, Borrower or any of their respective Subsidiaries which is a member of the Controlled Group fails with respect to a Benefit Plan to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or payment, a notification of such failure; and

          (xii) within ten (10) Business Days after Holdings, Borrower or any of their respective Subsidiaries which is a member of the Controlled Group knows or has reason to know that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

   For purposes of this Section 6.1(E), Holdings, Borrower, any of their Subsidiaries which is a member of the Controlled Group shall be deemed to know all facts known by the Administrator of any Plan of which Holdings, Borrower or any member of the Controlled Group or such Subsidiary is the plan sponsor.

     (F) Labor Matters. Notify the Agent and the Lenders in writing, promptly upon Borrower's learning thereof, of (i) any material labor dispute to which Borrower or any of its Subsidiaries may become a party, including, without limitation, any strikes, lockouts or other disputes relating to such Persons' plants and other facilities and (ii) any Worker Adjustment and Retraining Notification Act liability incurred with respect to the closing of any plant or other facility of Borrower or any of its Subsidiaries.

     (G) Other Indebtedness. Deliver to the Agent (i) a copy of each regular report, notice or communication regarding potential or actual defaults (including any accompanying officers' certificate) delivered by or on behalf of Borrower to the holders of funded Indebtedness pursuant to the terms of the agreements governing such Indebtedness, such delivery to be made at the same time and by the same means as such notice or other communication is delivered to such holders, and (ii) a copy of each notice or other communication received by Borrower from the from the holders of funded Indebtedness pursuant to the terms of such Indebtedness, such delivery to be made promptly after such notice or other communication is received by Borrower.

     (H) Other Reports. Deliver or cause to be delivered to the Agent and the Lenders copies of all financial statements, reports and notices, if any, sent or made available generally by Borrower to its securities holders or filed with the Commission by Borrower, all press releases made available generally by Borrower or any of Borrower's Subsidiaries to the public concerning material developments in the business of Borrower or any such Subsidiary and all notifications received from the Commission by Borrower or its Subsidiaries pursuant to the Securities Exchange Act and the rules promulgated thereunder.

     (I) Environmental Notices. As soon as possible and in any event within ten (10) days after receipt by Borrower, provide Agent and the Lenders a copy of (i) any notice or claim to the effect that Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the Release by Borrower, any of its Subsidiaries, or any other Person of any Contaminant into the environment, and (ii) any notice alleging any violation of any Environmental, Health or Safety Requirements of Law by Borrower or any of its Subsidiaries if, in either case, such notice or claim relates to an event which could reasonably be expected to subject Borrower to liability in excess of $500,000.

     (J) Borrowing Base Certificate. As soon as practicable, and in any event within twenty (20) days after the close of each calendar month (and more often if requested by the Agent or the Required Lenders), Borrower shall provide the Agent and the Lenders with a Borrowing Base Certificate, together with such supporting documents as the Agent deems desirable, all certified as being true and correct by the chief financial officer or treasurer of Borrower. Borrower may update the Borrowing Base Certificate and supporting documents more frequently than monthly and the most recently delivered Borrowing Base Certificate shall be the applicable Borrowing Base Certificate for purposes of determining the Borrowing Base at any time.

     (K) Other Information. Promptly upon receiving a request therefor from the Agent, prepare and deliver to the Agent and the Lenders such other information with respect to Holdings, Borrower, any of its Subsidiaries, or the Collateral, including, without limitation, schedules identifying and describing the Collateral and any dispositions thereof or any Asset Sale (and the use of the Net Cash Proceeds thereof), as from time to time may be reasonably requested by the Agent.

     6.2  Affirmative Covenants.

     (A) Corporate Existence, Etc. Borrower shall, and shall cause each of its Subsidiaries to, at all times maintain its corporate existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses.

     (B) Corporate Powers; Conduct of Business. Borrower shall, and shall cause each of its Subsidiaries to qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified and where the failure to be so qualified will have or is reasonably likely to have a Material Adverse Effect. Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

     (C) Compliance with Laws, Etc. Borrower shall, and shall cause its Subsidiaries to, (a) comply with all Requirements of Law and all restrictive covenants affecting such Person or the business, properties, assets or operations of such Person, and (b) obtain as needed all Permits necessary for its operations and maintain such Permits in good standing unless failure to comply or obtain could not reasonably be anticipated to have a Material Adverse Effect.

     (D) Payment of Taxes and Claims; Tax Consolidation. Borrower shall pay, and cause each of its Subsidiaries and Holdings to pay, (i) all taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and (ii) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by Section 6.3(C) upon any of Borrower's or such Subsidiary's property or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that no such taxes, assessments and governmental charges referred to in clause (i) above or claims referred to in clause (ii) above (and interest, penalties or fines relating thereto) need be paid if being contested in good faith by appropriate proceedings diligently instituted and conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with Agreement Accounting Principles shall have been made therefor. Borrower will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person other than Holdings.

     (E) Insurance. Borrower shall maintain for itself and its Subsidiaries, or shall cause each of its Subsidiaries to maintain in full force and effect the insurance policies and programs listed on Schedule
   5.17 to this Agreement or substantially similar policies and programs or other policies and programs as reflect coverage that is reasonably consistent with prudent industry practice. Borrowers shall deliver to the Agent endorsements (y) to all "All Risk" physical damage insurance policies on all of Borrowers' tangible real and personal property and assets and business interruption insurance policies naming the Agent loss payee, and (z) to all general liability and other liability policies naming the Agent an additional insured. In the event Borrower or any of its Subsidiaries, at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Agent deems advisable. All sums so disbursed by the Agent shall constitute part of the Obligations, payable as provided in this Agreement.

     (F) Inspection of Property; Books and Records; Discussions. Borrower shall permit, and cause Holdings and each of Borrower's Subsidiaries to permit, any authorized representative(s) designated by either the Agent or any Lender to visit and inspect any of the properties of Holdings, Borrower or any of its Subsidiaries, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby and by the Stock Repurchase (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers and independent certified public accountants, all upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested. Borrower shall keep and maintain, and cause Holdings and each of Borrower's Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with Agreement Accounting Principles shall be made of all dealings and transactions in relation to their respective businesses and activities, including, without limitation, transactions and other dealings with respect to the Collateral. If a Default has occurred and is continuing, Borrower, upon the Agent's request, shall turn over any such records to the Agent or its representatives.

     (G) Insurance and Condemnation Proceeds. Borrower directs (and, if applicable, shall cause its Subsidiaries to direct) all insurers under policies of property damage, boiler and machinery and business interruption insurance and payors of any condemnation claim or award relating to the property to pay all proceeds payable under such policies or with respect to such claim or award for any loss with respect to the Collateral directly to the Agent, for the benefit of the Agent and the Holders of the Secured Obligations; provided, however, in the event that such proceeds or award are less than $100,000 ("Excluded Proceeds"), unless a Default shall have occurred and be continuing, the Agent shall remit such Excluded Proceeds to Borrower. Each such policy shall contain a long-form loss-payable endorsement naming the Agent as loss payee, which endorsement shall be in form and substance acceptable to the Agent. The Agent shall, upon receipt of such proceeds (other than Excluded Proceeds) and at Borrower's direction, either apply the same to the principal amount of the Loans outstanding at the time of such receipt and create a corresponding reserve against Revolving Credit Availability in an amount equal to such application (the "Decision Reserve") or hold them as cash collateral for the Obligations. For up to 150 days from the date of any loss (the "Decision Period"), Borrower may notify the Agent that it intends to restore, rebuild or replace the property subject to any insurance payment or condemnation award and shall, as soon as practicable thereafter, provide the Agent detailed information, including a construction schedule and cost estimates. Should a Default occur at any time during the Decision Period, should Borrower notify the Agent that it has decided not to rebuild or replace such property during the Decision Period, or should Borrower fail to notify the Agent of Borrower's decision during the Decision Period, then the amounts held as cash collateral pursuant to this Section 6.2(G) or as the Decision Reserve shall upon the Required Lenders' direction be applied as a mandatory prepayment of the Term Loans pursuant to Section 2.5(B). Proceeds held as cash collateral pursuant to this Section 6.2(G) or constituting the Decision Reserve shall be disbursed as payments for restoration, rebuilding or replacement of such property become due; provided, however, should a Default occur after Borrower has notified the Agent that it intends to rebuild or replace the property, the Decision Reserve or amounts held as cash collateral may, or shall, upon the Required Lenders' direction, be applied as a mandatory prepayment of the Term Loans pursuant to Section 2.5(B). Upon completion of the restoration, rebuilding or replacement of such property, the unused proceeds shall constitute Net Cash Proceeds of an Asset Sale and shall be applied as a mandatory prepayment of the Term Loans pursuant to Section 2.5(B).

     (H) ERISA Compliance. Borrower shall, and shall cause Holdings and each of Borrower's Subsidiaries to, establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Code, all other applicable laws, and the regulations thereunder and the respective requirements of the governing documents for such Plans.

     (I) Maintenance of Property. Borrower shall cause all property used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 6.2(I) shall prevent Borrower from discontinuing the operation or maintenance of any of such property if such discontinuance is, in the judgment of Borrower, desirable in the conduct of its business or the business of any Subsidiary and not disadvantageous in any material respect to the Agent or the Lenders.

     (J) Environmental Compliance. Borrower and its Subsidiaries shall comply with all Environmental, Health or Safety Requirements of Law, except where noncompliance will not have or is not reasonably likely to subject Borrower to liability in excess of $500,000.

     (K) Use of Proceeds. Borrower shall use the proceeds of the Revolving Loans to (i) to pay Transaction Costs (not to exceed $2,500,000) in connection with the Stock Repurchase, (ii) to repay a portion of the outstanding Indebtedness and Contingent Obligations of Borrower and its Affiliates to Firstar Bank Milwaukee, N.A. and (iii) to provide funds for the working capital needs and other general corporate purposes of Borrower and to repay outstanding Loans. Borrower shall use the proceeds of the Term Loans (i) to repay the remaining balance of the outstanding Indebtedness and Contingent Obligations of Borrower and its Affiliates to Firstar Bank Milwaukee, N.A. and (ii) for the purpose of facilitating the Stock Repurchase through the declaration and payment of the Stock Repurchase Dividend and paying Transaction Costs (not to exceed $2,500,000). Other than in connection with the Stock Repurchase, Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Loans to purchase or carry any "Margin Stock" or to make any Acquisition, other than any Permitted Acquisition pursuant to Section 6.3(G); provided in no event will Borrower use or permit any Subsidiary to use any of the proceeds of the Loans or Letters of Credit to make any Acquisition unless such Acquisition is approved by the board of directors or other governing body of the target company and by any shareholder vote of the target company required by law or corporate charter.

     (L) Interest Rate Agreements. Within sixty (60) days after the Closing Date, Borrower shall enter into, and shall thereafter maintain, Interest Rate Agreements on terms and with counterparties determined by Borrower and reasonably acceptable to the Agent by which Borrower is protected against increases in interest rates from and after the date of such contracts as to $25,000,000 in notional amount. In the event a Lender elects to enter into any Interest Rate Agreement with Borrower, the obligations of Borrower with respect to such Interest Rate Agreement shall be Secured Obligations secured by the Collateral.

     6.3  Negative Covenants.

     (A) Indebtedness. Neither Holdings, Borrower nor any of its Subsidiaries shall directly or indirectly create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

     (i)  with respect to Holdings:

          (a) Indebtedness in respect of taxes, assessments, and governmental charges, to the extent that payment thereof is not required pursuant to Section 6.2(D);

          (b) Indebtedness incurred for ordinary administrative expenses, franchise taxes, accounting expenses, legal expenses and other similar types of expenses of Holdings which Indebtedness shall not exceed an aggregate of $25,000 in any fiscal year; and

          (c)  Indebtedness under the Guaranty; and

     (ii)  with respect to Borrower and its Subsidiaries:

          (a)  the Obligations;

          (b) the Transaction Costs in an amount not to exceed $2,500,000 in the aggregate for all amounts paid and Indebtedness for such amounts incurred in connection with the Stock Repurchase and this Agreement;

          (c) Permitted Existing Indebtedness, and any extension, renewal, refunding or refinancing thereof, provided that any such extension, renewal, refunding or refinancing is in an aggregate principal amount not greater than the principal amount of and interest, fees and expenses accrued on, such Permitted Existing Indebtedness outstanding at the time thereof and is on terms (including, without limitation, maturity, amortization, interest rate, premiums, fees, covenants, events of default, and remedies) not materially less favorable to Borrower or materially adverse to the Lenders than the terms of such Permitted Existing Indebtedness;

          (d) Subordinated Indebtedness the terms (including, without limitation, maturity, amortization, interest rate, premiums, fees, covenants, events of default, and remedies) of which are acceptable to the Required Lenders when issued, but in each case not any increase in the principal amount thereof and not any refinancing, modification, refunding or extension of maturity thereof, in whole or in part, unless such refinancing, modification, refunding or extension is not materially less favorable to Borrower, including, without limitation, with respect to amount, maturity, amortization, interest rate, premiums, fees, covenants, subordination terms, events of default and remedies;

          (e) Indebtedness in respect of taxes, assessments, governmental charges and claims for labor, materials or supplies, to the extent that payment thereof is not required pursuant to Section 6.2(D);

          (f)  Indebtedness constituting Contingent Obligations permitted by
     Section 6.3(E);

          (g) Indebtedness arising from intercompany loans from any Subsidiary to Borrower or any other such Subsidiary;

          (h) Indebtedness in respect of profit sharing plans to the extent permitted under Section 6.3(D)(ii);

          (i) Indebtedness in respect of Interest Rate Agreements permitted under Section 6.3(R);

          (j) Indebtedness with respect to warranties and indemnities made under any agreements for Asset Sales permitted under Section 6.3(B);

          (k) secured or unsecured purchase money Indebtedness (including Capitalized Leases) incurred by Borrower or any of its Subsidiaries after the Closing Date to finance the acquisition of fixed assets, if
     (1) at the time of such incurrence, no Default or Unmatured Default has occurred and is continuing or would result from such incurrence,
     (2) such Indebtedness has a scheduled maturity and is not due on demand,
     (3) such Indebtedness does not exceed $1,000,000 in the aggregate outstanding at any time, and (4) any Lien securing such Indebtedness is permitted under Section 6.3(C) (such Indebtedness being referred to herein as "Permitted Purchase Money Indebtedness");

          (l) Indebtedness with respect to surety, appeal and performance bonds obtained by Borrower or any of its Subsidiaries in the ordinary course of business; and

          (m) Indebtedness incurred for ordinary administrative expenses, franchise taxes, accounting expenses, legal expenses, employee expenses, lease and office expenses, consultant expenses, investment banker expenses incurred by Holdings on behalf of Borrower;

          (n) unsecured Indebtedness and other liabilities incurred in the ordinary course of business and consistent with past practice, but not incurred through the borrowing of money or the obtaining of credit (other than customary trade terms).

     (B) Sales of Assets. Neither Borrower nor any of its Subsidiaries shall sell, assign, transfer, lease, convey or otherwise dispose of any property, whether now owned or hereafter acquired, or any income or profits therefrom, or enter into any agreement to do so, except:

          (i)  sales of Inventory in the ordinary course of business;

          (ii) the disposition of obsolete Equipment in the ordinary course of business; and

          (iii) sales, assignments, transfers, leases, conveyances or other dispositions of other assets if such transaction (a) is for all cash consideration with respect to any Collateral which is sold, (b) for not less than fair market value, (c) which, when combined with all such other sales, assignments, transfers, conveyances or other dispositions in the immediately preceding twelve-month period represents the disposition of not greater than ten percent (10%) of Borrower's consolidated (y) assets or (z) revenues and (d) if, after giving effect to such sale, property having an aggregate fair market value in excess of $500,000 has been sold by Borrower or any of its Subsidiaries pursuant to this Section 6.2(B)(iii) since the date of this Agreement, Borrower, prior to such sale, provides the Agent with reasonable projections or other evidence reasonably satisfactory to the Agent that such sale will not or is not reasonably likely to have a Material Adverse Effect.

     (C) Liens. Neither Borrower nor any of its Subsidiaries shall directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of their respective property or assets except:

          (i)  Liens created by the Loan Documents;

          (ii)  Permitted Existing Liens;

          (iii)  Customary Permitted Liens; and

          (iv) purchase money Liens (including the interest of a lessor under a Capitalized Lease and Liens to which any property is subject at the time of Borrower's acquisition thereof) securing Permitted Purchase Money Indebtedness; provided that such Liens shall not apply to any property of Borrower or its Subsidiaries other than that purchased or subject to such Capitalized Lease.

   In addition, neither Borrower nor any or its Subsidiaries shall become a party to any agreement, note, indenture or other instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of the Agent for the benefit of itself and the Holders of Secured Obligations, as additional collateral for the Obligations; provided that any agreement, note, indenture or other instrument in connection with Permitted Purchase Money Indebtedness (including Leases) may prohibit the creation of a Lien in favor of the Agent for the benefit of itself and the Holders of the Secured Obligations on the items of property obtained with the proceeds of such Permitted Purchase Money Indebtedness.

     (D)  Investments.  Except to the extent permitted pursuant to paragraph
   (G) below, neither Borrower nor any of its Subsidiaries shall directly or indirectly make or own any Investment except:

          (i)  Investments in Cash Equivalents;

          (ii) Permitted Existing Investments in an amount not greater than the amount thereof on the Closing Date;

          (iii) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

          (iv) Investments consisting of one or more deposit accounts not subject to Collection Account Agreements with deposits not in excess of $5,000 at any time; and

          (v) Investments with any other Persons which do not exceed $100,000 in the aggregate at any time.

     (E) Contingent Obligations. Neither Holdings, Borrower nor any of its Subsidiaries shall directly or indirectly create or become or be liable with respect to any Contingent Obligation, except: (i) recourse obligations resulting from endorsement of negotiable instruments for collection in the ordinary course of business; (ii) Permitted Existing Contingent Obligations and any extensions, renewals or replacements thereof, provided that any such extension, renewal or replacement is not greater than the Indebtedness under, and shall be on terms no less favorable to Borrower or such Subsidiary than the terms of, the Permitted Existing Contingent Obligation being extended, renewed or replaced; (iii) obligations, warranties, and indemnities, not relating to Indebtedness of any Person, which have been or are undertaken or made in the ordinary course of business and not for the benefit of or in favor of an Affiliate of Borrower or such Subsidiary; (iv) Contingent Obligations arising under the Transaction Documents; (v) additional Contingent Obligations which do not exceed $100,000 in the aggregate at any time; and (vi) Contingent Obligations with respect to surety, appeal and performance bonds obtained by borrower or any subsidiary in the ordinary course of business.

     (F) Restricted Junior Payments. Neither Borrower nor any of its Subsidiaries shall declare or make any Restricted Junior Payment, except:

          (i) payment of the Stock Repurchase Dividend from funds legally available for such purpose;

          (ii) Borrower may make distributions to Holdings in any fiscal year, from funds legally available for such purpose, in an amount not to exceed the amount calculated pursuant to Schedule 6.3(F)(ii);

          (iii) mandatory payments of interest, principal or premium, if any, due on the Subordinated Indebtedness as permitted under Section 6.3(A)(ii)(d) unless such payments are prohibited by the terms of such Indebtedness or the subordination agreements related thereto; and

          (iv) cash dividends or distributions on the Capital Stock of Borrower to fund actual out-of-pocket ordinary administrative expenses, franchise taxes, accounting expenses, legal expenses and other similar types of expenses of Holdings which dividends shall not exceed $25,000 in any fiscal year;

   provided, however, that the Restricted Junior Payments described in clauses (i) through (iv) above shall not be permitted if either a Default or an Unmatured Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom.

     (G) Conduct of Business; Subsidiaries; Acquisitions. Neither Borrower nor any of its Subsidiaries shall engage in any business other than the businesses engaged in by Borrower on the date hereof and any business or activities which are substantially similar, related or incidental thereto. Holdings shall not engage, either directly or indirectly (except through Borrower) in any operating business enterprise but shall solely own the Capital Stock of Borrower. Holdings shall not create, capitalize or acquire any Subsidiary (other than Borrower) after the date hereof. Borrower shall not create, capitalize or acquire any Subsidiary after the date hereof. Borrower shall not enter into any transaction or series of transactions in which it acquires all or any significant portion of the assets of another Person unless such purchase meets the following requirements (each such purchase constituting a "Permitted Acquisition"):

          (1) no Default or Unmatured Default shall have occurred and be continuing or would result from such transaction or transactions or the incurrence of any Indebtedness in connection therewith; and

          (2) prior to each such purchase, Borrower shall deliver to the Agent and the Lenders a certificate from one of Borrower's Authorized Officers demonstrating to the satisfaction of the Agent and the Required Lenders that after giving effect to such transaction or transactions and the incurrence of any Indebtedness permitted by Section 6.3(A) in connection therewith on a pro forma basis as if such acquisition and such incurrence of Indebtedness had occurred on the first day of the twelve-month period ending on the last day of Borrower's most recently completed fiscal quarter, Borrower would have been in compliance with all provisions of Section 6.4 at all times during such twelve-month period.

     (H) Transactions with Shareholders and Affiliates. Neither Borrower nor any of its Subsidiaries shall directly or indirectly (i) except as permitted in Section 6.3(F), pay any management fees or other similar fees or compensation to CHS or any other holder or holders of Borrower's or Holdings' equity securities, other than wages, salaries and bonuses of employees who are also stockholders of Borrower in the ordinary course and consistent with past practices or (ii) enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder or holders of any of its Capital Stock of Borrower or Holdings, or with any Affiliate of Borrower which is not its Subsidiary, on terms that are less favorable to Borrower or any of its Subsidiaries, as applicable, than those that might be obtained in an arm's length transaction at the time from Persons who are not such a holder or Affiliate.

     (I) Restriction on Fundamental Changes. Neither Borrower nor any of its Subsidiaries shall enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of Borrower's or any such Subsidiary's business or property, whether now or hereafter acquired, except transactions permitted under Sections 6.3(B) or 6.3(G).

     (J) Sales and Leasebacks. Neither Borrower nor any of its Subsidiaries shall become liable, directly, by assumption or by Contingent Obligation, with respect to any lease, whether an Operating Lease or a Capitalized Lease, of any property (whether real or personal or mixed) (i) which it or one of its Subsidiaries sold or transferred or is to sell or transfer to any other Person, or (ii) which it or one of its Subsidiaries intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by it or one of its Subsidiaries to any other Person in connection with such lease, unless in either case the sale involved is not prohibited under Section 6.3(B) and the lease involved is not prohibited under Section 6.3(A).

     (K) Margin Regulations. Neither Borrower nor any of its Subsidiaries, shall use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock and promptly after consummation of the Stock Repurchase, Borrower shall cause Holdings to cancel each share of Capital Stock purchased by it pursuant to the Issuer Tender Offer Statement.

     (L)  ERISA.  Borrower shall not:

          (i) engage, or permit Holdings or any of Borrower's Subsidiaries which is a member of the Controlled Group to engage, in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Code for which a statutory or class exemption is not available or an individual exemption has not been previously obtained from the DOL;

          (ii) permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Internal Revenue Code), with respect to any Benefit Plan, whether or not waived;

          (iii) fail, or permit Holdings or any of Borrower's Subsidiaries which is a member of the Controlled Group to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

          (iv) terminate, or permit Holdings or any of Borrower's Subsidiaries which is a member of the Controlled Group to terminate, any Benefit Plan which would result in any liability of Borrower under Title IV of ERISA ;

          (v) fail to make any contribution or payment to any Multiemployer Plan which Holdings, Borrower or any of its Subsidiaries which is a member of the Controlled Group may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;

          (vi) fail, or permit Holdings or any of Borrower's Subsidiaries which is a member of the Controlled Group to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment; or

          (vii) amend, or permit Holdings, Borrower or any of Borrower's Subsidiaries which is a member of the Controlled Group to amend, a Plan resulting in an increase in current liability for the plan year such that Holdings, Borrower or any Controlled Group member is required to provide security to such Plan under Section 401(a)(29) of the Code, if such event, either singly or in the aggregate after taking into account all other such events which previously occurred, could reasonably be expected to subject Borrower to liability in excess of $500,000.

     (M) Issuance of Capital Stock. Neither Borrower nor any of its Subsidiaries shall issue any Capital Stock.

     (N) Corporate Documents. Neither Borrower nor any of its Subsidiaries shall amend, modify or otherwise change any of the terms or provisions in any of their respective corporate documents (other than the by-laws and, in the case of by-laws, any of the material terms or provisions thereof) as in effect on the date hereof in any manner adverse to the interests of the Lenders without the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld).

     (O) Other Indebtedness. Except as permitted in Section 6.3(S), Borrower shall not amend, supplement or otherwise modify the terms of any Indebtedness (other than the Obligations) permitted under Section 6.3(A) in any way that would be materially less advantageous to Borrower or materially adverse to the Lenders, including, without limitation, with respect to amount, maturity, amortization, interest rate, premiums, fees, covenants, events of default and remedies. Except for payments made in the ordinary course with respect to Borrower's trade indebtedness and except as permitted in Section 6.3(F)(iii), neither Borrower nor any of its Subsidiaries shall purchase, redeem, prepay or repay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness (other than the Obligations) permitted under Section 6.3(A).

     (P) Fiscal Year. Neither Borrower nor any of its consolidated Subsidiaries shall change its fiscal year for accounting or tax purposes from a period consisting of the 12-month period ending on December 31 of each calendar year.

     (Q) Subsidiary Covenants. Borrower will not, and will not permit any Subsidiary to, create or otherwise become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to pay dividends or make any other distribution on its stock, or make any other Restricted Junior Payment, pay any Indebtedness or other Obligation owed to Borrower or any other Subsidiary, make loans or advances or other Investments in Borrower or any other Subsidiary, or sell, transfer or otherwise convey any of its property to Borrower or any other Subsidiary.

     (R) Rate Hedging Obligations. Borrower shall not and shall not permit any of its Subsidiaries to enter into any interest rate, commodity or foreign currency exchange, swap, collar, cap or similar agreements other than interest rate, foreign currency or commodity exchange, swap, collar, cap or similar agreements entered into by Borrower pursuant to Section 6.2(L) hereof or pursuant to which Borrower has hedged its actual interest rate, foreign currency or commodity exposure (such hedging agreements are sometimes referred to herein as "Interest Rate Agreements").

     (S) Subordinated Indebtedness. Borrower shall not amend, supplement or modify the terms of any Permitted Subordinated Indebtedness, or make any payment required as a result of an amendment or change thereto other than amendments, supplements or modifications which (i) decrease the rate of interest payable on the Permitted Subordinated Indebtedness, (ii) provide for the payment in kind in lieu of cash of any portion of the interest on the Permitted Subordinated Indebtedness, (iii) provide for the extension of the maturity date with respect to any principal or interest payment to be made under the instruments evidencing Permitted Subordinated Indebtedness, (iv) provide more flexibility to Borrower in connection with any financial covenants, (v) waives any defaults existing in connection with the Permitted Subordinated Indebtedness, and (vi) do not adversely affect in any respect the interests of the Agent or the Holders of the Secured Obligations.

     (T) Change of Deposit Accounts. Borrower shall not, and shall not permit any Subsidiary to, establish or maintain any deposit account with any bank or other financial institution other than those which have entered into a Collection Account Agreement in form and substance acceptable to the Agent.

     6.4  Financial Covenants.  Borrower shall comply with the following:

     (A) Defined Terms for Financial Covenants. The following terms used in this Agreement shall have the following meanings (such meanings to be applicable, except to the extent otherwise indicated in a definition of a particular term, both to the singular and the plural forms of the terms defined):

     "Capital Expenditures" means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including Capitalized Leases and Permitted Purchase Money Indebtedness) by Borrower and its Subsidiaries during that period that, in conformity with Agreement Accounting Principles, are required to be included in or reflected by the property, plant, equipment or similar fixed asset accounts reflected in the consolidated balance sheet of Borrower and its Subsidiaries other than with respect to the acquisition of inventory and equipment in the ordinary course of business or with respect to Acquisitions and shall also include, without duplication, the aggregate of all Environmental Expenditures.

     "EBITA" means, for any period, on a consolidated basis for Borrower and its consolidated Subsidiaries, the sum of the amounts for such period of
   (i) Net Income, plus (ii) charges against income for foreign, federal, state and local taxes, plus (iii) Interest Expense, plus (iv) Fees, plus
   (v) amortization expense, including, without limitation, amortization of goodwill and other intangible assets, plus (vi) other non-cash charges classified as long-term deferrals in accordance with Agreement Accounting Principles, minus (vii) interest income, minus (viii) extraordinary gains (and any unusual gains arising in or outside of the ordinary course of business not included in extraordinary gains determined in accordance with Agreement Accounting Principles which have been included in the determination of Net Income).

     "Environmental Expenditures" means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities, and including penalties and fines) by Borrower and its consolidated Subsidiaries during the applicable period, that are required to correct and maintain the operations of Borrower and its consolidated Subsidiaries in compliance with Environmental, Safety and Health Requirements of Law, including amendments or newly promulgated requirements thereof, or are required for investigatory and remedial action related to the release or threatened release of a Contaminant into the environment.

     "Fees" means fees (including, without limitation, agency and unused commitment fees) and discounts with respect to (i) Letters of Credit and
   (ii) Indebtedness evidenced by this Agreement.

     "Interest Expense" means, for any period, the total interest expense of Borrower and its consolidated Subsidiaries, whether paid or accrued (including the interest component of Capitalized Leases), but excluding interest expense not payable in cash (including amortization of discount), all as determined in conformity with Agreement Accounting Principles.

     "Net Income" means, for any period, the net earnings (or loss) after taxes of Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with Agreement Accounting Principles.

     "Rentals" of a Person means the aggregate fixed amounts payable by such Person under any lease of real or personal property but does not include any amounts payable under Capitalized Leases of such Person.

     (B) Interest Coverage Ratio. Borrower shall maintain a ratio (the "Interest Coverage Ratio") of (i) EBITA to (ii) Interest Expense for the applicable period of at least:

          (1) 3.50 to 1.00 for the fiscal quarter ending March 31, 1995;

          (2) 4.85 to 1.00 for the fiscal quarter ending June 30, 1995;

          (3) 3.50 to 1.00 for the fiscal quarter ending September 30, 1995;

          (4) 2.85 to 1.00 for each fiscal quarter for the period commencing with the fiscal quarter ending December 31, 1995 through the fiscal quarter ending September 30, 1996;

          (5) 3.40 to 1.00 for each fiscal quarter for the period commencing with the fiscal quarter ending December 31, 1996 through the fiscal quarter ending September 30, 1997; and

          (6) 3.50 to 1.00 for the fiscal quarter ending December 31, 1997 and for each fiscal quarter thereafter until the Termination Date.

   In each case the Interest Coverage Ratio shall be determined as of the last day of each fiscal quarter for the four-quarter period ending on such day (provided, however, for the first three of such calculations made after the date of this Agreement, such calculation shall be done based upon the period commencing with January 1, 1995 and ending with the quarterly period then ended).

     (C) Fixed Charge Coverage Ratio. Borrower shall maintain a ratio ("Fixed Charge Coverage Ratio") of: (i) the sum of the amounts of (a) EBITA, plus (b) depreciation expense, plus (c) Rentals, minus (d) Capital Expenditures to (ii) the sum of the amounts of (a) Interest Expense, plus
   (b) Fees, plus (c) Rentals, plus (d) Restricted Junior Payments consisting of tax related payments paid pursuant to Section 6.3(F)(ii), plus (e) scheduled amortization of the principal portion of the Term Loans and scheduled amortization of the principal portion of all other Indebtedness of Borrower and its Subsidiaries during such period of at least:

          (1) 1.40 to 1.00 for the fiscal quarter ending June 30, 1995;

          (2) 1.40 to 1.00 for the fiscal quarter ending September 30, 1995;
     and

          (3) 1.10 to 1.00 for the fiscal quarter ending December 31, 1995 and for each fiscal quarter thereafter until the Termination Date.

   In each case the Fixed Charge Coverage Ratio shall be determined as of the last day of each fiscal quarter for the four-quarter period ending on such day (provided, however, for the first two of such calculations made after the date of this Agreement, such calculation shall be done based upon the period commencing with January 1, 1995 and ending with the quarterly period then ended).

     (D) Maximum Leverage Ratio. Borrower shall not permit the ratio ("Leverage Ratio") of (i) Indebtedness of Borrower and its consolidated subsidiaries for borrowed money to (ii) the sum of (a) EBITA plus (b) depreciation expenses minus (c) Capital Expenditures, of not greater than the ratio set forth below at the end of each fiscal quarter ending during the period set forth below:

          (1) 3.40 to 1.00 for each fiscal quarter for the period commencing with the fiscal quarter ending December 31, 1995 through the fiscal quarter ending September 30, 1996;

          (2) 2.50 to 1.00 for each fiscal quarter for the period commencing with the fiscal quarter ending December 31, 1996 through the fiscal quarter ending September 30, 1997; and

          (3) 2.00 to 1.00 for the fiscal quarter ending December 31, 1997 and for each fiscal quarter thereafter until the Termination Date.

   The Leverage Ratio shall be calculated, in each case, determined as of the last day of each fiscal quarter based upon (A) for Indebtedness, Indebtedness as of the last day of each such fiscal quarter; and (B) for EBITA, depreciation and Capital Expenditures, the actual amount for the four-quarter period ending on such day.

     (E) Capital Expenditures. Borrower will not, nor will it permit any Subsidiary to, expend, or be committed to expend, for Capital Expenditures in the acquisition of fixed assets (or in the case Environmental Expenditures otherwise in compliance with Environmental, Safety and Health Requirements of Law) during any one fiscal year on a non-cumulative basis in the aggregate for Borrower and its Subsidiaries in excess of:

          (1) $1,600,000 for the period from January 1, 1995 through December 31, 1995; and

          (2) $1,300,000 for the period from January 1 through December 31 for each year thereafter.

     (F) Rentals. Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist obligations for Rentals in excess of $250,000 during any one fiscal year on a non-cumulative basis in the aggregate for Borrower and its Subsidiaries.

   ARTICLE VII:  DEFAULTS

     7.1 Defaults. Each of the following occurrences shall constitute a Default under this Agreement:

     (a) Failure to Make Payments When Due. Borrower shall (i) fail to pay when due any of the Obligations consisting of principal with respect to the Loans or (ii) shall fail to pay within three (3) Business Days of the date when due any of the other Obligations under this Agreement or the other Loan Documents.

     (b) Breach of Certain Covenants. Borrower shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on Borrower under:

          (i) Sections 6.1(C), 6.1(D), 6.1(E), 6.1(F), 6.1(G), 6.1(H),
     6.1(I), 6.1(K), 6.2(B) or 6.2(F) and such failure shall continue unremedied for fifteen (15) days;

          (ii) Section 6.1(A), 6.1(B) or 6.1(J) and such failure shall continue unremedied for five (5) Business Days; or

          (iii) Section 6.3 or 6.4(B), 6.4(C), 6.4(D), 6.4(E), 6.4(F) or
     6.4(G).

     (c) Breach of Representation or Warranty. Any representation or warranty made or deemed made by Borrower to the Agent or any Lender herein or by Holdings, Borrower or any of its Subsidiaries in any of the other Loan Documents or in any statement or certificate at any time given by any such Person pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made (or deemed made).

     (d) Other Defaults. Borrower shall default in the performance of or compliance with any term contained in this Agreement (other than as covered by paragraphs (a), (b) or (c) of this Section 7.1), or Holdings, Borrower or any of its Subsidiaries shall default in the performance of or compliance with any term contained in any of the other Loan Documents, and such default shall continue for thirty (30) days after the occurrence thereof.

     (e) Default as to Other Indebtedness; Operating Leases. Borrower or any of its Subsidiaries shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness (other than the Obligations) the outstanding principal amount of which Indebtedness is in excess of $500,000; or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness, if the effect thereof is to cause an acceleration, mandatory redemption, a requirement that Borrower offer to purchase such Indebtedness or other required repurchase of such Indebtedness, or permit the holder(s) of such Indebtedness to accelerate the maturity of any such Indebtedness or require a redemption or other repurchase of such Indebtedness; or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by Borrower or any of its Subsidiaries (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof.

     (f)  Involuntary Bankruptcy; Appointment of Receiver, Etc.

          (i) An involuntary case shall be commenced against Holdings, Borrower or any of Borrower's Subsidiaries and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of Holdings, Borrower or any of Borrower's Subsidiaries in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law.

          (ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings, Borrower or any of Borrower's Subsidiaries or over all or a substantial part of the property of Holdings, Borrower or any of Borrower's Subsidiaries shall be entered; or an interim receiver, trustee or other custodian of Holdings, Borrower or any of Borrower's Subsidiaries or of all or a substantial part of the property of Holdings, Borrower or any of Borrower's Subsidiaries shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of Holdings, Borrower or any of Borrower's Subsidiaries shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty (60) days after entry, appointment or issuance.

     (g) Voluntary Bankruptcy; Appointment of Receiver, Etc. Holdings, Borrower or any of Borrower's Subsidiaries shall (i) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, (iii) consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, (iv) make any assignment for the benefit of creditors or (v) take any corporate action to authorize any of the foregoing.

     (h) Judgments and Attachments. Any money judgment(s) (other than a money judgment covered by insurance as to which the insurance company has not disclaimed or reserved the right to disclaim coverage), writ or warrant of attachment, or similar process against Borrower or any of its Subsidiaries or any of their respective assets involving in any single case or in the aggregate an amount in excess of $500,000 is (are) entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than fifteen (15) days prior to the date of any proposed sale thereunder.

     (i) Dissolution. Any order, judgment or decree shall be entered against Borrower decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or Borrower shall otherwise dissolve or cease to exist except as specifically permitted by this Agreement.

     (j)  Loan Documents; Failure of Security.  At any time, for any reason,
   (i) any Loan Document as a whole that materially affects the ability of the Agent, or any of the Lenders to enforce the Obligations or enforce their rights against the Collateral ceases to be in full force and effect or Borrower or any of Borrower's Subsidiaries party thereto seeks to repudiate its obligations thereunder and the Liens intended to be created thereby are, or Borrower or any such Subsidiary seeks to render such Liens, invalid and unperfected, or (ii) Liens on Collateral with a fair market value in excess of $500,000 in favor of the Agent contemplated by the Loan Documents shall, at any time, for any reason, be invalidated or otherwise cease to be in full force and effect, or such Liens shall not have the priority contemplated by this Agreement or the Loan Documents.

     (k) Termination Event. Any Termination Event occurs which the Required Lenders believe is reasonably likely to subject Borrower to liability in excess of $500,000.

     (l) Waiver of Minimum Funding Standard. If the plan administrator of any Plan applies under Section 412(d) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Code and any Lender believes the substantial business hardship upon which the application for the waiver is based could reasonably be expected to subject either Borrower or any Controlled Group member to liability in excess of $500,000.

     (m) Interest Rate Agreements. Nonpayment by Borrower of any obligation under the any Interest Rate Agreements entered into with any Lender or the breach by Borrower of any term, provision or condition contained in any such Interest Rate Agreements.

     (n) Environmental Matters. Borrower or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to (i) the Release by Borrower or any of its Subsidiaries of any Contaminant into the environment, (ii) the liability of Borrower or any of its Subsidiaries arising from the Release by any other Person of any Contaminant into the environment, or (iii) any violation of any Environmental, Health or Safety Requirements of Law which by Borrower or any of its Subsidiaries, which, in any case, has or is reasonably likely to subject Borrower to liability in excess of $500,000.

     (o) Guarantor Revocation. Any guarantor of the Obligations shall terminate or revoke any of its obligations under the applicable guarantee agreement or breach any of the terms of such guarantee agreement.

     (p) Failure of Subordination. The subordination provisions of the documents and instruments evidencing any Permitted Subordinated Indebtedness shall, at any time, be invalidated or otherwise cease to be in full force and effect.

     (q) Audit Qualification. The auditor's report or reports on the audited financial statements delivered pursuant to Section 6.1(A) shall include any material qualification (including with respect to the scope of audit) or exception.

     A Default shall be deemed "continuing" until cured or until waived in writing in accordance with Section 8.3.

   ARTICLE VIII: ACCELERATION, DEFAULTING LENDERS; WAIVERS, AMENDMENTS AND REMEDIES

     8.1 Termination of Commitments; Acceleration. If any Default described in Section 7.1(f) or 7.1(g) occurs with respect to Borrower, the obligations of the Lenders to make Loans hereunder and the obligation of the Agent or any other Issuing Lender to issue Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent, any Lender or any Issuing Lender. If any other Default occurs, the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation of the Agent and the Issuing Lenders to issue Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which Borrower expressly waives.

     8.2 Defaulting Lender. In the event that any Lender fails to fund its Pro Rata Share of any Advance requested or deemed requested by Borrower which such Lender is obligated to fund under the terms of this Agreement (the funded portion of such Advance being hereinafter referred to as a "Non Pro Rata Loan"), until the earlier of such Lender's cure of such failure and the termination of the Revolving Loan Commitments, the proceeds of all amounts thereafter repaid to the Agent by Borrower and otherwise required to be applied to such Lender's share of all other Obligations pursuant to the terms of this Agreement shall be advanced to Borrower by the Agent on behalf of such Lender to cure, in full or in part, such failure by such Lender, but shall nevertheless be deemed to have been paid to such Lender in satisfaction of such other Obligations. Notwithstanding anything in this Agreement to the contrary:

          (i) the foregoing provisions of this Section 8.2 shall apply only with respect to the proceeds of payments of Obligations and shall not affect the conversion or continuation of Loans pursuant to Section 2.10;

          (ii) any such Lender shall be deemed to have cured its failure to fund its Pro Rata Share of any Advance at such time as an amount equal to such Lender's original Pro Rata Share of the requested principal portion of such Advance is fully funded to Borrower, whether made by such Lender itself or by operation of the terms of this
     Section 8.2, and whether or not the Non Pro Rata Loan with respect thereto has been repaid, converted or continued;

          (iii) amounts advanced to Borrower to cure, in full or in part, any such Lender's failure to fund its Pro Rata Share of any Advance ("Cure Loans") shall bear interest at the rate applicable to Floating Rate Loans in effect from time to time, and for all other purposes of this Agreement shall be treated as if they were Floating Rate Loans;

          (iv) regardless of whether or not a Default has occurred or is continuing, and notwithstanding the instructions of Borrower as to its desired application, all repayments of principal which, in accordance with the other terms of this Agreement, would be applied to the outstanding Floating Rate Loans shall be applied first, ratably to all Floating Rate Loans constituting Non Pro Rata Loans, second, ratably to Floating Rate Loans other than those constituting Non Pro Rata Loans or Cure Loans and, third, ratably to Floating Rate Loans constituting Cure Loans;

          (v) for so long as and until the earlier of any such Lender's cure of the failure to fund its Pro Rata Share of any Advance and the termination of the Revolving Loan Commitments, the term "Required Lenders" for purposes of this Agreement shall mean Lenders (excluding all Lenders whose failure to fund their respective Pro Rata Shares of such Advance have not been so cured) whose Pro Rata Shares represent equal to or greater than sixty-six and two thirds percent (66-2/3%) of the aggregate Pro Rata Shares of such Lenders; and

          (vi) for so long as and until any such Lender's failure to fund its Pro Rata Share of any Advance is cured in accordance with Section 8.2(ii), (A) such Lender shall not be entitled to any commitment fees with respect to its Revolving Loan Commitment and (B) such Lender shall not be entitled to any letter of credit fees, which commitment fees and letter of credit fees shall accrue in favor of the Lenders which have funded their respective Pro Rata Share of such requested Advance, shall be allocated among such performing Lenders ratably based upon their relative Revolving Loan Commitments, and shall be calculated based upon the average amount by which the aggregate Revolving Loan Commitments of such performing Lenders exceeds the sum of (I) the outstanding principal amount of the Loans owing to such performing Lenders, plus (II) the outstanding Reimbursement Obligations owing to such performing Lenders, plus (III) the aggregate participation interests of such performing Lenders arising pursuant to
     Section 2.21 with respect to undrawn and outstanding Letters of Credit.

     8.3 Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender affected thereby:

          (i) Postpone or extend the Revolving Loan Termination Date, the Term Loan Termination Date or any other date fixed for any payment of principal of, or interest on, the Loans, the Reimbursement Obligations or any fees or other amounts payable to such Lender (except with respect to (a) any modifications of the provisions relating to prepayments of Loans and other Obligations and (b) a waiver of the application of the default rate of interest pursuant to Section 2.11 hereof).

          (ii) Reduce the principal amount of any Loans or L/C Obligations, or reduce the rate or extend the time of payment of interest or fees thereon.

          (iii) Reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters.

          (iv) Increase the amount of the Revolving Loan Commitment of any Lender hereunder (except with respect to an increase in the amount, or other modification to the terms or components, of the Borrowing Base).

          (v)  Permit Borrower to assign its rights under this Agreement.

          (vi)  Amend this Section 8.3.

          (vii) Release any guarantor of the Obligations or all or substantially all of the Collateral.

   No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. No amendment of any provision of this Agreement relating to Issuing Lenders shall be effective without the written consent of the Agent and each Issuing Lender. The Agent may waive payment of the fee required under Section 12.3(B) without obtaining the consent of any of the Lenders.

     8.4 Preservation of Rights. No delay or omission of the Lenders, the Issuing Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan or the issuance of a Letter of Credit notwithstanding the existence of a Default or the inability of Borrower to satisfy the conditions precedent to such Loan or issuance of such Letter of Credit shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.3, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent, the Lenders and the Issuing Lenders until the Obligations have been paid in full.

   ARTICLE IX:  GENERAL PROVISIONS

     9.1 Survival of Representations. All representations and warranties of Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans and other financial accommodations herein contemplated.

     9.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to Borrower and neither the Agent nor any Issuing Lender shall be obligated to issue any Letter of Credit for the account of Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

     9.3 Performance of Obligations. Borrower agrees that the Agent may, but shall have no obligation to (i) at any time, pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against any Collateral and (ii) after the occurrence and during the continuance of a Default make any other payment or perform any act required of Borrower under any Loan Document or take any other action which the Agent in its discretion deems necessary or desirable to protect or preserve the Collateral, including, without limitation, any action to
   (y) effect any repairs or obtain any insurance called for by the terms of any of the Loan Documents and to pay all or any part of the premiums therefor and the costs thereof and (z) pay any rents payable by Borrower which are more than 30 days past due, or as to which the landlord has given notice of termination, under any lease. The Agent shall use reasonable efforts to give Borrower notice of any action taken under this
   Section 9.3 prior to the taking of such action or promptly thereafter provided the failure to give such notice shall not affect Borrower's obligations in respect thereof. Borrower agrees to pay the Agent, upon demand, the principal amount of all funds advanced by the Agent under this
   Section 9.3, together with interest thereon at the rate from time to time applicable to Floating Rate Loans from the date of such advance until the outstanding principal balance thereof is paid in full. If Borrower fails to make payment in respect of any such advance under this Section 9.3 within one (1) Business Day after the date Borrower receives written demand therefor from the Agent, the Agent shall promptly notify each Lender and each Lender agrees that it shall thereupon make available to the Agent, in Dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share of such advance. If such funds are not made available to the Agent by such Lender within one (1) Business Day after the Agent's demand therefor, the Agent will be entitled to recover any such amount from such Lender together with interest thereon at the Effective Federal Funds Rate for each day during the period commencing on the date of such demand and ending on the date such amount is received. The failure of any Lender to make available to the Agent its Pro Rata Share of any such unreimbursed advance under this Section 9.3 shall neither relieve any other Lender of its obligation hereunder to make available to the Agent such other Lender's Pro Rata Share of such advance on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Agent. All outstanding principal of, and interest on, advances made under this Section 9.3 shall constitute Obligations secured by the Collateral until paid in full by Borrower.

     9.4 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

     9.5 Entire Agreement. The Loan Documents embody the entire agreement and understanding among Borrower, the Agent and the Lenders and , except for the letter agreement regarding fees referenced in Section 2.14(C)(ii), supersede all prior agreements and understandings among Borrower, the Agent and the Lenders relating to the subject matter thereof.

     9.6 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

     9.7  Expenses; Indemnification.

     (A) Expenses. Borrower shall reimburse the Agent for any reasonable costs, internal charges and out-of-pocket expenses (including attorneys' and paralegals' fees and time charges of attorneys and paralegals for the Agent, which attorneys and paralegals may be employees of the Agent) paid or incurred by the Agent in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents. Borrower also agrees to reimburse the Agent, the Lenders and the Issuing Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys' and paralegals' fees and time charges of attorneys and paralegals for the Agent, the Lenders and the Issuing Lenders, which attorneys and paralegals may be employees of the Agent, the Lenders or the Issuing Lenders) paid or incurred by the Agent, any Issuing Lender or any Lender in connection with the collection of the Obligations and enforcement of the Loan Documents. In addition to expenses set forth above, Borrower agrees to reimburse the Agent, promptly after the Agent's request therefor, for each audit, collateral analysis or other business analysis performed by or for the benefit of the Lenders in connection with this Agreement or the other Loan Documents in an amount equal to the Agent's then customary charges for each person employed to perform such audit or analysis, plus all costs and expenses (including without limitation, travel expenses) incurred by the Agent in the performance of such audit or analysis. Agent shall provide Borrower with a detailed statement of all reimbursements requested under this Section 9.7(A).

     (B) Indemnity. Borrower further agrees to defend, protect, indemnify, and hold harmless the Agent, each and all of the Lenders, each and all of the Issuing Lenders and each of their respective Affiliates, and each of such Agent's, Lender's, Issuing Lender's or Affiliate's respective officers, directors, employees, attorneys and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article IV) (collectively, the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of:

          (i) this Agreement, the other Loan Documents or any of the Transaction Documents, or any act, event or transaction related or attendant thereto or to the Stock Repurchase, the making of the Loans, and the issuance of and participation in Letters of Credit hereunder, the management of such Loans or Letters of Credit, the use or intended use of the proceeds of the Loans or Letters of Credit hereunder, or any of the other transactions contemplated by the Transaction Documents; or

          (ii) any liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs of investigation, feasibility or remedial action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future relating to violation of any Environmental, Health or Safety Requirements of Law arising from or in connection with the past, present or future operations of Holdings, Borrower, its Subsidiaries or any of their respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective property of Borrower or its Subsidiaries, the presence of asbestos-containing materials at any respective property of Borrower or its Subsidiaries or the Release or threatened Release of any Contaminant into the environment (collectively, the "Indemnified Matters");

   provided, however, Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters caused solely by or resulting solely from (y) a dispute among the Lenders or a dispute between any Lender and the Agent, or (z) the willful misconduct or Gross Negligence of such Indemnitee or breach of contract by such Indemnitee with respect to the Loan Documents, in each case, as determined by the final non-appealed judgment of a court of competent jurisdiction. If the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

     (C) Waiver of Certain Claims; Settlement of Claims. Borrower further agrees to assert no claim against any of the Indemnitees on any theory of liability for consequential, special, indirect, exemplary or punitive damages. No settlement shall be entered into by Holdings, Borrower or any if its Subsidiaries with respect to any claim, litigation, arbitration or other proceeding relating to or arising out of the transaction evidenced by this Agreement, the other Loan Documents or in connection with the Stock Repurchase (whether or not the Agent, any Lender, any Issuing Lender or any Indemnitee is a party thereto) unless such settlement releases all Indemnitees from any and all liability with respect thereto.

     (D) Survival of Agreements. The obligations and agreements of Borrower under this Section 9.7 shall survive the termination of this Agreement.

     9.8 Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

     9.9 Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

     9.10 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

     9.11 Nonliability of Lenders. The relationship between Borrower and the Lenders, Issuing Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender nor any Issuing Lender shall have any fiduciary responsibilities to Borrower. Neither the Agent nor any Lender nor any Issuing Lender undertakes any responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower's business or operations.

     9.12 GOVERNING LAW. THE AGENT ACCEPTS THIS AGREEMENT, ON BEHALF OF ITSELF AND THE LENDERS AND ISSUING LENDERS, AT CHICAGO, ILLINOIS BY ACKNOWLEDGING AND AGREEING TO IT THERE. ANY DISPUTE BETWEEN BORROWER AND THE AGENT, ANY LENDER, ANY ISSUING LENDER OR ANY OTHER HOLDER OF SECURED OBLIGATIONS ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS.

     9.13  CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL.

     (A) EXCLUSIVE JURISDICTION. EXCEPT AS PROVIDED IN SUBSECTION (B), EACH OF THE PARTIES HERETO AGREES THAT ALL DISPUTES AMONG THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED EXCLUSIVELY BY STATE OR FEDERAL COURTS LOCATED IN CHICAGO, ILLINOIS, BUT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF CHICAGO, ILLINOIS. EACH OF THE PARTIES HERETO WAIVES IN ALL DISPUTES BROUGHT PURSUANT TO THIS SUBSECTION (A) ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

     (B) OTHER JURISDICTIONS. BORROWER AGREES THAT THE AGENT, ANY LENDER, ANY ISSUING LENDER OR ANY HOLDER OF SECURED OBLIGATIONS SHALL HAVE THE RIGHT TO PROCEED AGAINST BORROWER OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE SUCH PERSON TO (1) OBTAIN PERSONAL JURISDICTION OVER BORROWER OR (2) REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PERSON. BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY SUCH PERSON TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH PERSON. BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH SUCH PERSON HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SUBSECTION (B).

     (C) SERVICE OF PROCESS. BORROWER WAIVES PERSONAL SERVICE OF ANY PROCESS UPON IT AND, AS ADDITIONAL SECURITY FOR THE OBLIGATIONS, IRREVOCABLY APPOINTS THE PRENTICE HALL CORPORATION SYSTEM, INC., BORROWER'S REGISTERED AGENT, WHOSE ADDRESS IS 33 NORTH LASALLE STREET, SUITE 1925, CHICAGO, ILLINOIS 60602, AS BORROWER'S AGENT FOR THE PURPOSE OF ACCEPTING SERVICE OF PROCESS ISSUED BY ANY COURT. BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH IN ANY JURISDICTION SET FORTH ABOVE.

     (D) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

     (E) WAIVER OF BOND. BORROWER WAIVES THE POSTING OF ANY BOND OTHERWISE REQUIRED OF ANY PARTY HERETO IN CONNECTION WITH ANY JUDICIAL PROCESS OR PROCEEDING TO REALIZE ON THE COLLATERAL (INCLUDING, WITHOUT LIMITATION, THE REAL PROPERTY COLLATERAL) OR ANY OTHER SECURITY FOR THE OBLIGATIONS OR TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PARTY, OR TO ENFORCE BY SPECIFIC PERFORMANCE, TEMPORARY RESTRAINING ORDER, PRELIMINARY OR PERMANENT INJUNCTION, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

     (F) ADVICE OF COUNSEL. EACH OF THE PARTIES REPRESENTS TO EACH OTHER PARTY HERETO THAT IT HAS DISCUSSED THIS AGREEMENT AND, SPECIFICALLY, THE PROVISIONS OF THIS SECTION 9.13, WITH ITS COUNSEL.

     9.14 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

   ARTICLE X:  THE AGENT

     10.1 Appointment; Nature of Relationship. The First National Bank of Chicago is appointed by the Lenders (each reference in this Article X to a Lender being in its capacity either as a Lender or an Issuing Lender, or both) as the Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term "Agent," it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement and that the Agent is merely acting as the representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Agent (i) does not assume any fiduciary duties to any of the Lenders, (ii) is a "representative" of the Lenders within the meaning of Section 9-105 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender waives.

     10.2 Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action hereunder or under any of the other Loan Documents except any action specifically provided by the Loan Documents required to be taken by the Agent.

     10.3 General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is found in a final judgment by a court of competent jurisdiction to have arisen solely from
   (i) the Gross Negligence or willful misconduct of such Person or (ii) breach of contract by such Person with respect to the Loan Documents.

     10.4 No Responsibility for Loans, Creditworthiness, Collateral, Recitals, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (iv) the existence or possible existence of any Default or (v) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or in any of the other Loan Documents, for the perfection or priority of any of the Liens on any of the Collateral, or for the execution, effectiveness, genuineness, validity, legality, enforceability, collectibility, or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of any guarantor of any or all of the Obligations, Holdings, Borrower or any of their respective Subsidiaries.

     10.5 Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

     10.6 Employment of Agents and Counsel. The Agent may execute any of its duties as the Agent hereunder and under any other Loan Document by or through employees, agents, and attorney-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent's duties hereunder and under any other Loan Document.

     10.7 Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

     10.8 The Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Revolving Loan Commitment (i) for any amounts not reimbursed by Borrower for which the Agent is entitled to reimbursement by Borrower under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from the Gross Negligence or willful misconduct of the Agent.

     10.9 Rights as a Lender. With respect to its Revolving Loan Commitment, its Term Loan Commitment, Loans made by it, the Notes issued to it and Letters of Credit issued by it as an Issuing Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as through it were not the Agent, and the term "Lender" or "Lenders" or "Issuing Lender" or "Issuing Lenders", as applicable, shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with Borrower or any of its Subsidiaries in which such Person is not prohibited hereby from engaging with any other Person.

     10.10 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements prepared by Holdings and Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

     10.11 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and Borrower, and the Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Agent's giving notice of resignation, then the retiring Agent may appoint, on behalf of Borrower and the Lenders, a successor Agent. Notwithstanding anything herein to the contrary, so long as no Default has occurred and is continuing, each such successor Agent shall be subject to approval by Borrower, which approval shall not be unreasonably withheld. Such successor Agent shall be a commercial bank having capital and retained earnings of at least $50,000,000. Upon the acceptance of any appointment as the Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article X shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.

     10.12 Collateral Documents. Each Lender authorizes the Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Lender shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Agent for the benefit of the Holders of Secured Obligations upon the terms of the Collateral Documents.

   ARTICLE XI:  SETOFF; RATABLE PAYMENTS

     11.1 Setoff. In addition to, and without limitation of, any rights of the Lenders or Issuing Lenders under applicable law, if any Default occurs and is continuing, any indebtedness from any Lender or Issuing Lender to Borrower (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Obligations owing to such Lender, such Issuing Lender and the other Obligations, whether or not the Obligations, or any part hereof, shall then be due.

     11.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Sections 3.1, 3.2 or 3.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligation or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to the obligations owing to them. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

     11.3 Application of Payments. Subject to the provisions of Section 8.2, the Agent shall, unless otherwise specified at the direction of the Required Lenders which direction shall be consistent with the last sentence of this Section 11.3, apply all payments and prepayments in respect of any Obligations and all proceeds of Collateral in the following order:

          (A) first, to pay interest on and then principal of any portion of the Loans which the Agent may have advanced on behalf of any Lender for which the Agent has not then been reimbursed by such Lender or Borrower;

          (B) second, to pay interest on and then principal of any advance made under Section 9.3 for which the Agent has not then been paid by Borrower or reimbursed by the Lenders;

          (C) third, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Agent;

          (D) fourth, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Lenders and Issuing Lenders;

          (E)  fifth, to pay interest due in respect of Loans and L/C
     Obligations;

          (F) sixth, to the ratable payment or prepayment of principal outstanding on Loans, Reimbursement Obligations and Rate Hedging Obligations in such order as the Agent may determine in its sole discretion;

          (G) seventh, to provide required cash collateral if any pursuant to Section 2.24; and

          (H)  eighth, to the ratable payment of all other Obligations.

   Unless otherwise designated (which designation shall only be applicable prior to the occurrence of a Default) by Borrower or unless otherwise mandated by the terms of this Agreement, all principal payments in respect of Loans shall be applied first, to the outstanding Revolving Loans and, second, to the outstanding Term Loans, in each case, first, to repay outstanding Floating Rate Loans, and then to repay outstanding Eurodollar Rate Loans with those Eurodollar Rate Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods. The order of priority set forth in this Section 11.3 and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Agent, the Lenders, the Issuing Lenders and other Holders of Secured Obligations as among themselves. The order of priority set forth in clauses (D) through (H) of this Section
   11.3 may at any time and from time to time be changed by the Required Lenders without necessity of notice to or consent of or approval by Borrower, or any other Person. The order of priority set forth in clauses
   (A) through (C) of this Section 11.3 may be changed only with the prior written consent of the Agent.

     11.4  Relations Among Lenders.

     (a) Except with respect to the exercise of set-off rights of any Lender in accordance with Section 11.1, the proceeds of which are applied in accordance with this Agreement, and except as set forth in the following sentence, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against Borrower or any other obligor hereunder or with respect to any Collateral or Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, at the direction of the Agent.

     (b) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender. Notwithstanding the foregoing, and subject to Section 11.2, any Lender shall have the right to enforce on an unsecured basis the payment of the principal of and interest on any Loan made by it after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

   ARTICLE XII:  BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

     12.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of Borrower and the Lenders and their respective successors and assigns, except that (i) Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3 hereof. Notwithstanding clause (ii) of this Section 12.1, any Lender may at any time, without the consent of Borrower or the Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment shall release the transferor Lender from its obligations hereunder. The Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 12.3 hereof in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

     12.2  Participations.

     (A) Permitted Participants; Effect. Subject to the terms set forth in this Section 12.2, any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Revolving Loan Commitment of such Lender, any Letter of Credit issued by such Lender, any L/C Interest of such Lender or any other interest of such Lender under the Loan Documents on a pro-rata or non pro-rata basis; provided that without the prior consent of the Agent the amount of such participation shall not be for less than $5,000,000. Notice of such participation to Borrower and the Agent shall be required prior to any participation becoming effective with respect to a Participant which is not a Lender or an Affiliate thereof. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents except that, for purposes of Article III hereof, the Participants shall be entitled to the same rights as if they were Lenders.

     (B) Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Revolving Loan Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable pursuant to the terms of this Agreement with respect to any such Loan or Revolving Loan Commitment, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Revolving Loan Commitment, or releases all or substantially all of the Collateral, if any, securing any such Loan.

     (C) Benefit of Setoff. Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 hereof in respect to its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in
   Section 11.1 hereof with respect to the amount of participating interests sold to each Participant except to the extent such Participant exercises its right of set off. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in
   Section 11.1 hereof, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

     12.3  Assignments.

     (A) Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or a portion of its rights and obligations under this Agreement (including, without limitation, its Revolving Loan Commitment, all Loans owing to it, all of its interests as an Issuing Lender with respect to Letters of Credit, all of its participation interests in existing Letters of Credit, and its obligation to participate in additional Letters of Credit hereunder) in accordance with the provisions of this Section 12.3; provided, however that prior to any amendment to this Agreement which increases the Aggregate Revolving Loan Commitment or the amount of the Term Loan, no such assignment shall be permitted without Borrower's prior written consent (which consent shall not be unreasonably withheld) unless a Default shall have occurred and be continuing at the time thereof. Each assignment shall be of a constant, and not a varying, ratable percentage of all of the assigning Lender's rights and obligations under this Agreement. Such assignment shall be substantially in the form of Exhibit E hereto and shall not be permitted hereunder unless such assignment is either for all of such Lender's rights and obligations under the Loan Documents or, without the prior written consent of the Agent, involves loans and commitments in an aggregate amount of at least $5,000,000. Notice to the Agent and consent of the Agent (which consent shall not be unreasonably withheld) shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof.

     (B) Effect; Effective Date. Upon (i) delivery to the Agent of a notice of assignment, substantially in the form attached as Appendix I to Exhibit E hereto (a "Notice of Assignment"), together with any consent required by
   Section 12.3.(A) hereof, and (ii) payment of a $3,000 fee to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment, Loans, Letters of Credit and L/C Obligations under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser, if not already a Lender, shall for all purposes be a Lender party to this Agreement and any other Loan Documents executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Revolving Loan Commitment, Loans and Letter of Credit participations assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3(B), the transferor Lender, the Agent and Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Revolving Loan Commitment and their Term Loans, as adjusted pursuant to such assignment.

     (C) The Register. The Agent shall maintain at its address referred to in Section 13.1 a copy of each assignment delivered to and accepted by it pursuant to this Section 12.3 and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Revolving Loan Commitment of and principal amount of the Loans owing to, each Lender from time to time and whether such Lender is an original Lender or the assignee of another Lender pursuant to an assignment under this Section
   12.3. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower and each of its Subsidiaries, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

     12.4 Confidentiality. Subject to Section 12.5, the Agent and the Lenders shall hold all nonpublic information obtained pursuant to the requirements of this Agreement and identified as such by Borrower in accordance with such Person's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by a prospective Transferee in connection with the contemplated participation or assignment or as required or requested by any Governmental Authority or representative thereof or pursuant to legal process and shall require any such Transferee to agree (and require any of its Transferees to agree) to comply with this Section 12.4. In no event shall the Agent or any Lender be obligated or required to return any materials furnished by Borrower; provided, however, each prospective Transferee shall be required to agree that if it does not become a participant or assignee it shall return all materials furnished to it by or on behalf of Borrower in connection with this Agreement.

     12.5 Dissemination of Information. Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the Holdings, Borrower and its Subsidiaries and the Collateral; provided that prior to any such disclosure, such prospective Transferee shall agree to preserve in accordance with Section 12.4 the confidentiality of any confidential information described therein.

   ARTICLE XIII:  NOTICES

     13.1 Giving Notice. Except as otherwise permitted by Section 2.14 with respect to borrowing notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Documents shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes).

     13.2 Change of Address. Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

   ARTICLE XIV:  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by Borrower, the Agent and the Lenders and each party as notified the Agent by telex or telephone, that it has taken such action.


                  [Remainder of This Page Intentionally Blank]

     IN WITNESS WHEREOF, Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.

                              NEWCO, INC.,
                                as Borrower

                              By:___________________________
                                 Name:
                                 Title:

                              Address:
                              c/o Swing-N-Slide Corp
                              1212 Barberry Drive
                              Janesville, Wisconsin  53545

                              Attention: Richard G. Ruegger
                              Telephone No.: 414/765-4424
                              Facsimile No.: 414/765-5062

                              THE FIRST NATIONAL BANK OF
                              CHICAGO, as Agent and as a Lender

                              By:___________________________
                                 Name: Jerry Kane
                                 Title: Senior Vice President

                              Address:
                              One First National Plaza
                              Suite 0173
                              Chicago, Illinois  60670-0173
                              Attention: Jerry J. Kane
                              Telephone No.: 312/732-1614
                              Facsimile No.: 312/732-1117

                               SCHEDULE 6.3(F)(ii)
                     Computation of Permissible Tax Payments

   For purposes of this Section 6.3(F)(ii) in respect of taxes, the following provisions shall be applicable:

     As used herein the term "Affiliated Group" means the affiliated group as defined is Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code").

     1.  Determination of Federal Income Tax Liability.

          For each fiscal year or part thereof (each, a "Determination Period") with respect to which Holdings files a consolidated federal or state income tax return and Borrower is a member of the Affiliated Group of which Holdings is the common parent corporation (the "Holdings Group") Holdings shall determine (i) the federal income tax liability of the hypothetical Affiliated Group of which Borrower would be the common parent corporation (the "Borrower Group") and (ii) the state liabilities of each member of Borrower Group on a separate company or combined basis, as appropriate for such Determination Period, on a stand-alone basis taking only the income of the members of Borrower Group into account, such determination to (i) include any benefit resulting from ordinary losses, capital losses and tax credits of the members of Borrower Group from the current year or the carryforward of ordinary losses, capital losses and tax credits of Borrower group from preceding years which would be utilizable under the Code or relevant state law and
     (ii) take into account the deductibility of state income tax for federal income tax purposes. The aggregate federal and state income tax liability for all members of Borrower Group determined in accordance with this paragraph 1 with respect to any Determination Period is referred to as the "Borrower Group Tax Liability".

     2.  Payment of Borrower's Tax Liability to Holdings.

          Borrower shall be permitted to pay to Holdings, subject to the provisions of Section 6.3(F) the lesser of (i) Borrower Group Tax Liability for the relevant Determination Period (or reasonable estimates thereof) and (ii) the sum of (x) the amount determined by multiplying
     (A) the federal income tax liability of the Holdings Affiliated Group for such Determination Period, by (B) a fraction, the numerator of which is the federal income tax liability of Borrower Group for such Determination Period and the denominator of which is the aggregate federal income tax liabilities of each member of the Holdings Affiliated Group having positive liability (determined in the manner described in paragraph 1 hereof) for such Determination Period, (y) with respect to each state in which members of Borrower Group file a combined state income tax return with members of the Holdings Group which are not also members of Borrower Group, the amount determined by multiplying (C) the relevant combined state tax liability of the Holdings Group for such Determination Period by (D) a fraction, the numerator of which is the combined hypothetical state income tax liability of the members of Borrower Group (computed in a manner substantially similar to that set forth in paragraph 1 for such Determination Period) and the denominator of which is the combined state income tax liability of all members of the Holdings Group having positive liability for such Determination Period and (z) with respect to each state in which members of Borrower Group do not file such a combined return, the aggregate separate state income tax liabilities of all of the members of Borrower Group for such Determination Period. Such payments shall be made at such times as shall be requested by Holdings, but not more frequently than quarterly. Except as provided in paragraph 3 below, Borrower shall not have any obligation to Holdings or to any other member of the Affiliated Group to pay any further amounts on account of the Holdings Group's tax liability, any such further amounts being the sole responsibility of Holdings and the other members of the Holdings Group. If as a result of estimated payments or otherwise, Borrower pays to Holdings for any fiscal year an amount in excess of the amount determined under paragraph 1, Borrower shall cause Holdings to refund to Borrower the amount of such excess no later than the date upon which Holdings files the applicable consolidated federal income tax return for the Holdings Group. If such amount is not so refunded it shall be deducted from amounts which could otherwise be paid to Holdings pursuant to Section 6.3(F).

     3.  Adjustments to Borrower's Federal Income Tax Liability.

          In the event that there is an increase or decrease in the amount determined under paragraph 2 for any fiscal year (whether by amended return, examination by the Internal Revenue Service, carryback or net operating loss or unused credits, or otherwise), Borrower shall or shall cause Holdings, as the case may be, to promptly make a payment to the other in the amount of such increase or decrease.